As filed with the Securities and Exchange Commission on January 17, 2005
                          Registration No. 333-109574


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 5
                                       TO


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        THE SINGING MACHINE COMPANY, INC.

                 (Name of Small Business Issuer in Its Charter)

          DELAWARE                             5065               95-3795478
--------------------------------     -------------------------   ---------------
  (State or other jurisdiction           (Primary Standard        (IRS Employer
of incorporation or organization)    Industrial Classification)  Identification
                                                                      No.)

                 YI PING CHAN, INTERIM CHIEF EXECUTIVE OFFICER,
                      CHIEF OPERATING OFFICER AND SECRETARY
                           6601 LYONS ROAD, BLDG. A-7
                             COCONUT CREEK, FL 33073
                                 (954) 596-1000

    (Address and telephone number of Registrant's principal executive offices and principal place of business)

                             DARRIN M. OCASIO, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                           1065 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10018
                                 (212) 930-9700
                           (212)-930-9725 - FACSIMILE

            (Name, address and telephone number of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [_]

                                                CALCULATION OF REGISTRATION FEE
==================================================================================================================
    TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     OFFERING PRICE       AGGREGATE OFFERING   REGISTRATION
             TO BE REGISTERED               REGISTERED          PER SECURITY          PRICE                FEE
------------------------------------------ -------------    -----------------    -----------------    ------------
Common Stock (1)                               1,838,602    $          0.575(1)  $    1,057,196.15    $     133.95(4)
Common Stock (2)                                  40,151    $            1.21    $       48,582.71    $       4.46(4)
Common Stock (3)                               1,038,962    $            4.25    $    4,405,198.88    $     356.38(4)
Common Stock (5)                                 561,039    $            4.25    $    2,384,157.50    $     192.88(4)
Common Stock (6)                                 207,791    $            4.25    $      883,111.75    $      71.44(4)
Common Stock (7)                                 311,680    $            4.25    $    1,324,640.00    $     107.16(4)
Common Stock (7)                                 635,842    $            4.25    $    2,702,328.50    $     218.67(4)

   Total                                       4,634,067

(1) Represents 1,797,917 shares of our common stock issuable upon conversion of outstanding securities, and an additional 40,685 additional shares that we are required to registered pursuant to registration rights agreement. Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low prices of our common stock as reported on the American Stock Exchange on September 27, 2004 ($0.575).

(2) Represents shares of common stock issued to A.G. Edwards & Sons, Inc.

(3) Represents shares of common stock issuable upon exercise of outstanding convertible debentures held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the debentures.

(4) Previously paid.

(5) Represents shares of common stock being issuable upon exercise of outstanding common stock purchase warrants held by certain selling stockholders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the common stock purchase warrants.

(6) Represents a good faith estimate of the anticipated maximum number of shares of common stock which the Registrant may issued to the holders of the debentures in payment of interest accruing thereon.

(7) Represents additional shares that the Registrant's required to register pursuant to a registration rights agreement. The Registrant has registered an additional 40,685 shares (described in footnote 1). Under the registration rights agreement, the Registrant is required to register an additional 30% of the aggregate amount of shares issuable upon (a) conversion of the convertible debentures, (b) exercise of the warrants; (c) interest payments on the debentures and (d) pursuant to the anti-dilution provision in the debenture.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                  SUBJECT TO COMPLETION, DATED JANUARY 17, 2005


                                   PROSPECTUS

                        4,634,067 SHARES OF COMMON STOCK

                                [GRAPHIC OMITTED]

                        THE SINGING MACHINE COMPANY, INC.

We are registering for resale an aggregate of 4,634,067 shares of common stock of The Singing Company, Inc. that have been issued or may be issued to certain of our stockholders named in this Prospectus and their transferees.

We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted on the American Stock Exchange under the symbol "SMD. " On December 27, 2004, the closing sales price of our common stock, as reported on AMEX was $0.69 per share. We are registering approximately 45.90% of our common stock for resale as determined on a fully diluted basis.

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS JANUARY __, 2005

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  4
Risk Factors.................................................................  6
Special Note regarding Forward-Looking Statements............................ 12
Use of Proceeds.............................................................. 13
Selling Stockholders......................................................... 13
Plan of Distribution......................................................... 16
Market Price of Common Stock................................................. 18
Dividend Policy.............................................................. 18
Selected Financial Information and Other Data................................ 18
Management's Discussion and Analysis of Financial Condition and
   Results of Operations..................................................... 21
Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................... 31
Business..................................................................... 33
Management................................................................... 40
Executive Compensation....................................................... 41
Certain Transactions......................................................... 45
Principal Stockholders....................................................... 46
Description of Securities.................................................... 47
Shares Eligible for Future Sale.............................................. 49
Legal Matters................................................................ 49
Experts...................................................................... 49
Where You Can Find Additional Information.................................... 49
Index to Consolidated Financial Statements...................................F-1

                               PROSPECTUS SUMMARY

This Summary highlights information contained elsewhere in this Prospectus. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

                                COMPANY OVERVIEW

We are engaged in the production and distribution of karaoke audio software and electronic recording equipment. Our electronic karaoke machines and audio software products are marketed under the Singing Machine(R), MTV(R), Nickelodeon(R), Care Bears(R) and Motown(R) brand names. Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596- 1000.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders         4,634,067
Common Stock Outstanding Prior to the Offering(1)        9,202,318
Common Stock Outstanding after the Offering(2)          13,836,385

Use of Proceeds                                         We will not
                                                        receive any proceeds
                                                        from the sale of common
                                                        stock by the selling
                                                        stockholders.
----------


(1) Based on the number of shares actually outstanding as of January 17January 1, 2005. Does not include (a) options to purchase 1,101,490 shares of our common stock which are currently outstanding under our 1994 Amended and Restated Stock Option Plan and our Year 2000 Stock Option Plan, and (b) an aggregate of 4,634,067 shares which are being registered in this registration statement, which includes 2,836,879 shares issuable upon conversion of our outstanding convertible debentures, 591,039 shares issuable upon exercise of outstanding warrants, 207,791 shares which may be issued as interest payments on the debentures, 988,307 shares as a good faith estimate of additional shares that may be issued pursuant to our obligations under a registration rights agreement and 40,151 shares issued to AG Edwards.


(2) Assumes the issuance of 4,634,067 shares of our common stock which are being registered in this registration. Does not include options to purchase 1,101,490 shares of our common stock which are currently outstanding under our 1994 and 2000 Year Stock Option Plans.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.

FACTORS THAT MAY AFFECT FUTURE RESULTS AND MARKET PRICE OF STOCK

RISKS ASSOCIATED WITH OUR BUSINESS

WE HAVE SIGNIFICANT WORKING CAPITAL NEEDS AND IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WHEN NEEDED, WE MAY NOT HAVE SUFFICIENT CASH FLOW TO RUN OUR BUSINESS

As of September 30, 2004, our cash on hand is limited. We need approximately $1.8 million in working capital in order to finance our operations over the next three months. We plan on financing our working capital needs from the collection of accounts receivable, and sales of existing inventory. As of September 30, 2004, our inventory was valued at $3.4 million. We have entered into a factoring agreement with Crestmark Financing. The agreement allows us to receive up to 70% of our eligible account receivables by pledging these accounts as collateral. The maximum amount we may receive is $2,500,00. The account receivable is with recourse. The interest rate on the advance is 2% plus prime rate currently 6.5%. The maintenance fee is 1% of the invoice face value, which will be posted to the account when the cash is collected. The minimum fee per month is $9000. However, See "Liquidity" section. If we are not able to obtain adequate financing, when needed, it will have a material adverse effect on our cash flow and our ability to run our business. If we have a severe shortage of working capital, we may not be able to continue our business operations and may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceeding.


WE MAY BE DEEMED TO BE INSOLVENT AND WE MAY GO OUT OF BUSINESS


As of September 30, 2004, our cash position is limited. We are not able to pay all of our creditors on a timely basis. We are past due on approximately 24% of our accounts payable, which totaled $1.7 million as of September 30, 2004. If we are not able to pay our current debts as they become due, we may be deemed to be insolvent. We may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceedings.

OUR FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AS OF MARCH 31, 2004 AND 2003

We received a report dated June 16, 2004 (except for the last paragraph of note 7 as to which the date is July 14, 2004) from our former independent registered public accounting firm covering the consolidated financial statements for our fiscal year ended March 31, 2004 that included an explanatory paragraph which stated that the financial statements were prepared assuming the Singing Machine would continue as a going concern. This report stated that our operating performance in fiscal 2004 and our minimal liquidity raised substantial doubt about our ability to continue as a going concern. If we are not able to raise additional capital, we may need to curtail or stop our business operations. We may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceedings.

WE HAVE JUST RECENTLY IMPLEMENTED A NUMBER OF PROCEDURES TO CORRECNT A NUMBER OF DEFICIENCIES WHICH CONSTITUTE MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS AND PROCEDURES IN WHICH WERE IDENTIFIED IN THE AUDIT OF OUR CONSOLIDATED FINANCIAL STATEMENTS FOR FISCAL 2004

The identified deficiencies in our internal controls were related to:

o weaknesses in our financial reporting processes as a result of a lack of adequate staffingt 0 6 in the accounting department,

o accounting for consigned inventory and inventor costing.

We have implemented a number of procedures to correct these weaknesses in our internal controls. Specifically, the Registrant has expanded its personnel responsible for certain financial reporting by retaining a Chief Financial Officer, a Principal Accounting Officer and added a member to the accounting staff. The Registrant has also developed a monthly procedure for reconciling the accounting for consigned inventory and inventory costing. However, no assurances can be given that we will be able to successfully implement our revised internal controls and procedures or that our revised controls and procedures will be effective in remedying all of the identified material weaknesses in our controls and procedures. If we are unable to implement these changes effectively or efficiently there could be a material adverse effect on our operations or financial results.

A SMALL NUMBER OF OUR CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND CASH FLOW


We rely on a few large customers to provide a substantial portion of our revenues. As a percentage of total revenues, our net sales to our five largest customers during the six months ended September 30, 2004 was 52%. Our net sales to our five largest customers during the fiscal period ended March 31, 2004, 2003 and 2002 were approximately 53%, 67% and 87%, respectively. For six months ended September 30, 2004, three customers accounted for 16%, 11% and 10% of our net sales, the customers are Radio Shack, Sams Club and Top Toy. In fiscal 2004, three customers accounted for 20%, 12% and 8% of our net sales. The customers are Arbiter, Giochi and Best Buy, respectively. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues and cash

WE ARE RELYING ON SIX FACTORIES TO MANUFACTURE AND PRODUCE THE MAJORITY OF OUR KARAOKE MACHINES FOR FISCAL 2005, AND IF THE RELATIONSHIP WITH THESE FACTORIES IS DAMAGED OR INJURED IN ANY WAY, IT WOULD REDUCES OUR REVENUES AND PROFITABILITY

We have worked out a verbal agreement with six factories in China to produce approximately 95% of our karaoke machines in fiscal 2005. We owe one of these factories approximately $1.4 million as of October 30, 2004 and have worked out a payment plan with it. See the "Liquidity" Section. If the factory is unwilling or unable to deliver our karaoke machines to us, our business will be adversely affected. Because our cash on hand is minimal, we are relying on revenues received from the sale of our ordered karaoke machines to provide cash flow for our operations. If we do not receive cash from these sales, we may not be able to continue our business operations.

WE ARE SUBJECT TO THE RISK THAT SOME OF OUR LARGE CUSTOMERS MAY RETURN KARAOKE PRODUCTS THAT THEY HAVE PURCHASED FROM US AND IF THIS HAPPENS, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY


In fiscal 2004 and 2003, a number of our customers and distributors returned karaoke products that they purchased from us. Our total returns represented 9.4% and 10.4% of our net sales in fiscal 2004 and fiscal 2003, respectively. In the fourth quarter of fiscal 2004, our customers returned goods valued at $1.8 million, or 2.5% of our net sales. For six months ended September 30, 2004, our total returns represented 7.5% of our net sales.


Because we are dependent upon a few large customers, we are subject to the risk that any of these customers may elect to return unsold karaoke products to us in the future. If any of our customers were to return karaoke products to us, it would reduce our revenues and profitability.

WE ARE SUBJECT TO PRESSURE FROM OUR CUSTOMERS RELATING TO PRICE REDUCTION AND FINANCIAL INCENTIVES AND IF WE ARE PRESSURED TO MAKE THESE CONCESSIONS TO OUR CUSTOMERS, IT WILL REDUCE OUR REVENUES AND PROFITABILITY

Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices or they will buy our competitor's products. If we do not meet our customer's demands for lower prices, we will experience lower sales volume. In our fiscal year ended March 31, 2004, our sales to customers in the United States decreased because of increased price competition. During fiscal 2004, we sold 20.2% of our karaoke machines at prices that were equal to or below cost. We will not be able to stay in business if we continue to sell our karaoke machines at prices that are at or below cost. We are also subject to pressure from our customers regarding certain financial incentives, such as return credits or large advertising or cooperative advertising allowances, which effectively reduce our selling prices. In fiscal 2004, we gave our customers $2.1 million of credits on these accounts because the sell-through of our products was not as strong as we had expected. We also provided our customers with advertising allowances in the amount of $2.3 million during fiscal 2004 and $4.1 million during fiscal 2003. We have historically offered advertising allowances to our customers because it is standard practice in the retail industry.

WE EXPERIENCE DIFFICULTY FORECASTING THE DEMAND FOR OUR KARAOKE PRODUCTS AND IF WE DO NOT ACCURATELY FORECAST DEMAND, OUR REVENUES, NET INCOME AND CASH FLOW MAY BE AFFECTED

Because of our reliance on manufacturers in Asia for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management's general expectations about customer demand, the general strength of the retail market and management's historical experiences. We overestimated demand for our products in fiscal 2003 and had $25.2 million in inventory as of March 31, 2003. Because of this excess inventory, we had liquidity problems in fiscal 2004 and our revenues, net income and cash flow were adversely affected. We had a net loss of $22.7 million in fiscal 2004, which limited our cash flow.

WE ARE SUBJECT TO THE COSTS AND RISKS OF CARRYING INVENTORY FOR OUR CUSTOMERS AND IF WE HAVE TOO MUCH INVENTORY, IT WILL AFFECT OUR REVENUES AND NET INCOME

Many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement or the order and the delivery date, which reduces our cash flow. As of March 31, 2003, we had $25.2 million in inventory on hand, which impacted our cash flow and liquidity from operations in fiscal 2004. As of September 30, 2004, our inventory was valued at $3.4 million. It is important that we sell this inventory during fiscal 2005, so we have sufficient cash flow for operations.

OUR SENIOR CORPORATE MANAGEMENT TEAM IS NEW TO THE SINGING MACHINE AND IS REQUIRED TO DEVOTE SIGNIFICANT ATTENTION TO OUR FINANCING AGREEMENTS

Beginning on May 2, 2003, through the present date, four of our executive officers have resigned. We hired a new Chief Operating Officer, Yi Ping Chan on April 1, 2003, and a new Chief Financial Officer, Jeff Barocas, on April 9, 2004. Four new directors have joined our Board since October 31, 2003 and one of them has resigned since that date. Bernard Appel joined our Board effective as of October 31, 2003, Harvey Judkowitz joined on March 29, 2004 and Joseph Testa joined on September 8, 2004 and resigned on October 22, 2004. Richard Ekstract joined our Board on October 31, 2003 and resigned for personal reasons on June 2, 2004. We are in the process of searching for a new Chief Executive Officer and new directors. It will take some time for our new management and our new board of directors to learn about our business and to develop strong working relationships with each other and our employees. Our new senior corporate management's ability to complete this process has been and continues to be hindered by the time that it needs to devote to other pressing business matters. New management needs to spend significant time on overseeing our liquidity situation and overseeing other matters. We cannot assure you that this major restructuring of our board of directors and senior management and the accompanying distractions, in this environment, will not adversely affect our results of operations. See the "Legal Proceeding" section for information on a class action law suit against management and the Singing Machine.

OUR LICENSING AGREEMENT WITH MTV NETWORKS IS IMPORTANT TO OUR BUSINESS AND IF WE WERE TO LOSE OUT MTV LICENSE IT COULD AFFECT OUR REVENUES AND PROFITABILITY


Our license with MTV Networks is important to our business. We generated 13.9%, 11.8% and 32.3% of our consolidated net sales from products sold under the MTV license for six months ended September 30, 2004, fiscal 2004 and fiscal 2003, respectively. Our MTV license expired on December 31, 2004 and such expiration may have an adverse effect on our revenues and net income.


OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON

Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial amount of our sales occur during the second quarter ended September 30 and the third quarter ended December 31. Sales in our second and third quarter, combined, accounted for approximately 86% of net sales in fiscal 2004 and 2003 and 81% of net sales in fiscal 2002.

IF WE ARE UNABLE TO COMPETE IN THE KARAOKE PRODUCTS CATEGORY, OUR REVENUES AND NET PROFITABILITY WILL BE REDUCED

Our major competitors for karaoke machines and related products are Craig and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Compass, Pocket Songs, Sybersound, UAV and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor's price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines and music, we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. Because of intense competition in the karaoke industry in the United States during fiscal 2004, we expect that the intense pricing pressure in the low end of the market will continue in the karaoke market in the United States in fiscal 2005. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's and video cassettes.

IF WE ARE UNABLE TO DEVELOP NEW KARAOKE PRODUCTS, OUR REVENUES MAY NOT CONTINUE TO GROW

The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner, or at all. To introduce products on a timely basis, we must:

o accurately define and design new products to meet market needs;

o design features that continue to differentiate our products from those of our competitors;

o transition our products to new manufacturing process technologies;

o identify emerging technological trends in our target markets;

o anticipate changes in end-user preferences wit respect to our customers' products;

o bring products to market on a timely basis at competitive prices; and

o respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products.

OUR PRODUCTS ARE SHIPPED FROM CHINA AND ANY DISRUPTION OF SHIPPING COULD PREVENT OR DELAY OUR CUSTOMERS' RECEIPT OF INVENTORY

We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facility in Compton, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents or otherwise prevent or delay our customers' receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced.

THE FACTORIES THAT MANUFACTURE OUR KARAOKE PRODUCTS ARE LOCATED IN THE PEOPLE'S REPUBLIC OF CHINA, SUBJECTING US TO RISKS COMMON IN INTERNATIONAL OPERATIONS. IF THERE IS ANY PROBLEM WITH THE MANUFACTURING PROCESS, OUR REVENUES AND NET PROFITABILITY MAY BE REDUCED.

We are dependent upon six factories in the People's Republic of China to manufacture the majority of our karaoke machines. One of these factories will be producing approximately 68% of our karaoke products in fiscal 2005. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow. Also, since we do not have written agreements with any of these factories, we are subject to additional uncertainty if the factories do not deliver products to us on a timely basis.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR PARTS FOR OUR KARAOKE MACHINES AND RELATED PRODUCTS, AND IF WE CANNOT OBTAIN SUPPLIES AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED

Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials that our factories use to produce our karaoke products. If our suppliers are unable to provide our factories with the parts and supplies, the factories will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. In the last several years, there have been shortages of certain chips that are used in our karaoke machines. If we are unable to anticipate any shortages of parts and materials in the future, the factories may experience severe production problems, which would impact our sales.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASES AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES

Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

WE MAY HAVE INFRINGED THE COPYRIGHTS OF CERTAIN MUSIC PUBLISHERS AND IF WE VIOLATE FEDERAL COPYRIGHT LAWS, WE WILL BE SUBJECT TO MONETARY PENALTIES

Over the past several years, we have received notices from several music publishers who have alleged that we did not have the proper copyright licenses to sell certain songs included in our compact discs with graphics discs ("CDG"s). CDG's are compact discs which contain the musical recordings of the karaoke songs and graphics which contain the lyrics of the songs. We have settled or are in the process of settling all of these copyright infringement issues with these publishers. We have spent approximately $70,000 to settle these copyright infringement suits in fiscal year 2003 and 2004. These copyright infringement claims may have a negative effect on our ability to sell our music products to our customers. If we do not have the proper copyright licenses for any other songs that are included in our CDG's and cassettes, we will be subject to additional liability under the federal copyright laws, which could include settlements with the music publishers and payment of monetary damages.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY, COPYRIGHTS OR TRADE SECRETS AND ANY CLAIMS ASSERTED AGAINST US COULD AFFECT OUR NET PROFITABILITY

We believe that we independently developed the technology used in our electronic and audio software products and that it does not infringe on the proprietary rights, copyrights or trade secrets of others. However, we cannot assure you that we have not infringed on the proprietary rights of third parties or those third parties will not make infringement violation claims against us. During fiscal 2000, Tanashin Denki, Ltd., a Japanese company that holds a patent on a cassette tape drive mechanism alleged that some of our karaoke machines violated their patents. We settled the matters with Tanashin in December 1999. Subsequently in December 2002, Tanashin again alleged that some of our karaoke machines violated their patents. We entered into another settlement agreement with them in May 2003. In addition to Tanashin, we could receive infringement claims from other third parties. Any infringement claims may have a negative effect on our profitability and financial condition.

WE ARE EXPOSED TO THE CREDIT RISK OF OUR CUSTOMERS, WHO ARE EXPERIENCING FINANCIAL DIFFICULTIES, AND IF THESE CUSTOMERS ARE UNABLE TO PAY US, OUR REVENUES AND PROFITABILITY WILL BE REDUCED

We sell products to retailers, including department stores, lifestyle merchants, direct mail retailers, which are catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Some of these retailers, such as K-Mart, FAO Schwarz and KB Toys, have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and operated under the protection of bankruptcy laws. As of October 31, 2004, we are aware of only two customers, FAO Schwarz and KB Toys, which are operating under the protection of bankruptcy laws. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability.

A DISRUPTION IN THE OPERATION OF OUR WAREHOUSE CENTERS IN CALIFORNIA OR FLORIDA COULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE TO OUR STORES, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

A significant amount of our merchandise is shipped to our customers from one of our two warehouses, which are located in Compton, California, and Coconut Creek, Florida. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could substantially decrease our revenues and profitability.

OUR BUSINESS OPERATIONS COULD BE DISRUPTED IF THERE ARE LABOR PROBLEMS ON THE WEST COAST

During fiscal 2004, approximately 39% of our sales were domestic warehouse sales, which were made from our warehouses in California and Florida. During the third quarter of fiscal 2003, the dock strike on the West Coast affected sales of two of our karaoke products and we estimate that we lost between $3 and $5 million in orders because we couldn't get the containers of these products off the pier. If another strike or work slow-down occurs and we do not have a sufficient level of inventory, a strike or work slow-down would result in increased costs to us and may reduce our profitability.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT

From June 1, 2003 through October 31, 2004, our common stock has traded between a high of $6.55 and a low of $0.30. During this period, we have restated our earnings, lost senior executives and Board members, had liquidity problems, and incurred a net loss of $22.7 million in fiscal 2004. Our stock price may continue to be volatile based on similar or other adverse developments in our business. In addition, the stock market periodically experiences significant adverse price and volume fluctuations which may be unrelated to the operating performance of particular companies.

OUR OBLIGATION TO MAKE SEVERANCE PAYMENTS COULD PREVENT OR DELAY TAKEOVERS

Our employment agreement with Yi Ping Chan and Edward Steele requires us, under certain conditions, to make substantial severance payments upon resignation and after a change of control. Mr. Chan is entitled to a severance payment of $250,000 if he resigns after a change in control. Mr. Steele is entitled to a severance payment of $125,000 upon resignation or change of control. These provisions could delay or impede a merger, tender offer or other transaction resulting in a change in control of the Singing Machine, even if such a transaction would have significant benefits to our shareholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

RISKS ASSOCIATED WITH OUR CAPITAL STRUCTURE

OUR COMMON STOCK MAY BE DELISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON THE PRICING AND TRADING OF OUR COMMON STOCK

Our common stock is quoted on the American Stock Exchange ("Amex"). The Amex, as a matter of policy, will consider the suspension of trading in, or removal from listing of, any stock when, in the opinion of Amex, (i) the financial condition and/or operating results of an issuer appear to be unsatisfactory; (ii) it appears that the extent of public distribution or the aggregate market value of the stock has become so reduced as to make further dealings on the Amex inadvisable; (iii) the issuer has sold or otherwise disposed of its principal operating assets; or (iv) the issuer has sustained losses which are so substantial in relation to its overall operations or its existing financial condition has become so impaired that it appears questionable, in the opinion of Amex, whether the issuer will be able to continue operations and/or meet its obligations as they mature.

As of October 30, 2004, we have not received any notices from AMEX notifying us that they will delist us. However, we cannot assure you that Amex will not take any actions in the near future to delist our common stock. If our common stock were delisted from the Amex, we would trade on the Over-the-Counter Bulletin Board and the market price for shares or our common stock could decline. Further, if our common stock is removed from listing on Amex, it may become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

IF WE SELL ANY OF OUR SECURITIES AT A PRICE LOWER THAN $0.60 PER SHARE, THE CONVERSION PRICE OF OUR DEBENTURES AT $1.41 PER SHARE WILL BE REDUCED AND THERE WILL BE ADDITIONAL DILUTION TO OUR SHAREHOLDERS

We already had to reset the conversion price from $3.85 per share to $1.41 per share. Given that the closing price for our common stock was $0.575 per share on September 27, 2004 it is possible that we may again need to sell additional securities for capital at a price lower than $0.60 per share. If we sell any securities at a price lower than $0.60 per share, the conversion price of our debentures currently set at $0.60 per share will be reduced and there will be more dilution to our shareholders if and when the debentures are converted into shares of our common stock. If we issue or sell any securities at a price less than $0.60 per share, the set price will be reduced by an amount equal to 50% of the difference between the set price and effective purchase price of such shares.

We have prepared a table, which show the adjustments that will be made to (i) the conversion price of our convertible debentures and (ii) the number of shares issued to the debenture holders, if we issue or sell our securities at the (a) closing price on September 27, 2004, which was $0.575 per share, (b) 50% of the closing price on September 27, 2004, which is $0.2875 per share and (c) 25% of the closing price on September 27, 2004, which is $0.1438 per share.

 PRICE OF SINGING MACHINE  ADJUSTED CONVERSION  NUMBER OF SHARES ISSUABLE UPON
       COMMON STOCK         PRICE OF DEBENTURE     CONVERSION OF DEBENTURE
-------------------------  -------------------  ------------------------------
$                   0.575  $              1.40                       2,857,142
$                  0.2875  $               .85                       4,705,882
$                  0.1438  $              0.78                       5,128,205

If the price of our securities continues to decrease, and we continue to issue or sell our securities at price below $0.60 per share, our obligation to issue shares upon conversion of the debentures is essentially limitless.

When the conversion price reset occurs, the effective conversion price will decrease, the value of beneficial conversion will increase. The additional value of beneficial conversion would be recognized as discount on the convertible debentures.

IF OUR OUTSTANDING DERIVATIVE SECURITIES ARE EXERCISED OR CONVERTED, OUR EXISTING SHAREHOLDERS WILL SUFFER DILUTION


As of January 1, 2005, there were outstanding stock options to purchase an aggregate of 1,101,490 shares of common stock at exercise prices ranging from $1.30 to $14.30 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is approximately $3.95 per share. As of October 31, 2004, there were outstanding immediately exercisable option to purchase an aggregate of 521,815 shares of our common stock. There were outstanding stock warrants to purchase 591,040 shares of common stock at exercise prices ranging from $1.46 to $1.52 per share, all of which are exercisable. The weighted average exercise price of the outstanding stock warrants is approximately $1.46 per share. In addition, we have issued $4,000,000 of convertible debentures, which are convertible into an aggregate of 2,836,879 shares of common stock. To the extent that the aforementioned convertible securities are exercised or converted, dilution to our stockholders will occur.


THE $4 MILLION PRIVATE PLACEMENT THAT WE CLOSED IN SEPTEMBER 2003 WILL AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

On September 8, 2003, we closed a private offering in which we issued $4 million of convertible debentures and stock purchase warrants to six institutional investors. As part of this investment, we agreed to several limitations on our corporate actions, some of which limit our ability to raise financing in the future. If we enter into any financing transactions during the one year period prior to September 8, 2004, we need to offer the institutional investors the right to participate in such offering in an amount equal to the greater of (a) the principal amount of the debentures currently outstanding or (b) 50% of the financing offered to the outside investment group. For example, if we offer to sell $10 million worth of our securities to an outside investment group, the institutional investors will have the right to purchase up to $5 million of the offering. This right may affect our ability to attract other investors if we require external financing to remain in operations. Furthermore, for a period of 90 days after the effective date of the registration statement registering shares of common stock issuable upon conversion of the convertible debentures and the warrants, we cannot sell any securities.

Additionally, we cannot:

o sell any of our securities in any transactions where the exercise price is adjusted based on the trading price of our common stock at any time after the initial issuance of such securities; and

o sell any securities which grant investors the right to receive additional shares based on any future transaction on terms more favorable than those granted to the investor in the initial offering.

These limitations are in place until the earlier of February 20, 2006 or the date on which all the debentures are converted into shares of our common stock.

FUTURE SALES OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS AND INVESTORS MAY DEPRESS OUR STOCK PRICE


As of January 1, 2005, there were 9,202,318 shares of our common stock outstanding. Of these shares, approximately 5,954,796 shares are eligible for sale under Rule 144. We have filed two registration statements registering an aggregate 3,794,250 of shares of our common stock (a registration statement on Form S-8 to register the sale of 1,844,250 shares underlying options granted under our 1994 Stock Option Plan and a registration statement on Form S-8 to register 1,950,000 shares of our common stock underlying options granted under our Year 2001 Stock Option Plan). An additional registration statement on Form S-1, of which this Prospectus is a part, was filed in October 2003, registering an aggregate of 4,634,067shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.


OUR STOCK PRICE MAY DECREASE IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK


Our Certificate of Incorporation authorizes the issuance of 18,900,000 shares of common stock. As of January 1, 2005, we had 9,202,318 shares of common stock issued. We have an obligation to issue up to:


o 1,692,533 shares issuable under outstanding options and warrants; and

o 2,836,879 shares upon conversion of the convertible debentures.

We have also reserved up to 207,791 additional shares for interest payment on the debentures and 988,207 additional shares that we may issue pursuant to the anti-dilution provisions contained in the convertible debentures which relate to price protection protections for the convertible debenture holders. As such, our Board of Directors has the power, without stockholder approval, to issue up to 5,117,503 shares of common stock.

Any issuance of additional shares of common stock, whether by us to new stockholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK

Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: authorizing our board of directors to issue additional preferred stock, limiting the persons who may call special meetings of stockholders, and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained in this Prospectus.

Because the factors discussed in this Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. Although we may receive proceeds if the warrants are exercised, these proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                              SELLING STOCKHOLDERS


The following table sets forth information as of January 1, 2005 with respect to the beneficial ownership of our common stock both before and immediately following the offering by each of the selling stockholders.

Calculation of the percent of outstanding shares owned is based on shares of our common stock issued and outstanding as of January 1, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock underlying options, warrants, debentures or preferred stock by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.


The terms of the debentures and warrants owned by Omicron Master Trust, SF Capital Partners, Ltd, Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient LP (collectively, the "Institutional Investors") prohibit conversion of those debentures or exercise of those warrants to the extent that a conversion of those debentures would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 60 days prior written notice to us. However, we have registered for resale all of the shares that can be resold by each selling shareholder, without regard to the conversion or exercise limitations described herein. After each selling shareholder sells shares, we will file a prospectus supplement which indicates the number of shares that each selling shareholder is eligible to sell.

Because the 4.99% conversation limitation only affects one of our investors, Omicron Master Trust, we have prepared the beneficial ownership table without regard to any exercise or conversion limitations.

                                  SECURITIES OWNED
                                  PRIOR TO OFFERING                            SHARES OF          SECURITIES AFTER OFFERING(11)
                              -------------------------                      COMMON STOCK         ----------------------------
                                                        SHARES OF STOCK      BEING OFFERED          NUMBER OF     PERCENT OF
                                SHARES       PERCENT     AMT. DILUTION         UNDER THIS           SHARES OF       COMMON
NAME OF SELLING STOCKHOLDER    OF STOCK      OF STOCK      ADJUSTED           PROSPECTUS(3)       COMMON STOCK       STOCK
-----------------------------  --------      --------   ---------------      --------------       ------------    ------------
Omicron Master Trust          2,058,764(1)      22.37           617,629(2)        2,806,262(4)               0               *
SF Capital Partners, Ltd.       411,753(1)       4.47           123,526(2)          561,252(5)               0               *
Bristol Investment Fund, Ltd.   247,052(1)       2.68            74,116(2)          336,751(6)               0               *
Ascend Offshore Fund, Ltd.      393,636(1)       4.28           118,091(2)          536,557(7)               0               *
Ascend Partners, LP              47,928(1)          *            14,378(2)           65,330(8)               0               *
Ascend Partners Sapient, LP     134,890(1)       1.47            40,467(2)          183,866(9)               0               *
Roth Capital Partners, LLC      103,896(10)      1.13           103,896             103,896(10)              0               *
AG Edwards & Sons, Inc.          40,151             *            40,151              40,151(11)              0               *

* Less than 1%.


(1) Represents shares of common stock issuable upon conversion of the debentures and exercise of the warrants, which the Institutional Investors have the right to acquire within sixty (60) days of January 1, 2005.


(2) Represents shares of common stock issuable upon conversion of the debentures, exercise of the warrants and shares which may be issued pursuant to the anti-dilution provision of the debentures to the selling stockholder.

(3) Represents 130% of the shares issuable upon conversion on the debentures and exercise of the warrants, shares as well as shares underlying interest payments on the debentures (collectively, the "Registrable Securities"). Also includes shares issued to Roth and AG Edwards.

(4) Shares offered pursuant to this Prospectus consist of 1,773,050 shares issuable upon conversion of the debentures; 285,714 shares issuable upon exercise of warrants; up to 129,870 shares which we may issued as interest payable on the debentures; and 617,629 shares, an additional 30% of the registrable securities. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital") serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI") serves as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power of the shares of our common stock owned by Omicron and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omnicron and as of January 1, 2005, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such power with respect to shares of our common stock offered by Omicron, as those terms as used for purposes of the Securities Exchange Act of 1934, as amended.


(5) Shares offered pursuant to this Prospectus consist of 354,610 shares issuable upon conversion of the debentures; 57,143 shares issuable upon exercise of warrants, up to 25,974 shares which we may issued as interest payable on the debentures, and 123,526, an additional 30% of the Registrable Securities. Michael A. Roth and Brian J. Stark are the founding members and director the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro") which acts as investment manager and has sole power to direct the management of SF Capital Partners, Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners, Ltd.

(6) Shares offered pursuant to this Prospectus consist of 212,766 shares issuable upon conversion of the debentures; 34,286 shares issuable upon exercise of warrants, up to 15,584 shares which we may issued as interest payable on the debentures, and 74,116 shares, an additional 30% of the Registrable Securities. Paul Kessler and Diana Derycz-Kessler are the managing members of Bristol Capital Advisors, LLC, a Delaware limited liability company ("BCA") which acts as investment manager and has sole power to direct the management of Bristol Investment Fund, Ltd. Through BCA, Mr. Kessler and Mrs. Diana Derycz -Kessler possess voting and dispositive power over the shares owned by Bristol Investment Fund, Ltd.

(7) Shares offered pursuant to this Prospectus consist of 339,007 shares issuable upon conversion of the debentures; 54,629 shares issuable upon exercise of warrants, up to 24,831 shares which we may issued as interest payable on the debentures, and 118,091 shares, an additional 30% of the Registrable Securities. Ascend Capital, LLC, a Delaware limited liability company ("Ascend") serves as the investment advisor to Ascend Offshore Fund, Ltd. ("Ascend Offshore") Malcolm Fairbain serves as the founder and sole managing member of Ascend Offshore and has the sole power to direct the management of Ascend Offshore. Through Ascend, Mr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend Offshore.

(8) Shares offered pursuant to this Prospectus consist of 41,277 shares issuable upon conversion of the debentures; 6,651 shares issuable upon exercise of warrants, up to 3,023 shares which we may issued as interest payable on the debentures, and 14,378 shares, an additional 30% of the Registrable Securities. Ascend serves as the investment advisor to Ascend Partners, LP ("Ascend LP"). Malcolm Fairbain serves as the founder and sole managing member of Ascend LP and has the sole power to direct the management of Ascend LP. Through Ascend, Mr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend LP.

(9) Shares offered pursuant to this Prospectus consist of 116,170 shares issuable upon conversion of the debentures; 18,720 shares issuable upon exercise of warrants, up to 8,509 shares which we may issued as interest payable on the debentures, and 40.467 shares, an additional 30% of the Registrable Securities. Ascend Capital, LLC, a Delaware limited liability company ("Ascend") serves as the investment advisor to Ascend Partners Sapient, LLP, Ltd. ("Ascend Partners). Malcolm Fairbain serves as the founder and sole managing member of Ascend Partners and has the sole power to direct the management of Ascend Partners. Through Ascend, Mr. Fairbain possesses sole voting and dispositive power over all of the shares owned by Ascend Partners.

(10) Shares offered pursuant to this Prospectus consist of 103,896 shares issuable upon exercise of warrants. Gordon and Byron Roth share voting and dispositive power with respect to the share held by Roth Capital.

(11) AG Edwards & Sons, Inc. is a publicly traded company. The current officers and directors of AG Edwards may be deemed to possess the sole voting and dispositive power over all the shares owned by AG Edwards & Sons, Inc.

(12) Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

Set forth below is a summary of the circumstances that led to the issuance to the selling stockholders of shares of our common stock and the securities, which are exercisable or convertible into shares of our common stock.

On August 20, 2003, we entered into a Securities Purchase Agreement ("Purchase Agreement") with Omicron Master Trust, SF Capital Partners Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Sapient Partners, Ltd. and Ascend Partners, LP., for the sale to these investors of 8% debentures, convertible into shares of our common stock at a conversion price equal to $3.85 per share, for an aggregate amount of $4 million. We closed this offering on September 8, 2003. As of January 1, 2005, due to a reduction in the conversion price the debentures were convertible into 2,836,879 shares of common stock. The investors also received warrants to purchase up to, in the aggregate 457,143 shares of our common stock with an exercise price equal to $4.025 per share. We also agreed to register the resale of the shares issued to the investors in a registration rights agreements. The debentures, the warrant agreements, the registration rights agreement and any other e documents relating to the securities issued to the investors shall sometimes be collectively referred to as the "transaction documents."


The debentures mature on February 20, 2006 and they provide for interest only payments on a quarterly basis, on March 1, June 1, September 1 and December 1. The interest rate was 8% per annum from September 8, 2003 through February 9, 2004, however, in connection with an amendment to the transaction documents we agreed to increase the interest rate to 8.5% per annum effective as of February 9, 2004, 9% per annum effective as of December 1, 2004. We must make these interest payments in cash. However, if we meet certain requirements specified in the debentures, we can make the interest payments by using shares of our common stock. These requirements are that (1) a registration statement registering the resale of the investor's shares is effective, (2) our common stock is listed for trading on a principal market, such as the American Stock Exchange or the NASDAQ National Market (3) there is a sufficient number of authorized but unissued shares of our common stock available so that all shares of our common stock could be issued to the investors under the transaction documents, (4) we are not in default of any of the terms of the transaction documents and (5) the issuance of the shares to an investor will not result in the investor owning more than 4.99% of our issued and outstanding common stock (unless the investor has waived the 4.99% conversion limitation).

If certain conditions are met after the registration statement is declared effective, we have the right, but not the obligation to redeem the debentures at 100% of their face value, plus accrued interest. The first condition is that the closing price of our common stock must exceed the set price of the debentures by 200% for more than 15 consecutive trading days. The set price of the convertible debentures is $1.41, so the trading price for 15 consecutive trading days must exceed $2.82 per share. The other conditions are (1) we must have honored all conversions made by the investors prior to the redemption date, (2) our registration statement registering the resale of shares is effective, (3) our common stock is listed for trading on a principal market, such as AMEX or NASDAQ, (4) we have paid all liquidated damages that are due under the transaction documents, (5) there is a sufficient number of authorized but unissued shares of our common stock available to issue to the investors all shares of our common stock that could be issued to the investors under the debentures, (6) we are not in default of any of the terms of the transaction documents, (7) the issuance of the shares to an investor will not result in an investor owning more than 4.99% of our issued and outstanding common stock (unless the investor has waived the 4.99% conversion limitation) and (8) we had not made any public announcements about a pending or proposed change of control or a fundamental transaction, such as a merger or acquisition, has not occurred and not been consummated.

The warrants are exercisable for a period of three years from the date of issuance until September 7, 2006 and the initial exercise price is $4.025 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment in the event we issue additional shares of our common stock or securities convertible into shares of our common stock at a price per share of common stock less than the conversion price or exercise price on the basis of a weighted average formula. In addition, the conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, combination of shares or capitalization. For example, if we were to declare a 2-for-1 stock split, the conversion price of the debentures would be reduced by half from $3.85 to $1.93 per share and the exercise price of the warrants would be reduced from $4.025 to $2.0125 per share. The exercise price has been adjusted to $1.46 based on July 31, 2004 based antidilution adjustment.

The Institutional Investors and Roth Capital Partners, LLC ("Roth Capital"), the placement agent in this transaction ("Roth Capital"), were also given certain registration rights in a registration rights agreement with Singing Machine. We agreed to register:

o an aggregate of 2,836,879 shares issuable upon conversion of the convertible debentures;

o an aggregate of 591,039 shares issuable upon exercise of warrants;

o an aggregate of 207,791 shares issuable as interest payments on the debentures; and

All of these shares are collectively referred to as the "Registrable Securities." In addition, we agreed that we would register 130% of the Registrable Securities. As such, we are registering an additional 988,207 shares.

We granted the investors a right of first refusal to participate in our future offerings of our common stock or equivalent securities for a period of one year after the effective date of the registration statement. If we enter into any financing transactions during the one year period after the registration statement is effective, of which this Prospectus is a part, we need to offer the institutional investors the right to participate in such offering in an amount equal to the greater of (a) the principal amount of the debentures currently outstanding or (b) 50% of the financing offered to the outside investment group. For example, if we offer to sell $10 million worth of our securities to an outside investment group, the institutional investors will have the right to purchase up to $5 million of this offering.

Additionally, we cannot:

o sell any of our securities in any transactions which are based on the trading price of our common stock at any time after the initial issuance of such securities; or

o sell any securities which grant investors the right to receive additional shares based on future transaction of our company on terms more favorable than those granted to the investor in the initial offering.

These limitations are in place until the earlier of February 20, 2006 or the date on which all the debentures are converted into equity. Furthermore, we agreed not to sell any capital stock or capital stock equivalents for a period of 90 days after the effective date of this registration statement.

We are obligated to pay liquidated damages to the investors if an event of default occurs under the registration rights agreement. An event of default occurs if:

o we do not give the debenture holders the opportunity to review and comment on the registration statement prior to filing an amendment to the registration statement with the SEC;

o if we fail to file a request for acceleration within 5 trading days after the date that the SEC has notified us that the registration statement is not subject to further review;

o if we fail to file a pre-effective amendment to the registration statement within 10 trading days after the receipt of comments by the SEC; or

o a registration statement ceases to be effective for any reason after the effectiveness date or the holders are not permitted to utilize the prospectus for 20 consecutive trading days or an aggregate of 30 consecutive dates during any 12-month period.

During each month that we have an event of default, we are obligated to pay each holder liquidated damages in an amount equal to 2% per month, pro rata on a daily basis, of (i) the subscription amount paid by such holder pursuant to the purchase agreement, which was $4 million in the aggregate, and (ii) if the warrants are "in the money" and then held by the holder, the value of the outstanding warrants (valued at the difference between the average volume weight average price during the applicable month and the exercise price multiplied by the number of shares of common stock the warrants are exercisable into). As of November the debentures holders have waived all liquidated damage until January 7, 2004, the liquidated damages are $80,000 per month.

We amended the convertible debenture agreements to increase the interest rate to 8.5% effective as of February 9, 2004 and granted warrants to purchase an aggregate of 30,000 shares of the Singing Machine's common stock to the debenture holders on a pro-rata basis. These concessions were in consideration of the debenture holder's agreements to (i) enter into new subordination agreements with Milberg Factors, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share, the fair market value of Singing Machine's common stock on February 9, 2004, the date of the grant. The fair value of these warrants as calculated pursuant to Statement No. 123 is $30,981 and has been expensed as other operating expenses in the accompanying statements of operations.

On November 8, 2004, Singing Machine executed a letter agreement with the debenture holders, whereby Singing Machine agreed to change the interest rate on the debenture to 9% in exchange for the debenture holders agreeing to (i) execute a subordination agreement with Crestmark Bank, (ii) waive all liquidated damages due under the transaction documents through January 7, 2005, and (iii) withdraw any demand for repayment under the debenture.

In connection with this financing, we paid Roth, as placement agent, cash compensation of 5.5% of the proceeds raised in this offering and granted it a warrant to purchase 103,896 shares of our common stock at an exercise price of $4.025 per share. We agreed to register the resale of the 103,896 shares underlying the warrant issued to Roth.

We have agreed to register the resale of 40,151 shares issued to AG Edwards & Sons, Inc. in connection with a settlement agreement that we entered into with them, effective as of November 17, 2003. AG Edwards served as our investment advisor from October 8, 2002 through October 8, 2003. See the "Legal Proceedings" Section.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-deal will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

If any of the selling stockholders sell or engage in short sales of our common stock, it could have a negative effect on our stock price. Each of the selling stockholders will prior to the effectiveness of the registration statement advise in writing that they have not since the purchase of the debentures and will not prior to the effectiveness of the registration statement make a short sale of our common stock.

Roth Capital Partners, LLC and SF Capital Partners, Ltd., are affiliates of broker dealers that are registered with the National Association of Securities Dealers. Roth Capital Partners, LLC and SF Capital Partners represented that it was purchasing these securities in the ordinary course of business and at that at the time of the purchase it did not have any agreements directly or indirectly with any persons to distribute those securities. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, we will file a supplement to this Prospectus to list the pledgees and/or secured parties as selling stockholders. Furthermore, if the selling stockholders assign or transfer their shares of our common stock, we will file a supplement to this Prospectus to list the pledgees, transferees and other successors-in interest as selling stockholders.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholders, their affiliates and any other persons participating in the sale or distribution of the shares offered under this Prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulation under that act, including without limitation, Regulation M. Regulation M applies to activities of the selling stockholders and their affiliates that may be considered a "distribution," which is an offering of securities, whether or not subject to a registration under the Securities Act of 1933, what is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods by the selling security holders of their affiliates may cause the shares offered by those selling stockholders to be considered a distribution under Regulation M.

If the selling stockholders or their affiliates are considered to be involved in a "distribution" with respect to shares of our common stock they will be prohibited from directly or indirectly bidding for, purchasing or attempting to induce any person to bid for or purchases shares of common stock offered under this Prospectus during the applicable restricted period, which is the period beginning on the later of five business day prior to the determination of the offering price of the shares of common stock offered under this Prospectus or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution.

The provisions described above may restrict certain activities including stabilizing activities by the selling stockholders and their affiliates or any other person participating in the sale or distribution of shares offered under this Prospectus, and may limit the timing of purchases and sales of any of the shares by the selling stockholders, their affiliates or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock offered under this Prospectus.

We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares. We are required to pay all fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          MARKET PRICES OF COMMON STOCK

Our common stock currently trades on the American Stock Exchange under the symbol "SMD." Set forth below is the range of high and low information for our common stock as traded on the American Stock Exchange during fiscal 2004 and fiscal 2003. This information regarding trading on AMEX represents prices between dealers and does not reflect retail mark-up or markdown or commissions, and may not necessarily represent actual market transactions.


               FISCAL PERIOD                                    HIGH       LOW
---------------------------------------------                 -------     ------
2005:
First quarter (April - June 30, 2004)                         $ 1.27      $ 0.50
Second quarter (July 1 - September 30, 2004)                  $ 0.68      $ 0.55
Third quarter (October 1 - December 31, 2004)                 $ 1.15      $ 0.51


2004:
First quarter (April 1 - June 30, 2003)                       $ 7.94      $ 2.85
Second quarter (July 1 - September 30, 2003)                    5.03        2.70
Third quarter (October 1 - December 31, 2003)                   4.43        1.80
Fourth quarter (January 1 - March 31, 2004)                     2.43        1.14

2003:
First quarter (April 1 - June 30, 2002)                       $16.89      $12.06
Second quarter (July 1 - September 30, 2002                    12.74        8.05
Third quarter (October 1 - December 31, 2002)                  13.49        8.50
Fourth quarter (January 1 - March 31, 2003)                     9.19        5.30


As of January 1, 2004, there were approximately 311 record holders of our outstanding common stock.


COMMON STOCK

We have never declared or paid cash dividends on our common stock and our Board of Directors intends to continue its policy for the foreseeable future. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board of Directors and will be subject to limitations imposed under Delaware law.

On March 14, 2002, we affected a 3-for-2 stock split for all shareholders on record as of March 4, 2002.

                                 DIVIDEND POLICY

We do not anticipate the declaration or payment of any dividends in the foreseeable future. We have never declared or paid cash dividends on our common stock and our Board of Directors intends to continue its policy for the foreseeable future. Also, we will consider our earnings, financial condition, contractual restrictions and other factors in deciding whether to issue dividends in the future. Under Delaware law, we are prohibited from declaring dividends unless we have legally available surplus, as such term is defined under Delaware law. Alternatively, if we do not have legally available surplus, we can pay dividends out of our net profits in the fiscal year in which the dividend is declared.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Consolidated Financial Statements."

INCOME STATEMENT ITEMS

                                                                 YEAR ENDED MARCH 31,
                                               ---------------------------------------------------
                                                2004       2003       2002*      2001*       2000
                                               -------   --------   --------    -------    -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales                                     $ 70,541   $ 95,614   $ 62,476   $ 34,875   $ 19,032
Cost of Sales                                   68,722     72,329     40,853     22,159     13,727
Total Operating Expenses                        22,013     21,671     13,388      7,689      3,779
Earnings (Loss) From Operations                (20,195)     1,614      8,235      5,028      1,526
Net Other (Expenses) Income                     (1,730)      (198)       (51)      (840)       948
Income Tax (Benefit) Expense                      (758)       199      1,895        492        160
Net Earnings (Loss)                            (22,683)     1,218      6,289      3,696        738
Net Earnings (Loss) per common share basic       (2.65)      0.15       0.88       0.59       0.23
Net Earnings (Loss) per common share diluted     (2.65)      0.14       0.79       0.50       0.19
Shares used in computing net earnings (loss)
   per common share - basic                      8,556      8,114      7,159      6,292      2,726
Shares used in computing net earnings (loss)
   per common share - diluted                    8,556      8,931      7,943      7,457      3,342

                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                            JUNE 30,                   SEPTEMBER 30,
                                  ---------------------------  ---------------------------
                                      2003          2002*         2003          2002*
                                  -------------  ------------  ------------  -------------
Net Sales                              $ 7,628       $ 4,152       $39,364        $37,129
Cost of Sales                            5,902         3,092        34,166         26,652
Gross Profit                             1,726         1,060         5,198         10,476
Total Operating Expenses                 3,860         2,393         8,584          6,849
Earnings (Loss) From Operations         (2,134)       (1,333)       (3,386)         3,627
Net Other (Expenses) Income               (181)           24          (590)            52
Income Tax (Expense) Benefit                (2)          118         1,003           (993)

Net Earnings (Loss)                     (2,317)       (1,191)       (2,973)         2,686
Net Earnings (Loss) per common
share basic                              (0.28)        (0.15)        (0.35)          0.33
Net Earnings (Loss) per common
share diluted                            (0.28)        (0.15)        (0.35)          0.30
Shares used in computing net
earnings (loss) per common
share - basic                            8,278         8,061         8,389          8,090
Shares used in computing net
Earnings (loss) per common
share - diluted                          8,278         8,061         8,387          8,889

                                         NINE MONTHS ENDED               YEAR ENDED
                                            DECEMBER 31,                 MARCH 31,
                                   ---------------------------- ---------------------------
                                       2003          2002*         2004           2003
                                   -------------  ------------- ------------  -------------
Net Sales                               $68,054        $85,998     $ 70,541        $95,614
Cost of Sales                            65,457         62,091       68,722         72,329
Gross Profit                              2,597         23,907        1,819         23,285
Total Operating Expenses                 13,615         15,256       22,014         21,671
Earnings (Loss) From Operations         (11,018)         8,651      (20,195)         1,614
Net Other (Expenses) Income              (1,245)           (20)      (1,730)          (198)
Income Tax (Expense) Benefit             (1,161)        (2,675)        (759)          (199)

Net Earnings (Loss)                     (13,424)         5,956      (22,684)         1,217
Net Earnings (Loss) per common
share basic                               (1.58)          0.74        (2.65)          0.15
Net Earnings (Loss) per common
share diluted                             (1.58)          0.67        (2.65)          0.14
Shares used in computing net
earnings (loss) per common
share - basic                             8,503          8,101        8,566          8,114
Shares used in computing net
Earnings (loss) per common
share - diluted                           8,503          8,948        8,566          8,931

                                           THREE MONTHS ENDED           SIX MONTHS ENDED
                                                 JUNE 30,                 SEPTEMBER 30,
                                      ---------------------------  ---------------------------
                                          2004          2003          2004           2003
                                      -------------  ------------  ------------  -------------
Net Sales                                  $ 3,857       $ 7,628       $22,610        $40,479
Cost of Sales                                3,087         5,902        17,580         33,333
Gross Profit                                   770         1,726         5,030          7,146
Total Operating Expenses                     1,854         3,860         4,958         10,533
Earnings (Loss) From Operations             (1,084)       (2,134)           72         (3,387)
Net Other (Expenses) Income                   (435)         (181)         (870)          (590)
Income Tax (Expense) Benefit                    --            (2)           --          1,003

Net Earnings (Loss)                         (1,519)       (2,317)         (798)        (2,974)
Net Earnings (Loss) per common
share basic                                  (0.17)        (0.28)        (0.09)         (0.35)
Net Earnings (Loss) per common
share diluted                                (0.17)        (0.28)        (0.09)         (0.35)
Shares used in computing net
earnings (loss) per common
share - basic                                8,787         8,278         8,799          8,389
Shares used in computing net
Earnings (loss) per common
share - diluted                              8,787         8,278         8,799          8,389

* As Restated

BALANCE SHEET AND OTHER ITEMS
*AS RESTATED


                                            September 30,             December 31,               March 31,
                                     ------------------------  ------------------------- -------------------------
                                            2003        2002           2003        2002          2004        2003
                                     (Unaudited) (Unaudited)    (Unaudited) (Unaudited)
Cash (excluding restricted cash)        $  1,106    $    658       $    236    $    363      $    356    $    268
Total current assets                      46,948      48,764         27,267      53,341        13,818      36,531
Working capital                           17,536      17,248          8,275      20,740        (1,383)     15,281
Total Assets                              49,995      50,581         29,604      54,940        15,417      38,935
Inventory                                 20,563      31,382          8,029      30,017         5,923      25,194
Current liabilities                       29,412      31,516         18,992      32,601        15,201      21,250
Long term obligations                        595           -            954           -             -           -
Total shareholders' equity                19,988      19,065          9,658      22,338           217      12,760


                                                June 30,                September 30
                                       -------------------------  -----------------------
                                               2004        2003          2004       2003
                                       (Unaudited)  (Unaudited)   (Unaudited) (Unaudited)
Cash (excluding restricted cash)           $313,574    $     86      $    928   $  1,106
Total current assets                         11,214      35,075        14,184     46,948
Working capital                              (2,670)     13,085            36     17,536
Total Assets                                 12,635      37,566        16,049     49,995
Inventory                                     4,763      25,960         3,410     20,563
Current liabilities                          13,885      21,990        14,148     29,412
Long term obligations                             -           -         1,502        595
Total shareholders' equity                   (1,250)     15,576       399,640     19,988

                        SELECTED QUARTERLY FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

QUARTERLY FISCAL 2005

                                             Unaudited          Unaudited
                                              3-Months          3 - Months
                                                Ended           Ended
                                               June 30,         September 30,
                                                 2004           2004
                                          -------------------  ---------------
Net Sales                                 $            3,857   $       18,753
Gross Profit                              $              770   $        4,260
(Net Loss)/Income                         $           (1,520)  $          722
 (Net Loss)/Income per share (basic)      $            (0.17)  $         0.08
(Net Loss)/Income per share (diluted)     $            (0.17)  $         0.06

QUARTERLY FISCAL 2004


                             UNAUDITED       UNAUDITED      UNAUDITED       UNAUDITED
                             3-MONTHS        3-MONTHS        3-MONTHS       3-MONTHS
                               ENDED           ENDED          ENDED           ENDED
                             JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     MARCH 31,
                                2003           2003            2003           2004
                           ------------   -------------   -------------    -----------
Net Sales                  $  7,628       $  32,852       $  28,690        $ 1,371
Gross Profit               $  1,726       $   5,420       $  (2,601)       $(2,726)
Net Loss                   $ (2,317)      $    (657)      $ (10,451)       $(9,259)
Net Loss Per Share         $  (0.28)      $   (0.08)      $   (1.20)         (1.09)
 (basic & diluted)

QUARTERLY FISCAL 2003

                             UNAUDITED      UNAUDITED       UNAUDITED       UNAUDITED
                             3-MONTHS       3-MONTHS         3-MONTHS       3-MONTHS
                               ENDED          ENDED           ENDED           ENDED
                              JUNE 30,    SEPTEMBER 30,    DECEMBER 31,     MARCH 31,
                                2002*          2002*           2002*           2003
                           ------------   -------------   -------------    -----------
Net Sales                  $  4,152       $  32,977       $  48,870        $ 9,614
Gross Profit               $  1,060       $   9,416       $  13,431        $(1,222)
Net Earnings (loss)        $ (1,191)      $   3,827       $   3,321        $(4,739)

Net Earnings (loss)
   Per Share (basic)       $  (0.15)      $    0.47       $    0.41        $ (0.58)
   Per Share (diluted)     $  (0.15)      $    0.44       $    0.39        $ (0.58)

QUARTERLY FISCAL 2002

                             UNAUDITED      UNAUDITED       UNAUDITED       UNAUDITED
                             3-MONTHS       3-MONTHS         3-MONTHS       3-MONTHS
                               ENDED          ENDED           ENDED           ENDED
                              JUNE 30,    SEPTEMBER 30,    DECEMBER 31,     MARCH 31,
                                2001*          2001*           2001*          2002
                           ------------   -------------   -------------    -----------
Net Sales                  $     5,523    $  15,749       $  34,159       $   7,044
Gross Profit               $     1,861    $   5,310       $  11,439       $   3,013
Net Earnings (loss)        $      (115)   $   1,825       $   4,690       $    (111)

Net Earnings (loss)
   Per Share (basic)       $     (0.03)   $    0.27       $    0.96          (0.02)
   Per Share (diluted)     $     (0.03)   $    0.23       $    0.82          (0.02)

*AS RESTATED

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

FOR FISCAL YEAR ENDED MARCH 31, 2004

We had a challenging year in the twelve month period ended March 31, 2004 ("fiscal 2004"). During fiscal 2004, we reported a net loss of $22.7 million, or $2.65 per share, on sales of $70.5 million which compares to net income of $1.2 million in fiscal 2003 or $.14 per diluted share, on sales of $95.6 million. Sales decreased primarily from increased competition in the United States and in international markets. In fiscal 2003, we overestimated the demand for our products and as result had $25 million of excess inventory at year end. In addition, both our retail customers and our international distributors carried excess Singing Machine inventory into fiscal 2004, which impacted our ability to sell into the trade and distribution channels.

Our gross profit decreased to $1.8 million or 2.6% of total revenues in fiscal 2004 compared to gross profit of $23.3 million or 24.4% of total revenues in fiscal 2003. Our net loss for fiscal 2004 was $22.7 million, which includes several unusual operating expenses: litigation expenses severance expenses, lease termination costs, write off of prepaid royalties, tooling impairment charges and the settlement will be final if no appeals are filed by the next 30 days, write off of capitalized cost of reorganization intangible.

In July 2003, we made a decision to restate our audited financial statements for the fiscal years ended March 31, 2002 and 2001 because we revised our position on the Hong Kong and U.S. taxation of the income of International SMC, our Hong Kong subsidiary. See "Restatement" on pages 24. As a result of this restatement we were named as a defendant in several class action lawsuits and a derivative lawsuit. The shareholder complaints were consolidated into one lawsuit in the United States District Court for Southern Florida. Settlement was approved by the court on July 30, 2004. The court entered an order approving our settlement agreement with the plaintiffs on August 2, 2004. We incurred approximately $706,000 for the settlement and related expenses, net of reimbursement from our insurance carrier.

In July 2003, we raised $1 million in subordinated debt financing from an investment group comprised of an officer, directors and an associate of one of our directors. On August 19, 2004, LaSalle amended our credit agreement, which extended the loan until March 31, 2004 and waived the existing condition of default. On September 8, 2003, we raised $4 million in an offering of 8% convertible subordinated debentures to six accredited investors. The proceeds of the debenture were used to pay down our accounts payable, finance operations and pay down a portion of our loan with LaSalle. On December 31, 2003, we again violated the tangible net worth requirement and working capital requirements under our credit agreement with LaSalle. On January 31, 2004, we paid off our loan with LaSalle and LaSalle released its security interests in our assets and terminated the credit agreement. We entered into a factoring agreement with Milberg Factors effective as of February 9, 2004 and terminated this agreement on July 14, 2004.

Despite the reduction in expenses, we still had minimal liquidity during fiscal 2004. As such, we were forced to sell excess inventory at or below cost. During fiscal 2004, we sold approximately 20.2% of our inventory at prices at or below cost. As such, our gross profit percentage decreased to 2.6% of our net sales. As of March 31, 2004, we did not have any advances outstanding under our factoring agreement with Milberg; however, we were in violation of the covenants relating to working capital and tangible net worth. We terminated this factoring agreement, effective as of July 14, 2004. Because of our limited liquidity, we received a going concern uncertainty paragraph on our audited financial statements for fiscal 2004. Although our cash on hand as of July 1, 2004 is limited, we believe that we will have sufficient cash from operations to fund our operating requirements for the next three months. After three months, we expect to begin collecting accounts receivable from the sales of our karaoke products in the second and third quarters. If there is a need for additional funds, short term loans will be obtained. We will continue to sell older inventory models at discounted prices to generate cash as well as continuing to reduce operating expenses.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of Singing Machine's total revenues:

                                        2004      2003      2002*
                                       -----     -----     -----
Total revenues                         100.0%    100.0%    100.0%
Cost of sales                           97.4%     75.6%     65.4%
Operating expenses                      31.2%     22.7%     21.4%
Operating (loss) income                (28.6%)     1.7%     13.2%
Other (expenses), income, net           (2.5%)    (0.2%)    (0.1%)
(Loss) Income before taxes             (31.1%)     1.5%     13.1%
Provision (benefit) for income taxes     1.1%       .2%      3.0%
(Loss) income                          (32.2%)     1.3%     10.1%

----------

* AS RESTATED.

RESTATEMENT OF FINANCIAL STATEMENTS

In June 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

With regard to taxation in Hong Kong, our subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management previously believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement was to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, we can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

With regard to United States taxation of foreign income, we had originally taken the position that the foreign income of the Hong Kong subsidiary qualified for a deferral under the Internal Revenue Code allowing for such income to be indefinitely deferred and not taxed in the United States until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The Internal Revenue Code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement was to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

The net effect of the above two adjustments was to decrease net income by $1,776,217 and $468,424 in fiscal 2002 and 2001. The net effect on net income per share was to decrease net income per share basic and diluted by $0.25 and $0.23, respectively in fiscal 2002 and decrease net income per share basic and diluted by $0.07 and $0.06, respectively in fiscal 2001.

SIX MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 2003

NET SALES

Net sales for the six months ended September 30, 2004 were $22,610,161, compared to net sales of $40,479,551 for the comparative period of 2003. Sales decreased $ 17,869,390 or 44% from the comparative period. . The decrease in sales is a combination of four primary reasons:

1) We loss approximately $2.3 million in sales because we made a decision not to pursue low margin accounts which tied up cash flow by not providing us with enough profit margin.

2) We loss approximately $1.5 million in sales because we did not meet customers demands to introduce new karaoke models as a result of our inventories being overstocked.

3) We loss approximately $11.3 million in sales from customers that were discouraged from purchasing from us because of our liquidity concerns.

4) We loss approximately $7 million in sales to our distributors in Europe due to high levels of inventories on hand from the prior year.

The decrease in sales from above accounts was partly offset by an increase in sales from other accounts.

GROSS PROFIT

Gross profit for the six months ended September 30, 2004 was $5,030,484 or 22% of sales as compared to $7,146,140 or 17% of sales for the six months ended September 30, 2003. The year to date gross margins of 84% was generated in the second quarter. The increase in gross margin percentage compared to the prior year was due primarily to sales of the newer models at a higher gross profit margin. In addition, the sales of existing older models have been written down to the lower of cost or market in the prior year.

OPERATING EXPENSES

Total operating expenses were $4,957,941 for the six months ended September 30, 2004, compared to $10,532,916 for the comparative period of 2003. Operating expenses decreased compared to prior period by 52% or $5,574,975. This decrease of expenses is a result of two primary factors:

o In fiscal years 2004 and 2005, one of managements primary objectives was to continually reduce our operating expenses. Total controllable operating expenses for six months ending September 30, 2004 decreased 51% from the comparative period last year or $3,788,268. Controllable expenses include selling, general and administrative expenses and compensation expense. Selling, general and administrative expense was reduced by $2,668,657 or 53%, to $2,178,226, from $4,846,883.

The decrease of the selling, general and administration expenses of $2,226,657 were due to:

o decrease of $121,000 of accounting fees, which is related to the improvement of our accounting department;

o decrease of $290,000 of consulting fees, which is related to a cut down in consulting related to our borrowing agreement with our previous lender;

o decrease of $165,000 of contribution expenses.

o decrease of $508,000 of legal expense, which is related to the reversal of over accrued legal expense for the year ended March 31, 2004 for the class action settlement in the amount of approximate $250,000 and reduction of the legal expenses.

o decrease of $345,000 of the rental expenses, which is related to the early termination of our warehouse facility in Rancho Dominguez, CA and subleasing our existing facilities;

o decrease of $360,000 of repair fee, which is result of we set up our QC facility in our Campton, CA warehouse, and we only send the defective product to factory for repair;

o decease of $165,000 loan amortization cost, which is related to the termination of borrowing agreement with our previous lender.

Compensation expense on a comparative basis was reduced by $1,119,611 or 45% to $1,335,780 from $2,455,391. The decrease of the compensation expenses is the result of the corporate down size. We had 43 employees at the September 30, 2003 compared to 28 employees as at September 30, 2004.

In addition, variable selling related expenses, advertising, commissions, freight & handling and royalty, decreased as a percent of sales from 7.9% to 6.3% of sales. In total, variable expenses decreased $1,796,707, from $3,230,642 in the six months ended September 30, 2003 to $1,433,935 in the quarter ended September 30, 2004.

OTHER INCOME/EXPENSES

Net other expenses were $870,354 for the six months ended September 30, 2004, compared to other expense of $590,343 for the six months ended September 30, 2003. The increase over prior year is the result of amortization of the discount on the convertible debentures totaling $743,921 compared to $56,801 for the comparative period of last year. Singing Machine did not close on the convertible debenture until September 8, 2003. Interest expense decreased for the six months ended September 30, 2004 vs. the six months ended September 30, 2003. For the six months ended September 30, 2004 interest expense decreased to $243,704 from $450,562. The decrease is a result of reduced borrowings, compared to the prior year.

INCOME TAXES

Singing Machine has not recorded a benefit for the current period's losses because its realizability is unlikely.

FISCAL YEAR ENDED MARCH 31, 2004 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 2003

NET SALES

Net sales for the fiscal year ended March 31, 2004 decreased to $70.5 million compared to revenues of $95.6 million in the fiscal year ended March 31, 2003. The decrease in net sales was due to both decreases in unit volume as well as pricing, due to increases in competition in the United States and international markets. In fiscal year 2004, 61% of our sales were direct sales, which represent sales made by International SMC, and 39% were domestic sales, which represent sales made from our warehouse in the United States.

The following is the summary of the sales by region and by product:

                                                                    Change
                                                             -------------------
(In thousand)                      2004          2003           $            %

Foreign                          $ 27,497      $ 17,917      $  9,580        53%
Domestic and Canada              $ 43,044      $ 77,969      $(34,925)      -45%
                                 --------      --------      --------       ----
Total sales                      $ 70,541      $ 95,886      $(25,345)      -26%
                                 ========      ========      ========       ====

Hardware                         $ 40,244      $ 68,596      $(28,352)      -41%
Music                            $  2,800      $  9,100      $ (6,300)      -69%
                                 --------      --------      --------       ----
US sales                         $ 43,044      $ 77,696      $(34,652)      -45%
                                 ========      ========      ========       ====

The sales in North America decreased 44.6% or $34,652,000 which was partiality offset by an increase in sales in our international markets by $9,580,000, for a net decrease of $25,072,000. Within the US, Our Karaoke hardware sales decreased 44.6% or $28,352,000. This decrease is a result of additional competition (Memorex and Craig) in the United States. This put pricing pressure on our product line which resulted in decreased selling prices and gross margin percents

In addition in FY2004 we did substantially less business with Target, Toys R Us, Transworld and Bestbuy, and no business with Sears, which accounted for a significant amount of sales in FY 2003.

In addition our music (CDG's) decreased from $9,100,000 to $2,800,000 a decrease of 69.2% or $6,300,000. This decrease is a result of increased competition and certain accounts we did not do or reduce the business with in FY2004 (Target, Toys R Us, Transworld and Sears).

The sales decreases occurred in all segments of our business. Our total hardware sales decreased to $67.7 million, in fiscal 2004 compared to total hardware sales of $87 million in fiscal 2003. The total decrease of hardware sales of $19.3 million from the previous year sales level is the primary due to the increasing market competition. Also we had to lower our price in order to move the overstocked inventory from fiscal year 2003.

In addition, there was a significant decrease in our music sales. Music sales decreased to $2.8 million, or 4% of net sales, in fiscal 2004, compared to $9.1 million, or 9.5% of net sales, in fiscal 2003. The decrease in music sales is also a result of increased competition in this category, both domestically as well as internationally.

GROSS PROFIT

Gross profit for fiscal 2004 was $1.8 million or 2.6% of total revenues compared to $23.3 million or 24.4% of sales for fiscal 2003. The decrease in gross margin compared to the prior year is primarily due to the following factors: (i) write-down of inventories, (ii) sales made at lower prices to generate cash from operation, (iii) increased sales by International SMC, which sales have lower gross profit margins than sales from the U.S. parent company and (iv) tooling impairment cost of $443,000.

At the end of fiscal 2004, our inventory levels were higher than we expected. We determined that due to liquidation sales, inventory would be sold at a loss; therefore, a decrease in the value of specific inventory items was made to reverse the value of the inventory on hand to its net realizable value. The total amount of the provision for inventory was $6.6 million in fiscal 2004 compared to a provision of $3.7 million in fiscal 2003.

In addition to the write-down of inventories, due to competitive price pressure, a significant amount of sales shipped in fiscal 2004 were made at lower margins than in previous years. In the fourth quarter, we sold $1 million of inventory with a negative margin of $366,751.

Our product line did not sell as well as our retailers and mass merchants had expected. As a result, we agreed to give our customers pricing concessions and allowed them to return inventory to us. We issued over $1 million in customer credits during the fourth quarter, which reduced our sales and gross profit margins equally. Our gross margins were also negatively affected by the return of $1.8 million of additional inventory.

Our decrease in our gross margin percentage in fiscal 2004 compared to fiscal 2003 was also reduced by the mix of our sales. The percentage of sales made by our Hong Kong subsidiary increased from 52% of the total sales in fiscal 2003 to 61% in fiscal 2004. Historically, sales made by International SMC maintain a lower gross profit margin. We reduced the sales price of our products sold by International SMC because its customers are required to pay for the shipping, duty and the warranty costs.

Our gross profit may not be comparable to those of other entities, since some entities include the costs of warehousing, inspection, freight charges and other distribution costs in their cost of sales. We account for the above expenses as operating expenses and classify them under selling, general and administrative expenses

OPERATING EXPENSES

Operating expenses were $22 million or 31.2% of net sales in fiscal 2004 compared to $21.67 million or 22.7% of net sales in fiscal 2003. The primary factors that contributed to the increase in operating expenses are:

o Increased compensation expenses in the amount of $953,000 in fiscal 2004 of which approximately $323,000 was for severance payments to four former executive officers; and

o Increased selling, general and administrative expenses of $2,706,000 due to:

- increased legal fees in the amount of $1,080,00 of which approximately $706,000 was for the class action settlement, and increased consulting fees in the amount of approximately $370,000 which was related to consulting work performed by our lender;

- increased rent expenses in the amount of $690,000 due to the expansion of the warehouse facility in Rancho Dominguez in fiscal 2003. The increase warehouse space was necessary to stock the unanticipated unsold inventories in fiscal year 2004 and expenses of $180,000 for early termination of the lease in Rancho Dominguez, California;

- a write off of the capitalized cost of reorganization of $185,000;

- increased accounting expenses in the amount of $426,000, which was due to the additional work needed to restate our financial statements for the fiscal years ended March 31, 2001 and 2002 and work required on the filing of certain registration statements; and

- increased bank fees and loan cost in the amount of $271,000, which was related to the loan agreement with LaSalle bank.

This increase in expenses was offset by decreases in our advertising expenses and our freight and handling charges in the amount of $2,692,000 and $689,000, respectively. Advertising expense consists of two components: co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and the allowances are based on the amount of sales. The customer provides copies of advertising on which these funds are spent and is reimbursed after review of such proof of performance. As we believe that there is a separate and identifiable benefit associated with the co-operative advertising, such amounts are recorded as a component of operating expenses. Co-operative advertising expenses decreased to $2,340,439 in fiscal 2004 compared to $5,032,367 in fiscal 2003 because our sales decreased. Our royalty expenses were $2,294,727 in fiscal 2004 compared to $2,257,653 in fiscal 2003. Our royalty expenses in fiscal 2004 included a write-off of $980,000 in pre-paid royalties under our licensing agreement with MTV.

DEPRECIATION AND AMORTIZATION

Our depreciation and amortization expenses were $750,359 for fiscal 2004 compared to $622,298 for fiscal 2003. This increase in depreciation and amortization expenses can be attributed to our investment in tooling and dies for the new models, in addition to the acceleration in the depreciation method used to depreciate tools and dies.

NET OTHER EXPENSES

Net other expenses were $1.73 million in fiscal 2004 compared to $197,646 in fiscal 2003. Net other expenses increased because our interest expense increased to $1.75 million in fiscal 2004 compared to $406,000 in fiscal 2003. Our interest expense increased because we recorded $757,815 for the amortization of the discount and related deferred financing fees on our convertible debentures and approximately $800,000 relates to interest expense on the LaSalle loan, interest on the convertible debentures, interest on the insiders loan, and interest expense incurred at our Hong Kong subsidiary. We expect interest expense to increase further in fiscal 2005, as we will have a full year's worth of amortization of the discount on the convertible debentures and related deferred financing fees.

INCOME BEFORE TAXES

We had a net loss before taxes of $21.9 million in fiscal 2004 compared to net income of $1.42 million in fiscal 2003.

INCOME TAX EXPENSE

Significant management judgment is required in developing our provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized. At December 31, 2003 and March 31, 2004, we concluded that a valuation allowance was needed against all of our deferred tax assets, as it was not more likely than not that the deferred taxes would be realized. At March 31, 2004 and 2003, we had gross deferred tax assets of $8.2 million and $1.9 million, against which we recorded valuation allowances totaling $8.2 million and $0, respectively.

For the fiscal year ended March 31, 2004, we recorded a tax provision of $758,505. This occurred because the valuation allowance established against our deferred tax assets exceeded the amount of the benefit created from carrying back a portion of the current year's losses. The carry-back of the losses from the current year resulted in an income tax receivable of $1.1 million, which is included in refundable tax in the accompanying balance sheets. We have now exhausted our ability to carry back any further losses and therefore will only be able to recognize tax benefits to the extent that we has future taxable income.

Our subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the subsidiary level. Although no decision has been reached by the governing body, the parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision for Hong Kong taxes in fiscal 2003 and 2002. There was no provision for Hong Kong income taxes in fiscal 2004 due to the subsidiary's net operating loss for the year. Hong Kong income taxes payable totaled $2.4 million at March 31, 2004 and 2003 and is included in the accompanying balance sheets as income taxes payable.

We effectively repatriated approximately $2.0 million, $5.6 million and $5.7 million from our foreign operations in 2004, 2003 and 2002, respectively. Accordingly, these earnings were taxed as a deemed dividend based on U.S. statutory rates. We have no remaining undistributed earnings of our foreign subsidiary.

We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

NET LOSS/NET INCOME

As a result of the foregoing, we had a net loss of $22.7 million in 2004 compared to net income of $1.2 million in fiscal 2003.

FISCAL YEAR ENDED MARCH 31, 2003 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 2002

NET SALES

Net sales for the fiscal year ended March 31, 2003 increased 53.0% to $95.6 million compared to $62.5 million for the fiscal year ended March 31, 2002. Our growth was driven in large part by the addition of international sales in Europe, Asia, and Australia. We also generated $30.9 million or 32.3% of our net sales from products sold under the MTV license in fiscal 2003.

Strong sales of our music titles were also driving forces in our revenue growth for fiscal 2003. In fiscal 2003, our sales of music increased to $8.9 million or 9.3% of sales as compared to $6.3 million or 10.1% of net sales in fiscal 2002. In fiscal 2004, 52% of our sales were direct sales, which represent sales made by International SMC, and 48% were domestic sales, which represent sales made from our warehouse in the U.S.

GROSS PROFIT

Gross profit for the fiscal year ended March 31, 2003 was $23.3 million or 24.4% of sales as compared to $21.6 million or 34.6% of sales for the fiscal year ended March 31, 2002. The decrease in gross margin compared to the prior year is due primarily to the following factors: (i) increased sales from International SMC both to domestic and international customers; (ii) a write down of the value of inventory and (iii) a reduction of sales due to a guaranteed gross profit agreement with Transworld.

International sales were primarily in Europe, Canada and Australia. Sales to international customers historically maintain lower selling prices, and thus, a lower gross profit margin. The main reason for this is that the sales are made to distributors in those countries and there are no additional variable expenses. Other variable expenses that are seen in conjunction with U.S. sales are advertising allowances, handling charges, returns and commissions.

In fiscal 2003, we entered into a guaranteed gross profit agreement with Transworld, a specialty music retailer. We guaranteed Transworld that it would earn a minimum gross profit of $3,573,000 from the sale of our karaoke products during the period between September 1, 2002 through January 15, 2003. Under this agreement, we agreed to pay Transworld for the difference between the gross profit earned on its sales of our karaoke products and the minimum guarantee. As of the settlement date of the contract, Transworld had not realized the minimum guarantee of gross profit. As such, we had to provide them with a check in the amount of $2.5 million, which was recorded in the fourth quarter of fiscal 2003 as a reduction to revenue.

At the end of fiscal 2003, our inventory level was much higher than we had expected. As of March 31, 2003, we had inventory on hand of $25 million. We determined that due to liquidation sales, inventory would be sold at a loss; therefore, a decrease in the value of specific inventory items was made to reduce inventory on hand to its realizable value. The total amount of the provision for inventory was $3.7 million at March 31, 2003.

Gross profit may not be comparable to those of other entities, since some entities include the costs of warehousing, inspection, freight charges and other distribution costs in their cost of sales. We account for the above expenses as operating expenses and classify them under selling, general and administrative expenses.

OPERATING EXPENSES

Operating expenses were $21.7 million or 22.7% of total revenues in fiscal 2003 up from $13.4 million or 21.4% of total revenues, in fiscal 2002. The primary factors that contributed to the increase of approximately $8.3 million in operating expenses for the fiscal year 2003 are:

o increased advertising expenses of $2.7 million due to increased use of our outside advertising agency to oversee more advertising projects for us, the production of a television commercial, as well as cooperative advertising with customers, which is variable based on the level of sales;

o the increase in depreciation in the amount of $240,000 due to the addition of molds for new product additions for fiscal year 2003;

o compensation expense in the amount of 1.2 million due to the addition of key personnel in Florida, at our California facility and at International SMC, which include the executive vice-president of sales, sales administration, music licensing coordinator, and music production personnel, as well as warehouse employees and repair personnel;

o increased freight and handling charges to customers in the amount of $870,000;

o expansion of the California warehouse and its associated expenses in the amount of $874,000;

o expansion of International SMC's operations and its related expenses, in the amount of $581,000; and

o increases in product development fees for the development of future product in the amount of $571,000.

Other increases in operating expenses were to selling expenses, which are considered variable. These expenses are based directly on the level of sales and include royalty expenses and commissions. We also incurred $79,000 of expenses for catalogue expenses and show expenses. These expenses are not variable and do not change based on the level of sales. Show expenses are costs that are associated with the Consumer Electronics Show and Toy Fair, such as promotional materials, show space and mock up samples.

Our advertising expense increased $2.7 million for the fiscal year ended March 31, 2003 as compared to fiscal 2002. Advertising expense consists of two components: co-operative advertising and direct advertising expense. Co-operative advertising is paid directly to the customer and the allowances are based on the amount of sales. The customer provides copies of advertising on which these funds are spent, for it does not have complete discretion as to the use of these funds. As we believe that there is a separate and identifiable benefit associated with the co- operative advertising, such amounts are recorded as a component of operating expenses. Co-operative advertising expenses accounted for $2.3 million of the increase in advertising expenses. In fiscal 2002, we embarked on our first television advertising and continued with the use of print advertising, radio spots, sponsorships, promotions and other media. This is considered direct advertising, whereby we actually contract for advertising of the product. The increased costs for our advertising firm were $334,024 over the prior year. The expense for direct advertising is at our discretion and is not variable based on the level of sales attained. Both of these types of advertising are direct expenses of Singing Machine.

DEPRECIATION AND AMORTIZATION

Our depreciation and amortization expenses were $622,298 for the fiscal year ended March 31, 2003 as compared to $394,456 for the fiscal year ended March 31, 2002. The increase in depreciation and amortization expenses can be attributed to Singing Machine's acquisition of new molds and tooling for our expanded product line, as well as additional costs for additional computer equipment and furniture for additional personnel.

OTHER EXPENSES

Net other expenses were $197,646 for the fiscal year ended March 31, 2003 as compared with net other expenses of $50,821 for the fiscal year ended March 31, 2002. Our interest expense increased during the fiscal year ended March 31, 2003 compared to the same period of the prior year primarily due to our increased borrowings under our credit facility with LaSalle during this period. Prior to August 2002, we had cash reserves to fund operations and did not need to borrow under our revolving credit facility. However, in August 2002, we began borrowing our credit facility with LaSalle. Our interest income decreased from $16,934 during the fiscal year 2002 to $11,943 during the fiscal year 2003 due to our interest earning's cash balance is lower than previous year. We expect interest expense to increase in fiscal 2004 as compared to prior years due to the credit facility accruing interest at a higher rate, effective as of August 19, 2003 when we entered into the Fourteenth Amendment to our credit facility. As of December 31, 2003, our credit facility accrued interest at 6.5%, which is prime plus 2.5%, our former default rate. Since interest is calculated based on the average monthly balance of the credit facility, we can not reasonably estimate the degree to which this year's expense will exceed last years. We do know, however, that the interest spread is 1.75% higher than in the same period last year.

INCOME TAX EXPENSE

Our tax expense is based on an aggregation of the taxes on earnings of International SMC and our domestic operations. Income tax rates in Hong Kong are approximately 16%, while the statutory income tax rate in the U.S. is 34%. Our effective tax rate in fiscal 2003 was 14% as compared to 23% in fiscal 2002. This decrease in the effective tax rate is a result of our company generating a pretax loss in the United States in fiscal 2003, resulting in a tax benefit, as compared to pretax income in the U.S. in fiscal 2002. Our future effective income tax rate will fluctuate based on the level of earnings of International SMC and our domestic operations.

NET INCOME

As a result of the foregoing, our net income was $1,217,812 for the fiscal year ended March 31, 2003 compared to net income of $6,289,065 for fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES


At September 30, 2004, Singing Machine had cash on hand of $928,096 in addition to $1,544,302 of restricted cash and no bank overdrafts, for a total of $2,472,398 compared to cash on hand of $356,342 and restricted cash of $874,283 and a bank overdraft of $62,282 at March 31, 2004, for a net balance of $1,168,343. From March 31,2004 to September 30, 2004 the cash balances increased $1,304,055. Our current liabilities increased to $14,148,459 from $13,755,092 as of March 31, 2004, an increase of $393,367. We had net working capital of $35,702 as of September 30, 2004 and a net working capital deficit of $(1,382,939) as of March 31, 2004.


Cash flows provided by operating activities were $1,404,583 for the six months ended September 30, 2004. Cash provided by operating activities primarily related to a decrease in inventory, increase in accounts payable and receipt of the tax refund in the amount of $1.1 million. This compares to a negative cash flow from operations of $4,380,280 for the comparative six month period of fiscal 2004 a improvement of $5,784,863. The significant changes were a result of managements focus and control of working capital items, specifically inventory and accounts receivable.

o Our main focus this year is to sell through the old inventory carried over from previous years. We have developed less new model this years so we could sell out the old items. As a result of this focus, the inventory was decreased by $2.5 million.

o Our accounts receivable increased by $3.7 million due to the seasonal operation. We started our delivery to our customers in second quarter of the year. Our accounts receivable will increase in the second quarter of the year and decrease by the end of the third quarter.

o Our accounts payable increased by $2.5 million due to the seasonal operation. We are not current with our primary vendor in China, in the amount of $1.6 million at September 30, 2004. We have paid down approximately $700,000 that is past due to the China vendor in the quarter ending September 30, 2004. We have verbally agreed to a payment plan that will continue through March 2005 without paying interest and penalty for the past due amounts.

o Accrued expenses decreased as a result of the class action settlement in the amount of $1.1 million, of which $800,000 was paid by our insurance company and $240,000 was settle by 400,000 shares of common stock. We also paid approximate $200,000 for the music royalties.

Cash used in investing activities for the six months ended September 30, 2004 was $1,245,515. Cash used in investing activities resulted from the purchase of fixed assets in the amount of $575,495, which consists of the tooling and molds required for production of new machines for this fiscal year, and the increase of fixed deposit in the bank, which is used as collateral for the additional credit facility.

o We have received a federal tax refund in the amount of $1,122,093 in the quarter ending September 30, 2004. The funds were used to pay down loans from related party in the amount of $240,000, make a fixed deposit in HSBC in the amount of $400,000, to obtain additional credit facility of $1.2 million to finance purchases of new Karaoke machines and pay down old accounts payable balances of approximately $400,000 to Singing Machine's Chinese vendor.

Cash flows provided by financing activities were $412,686 for the six months ended September 30, 2004. This cash inflow was primarily advances from Crestmark Bank pursuant to the new factoring financial institution.

o As of September 30, 2004, we have been advanced $474,968 by Crestmark bank. Singing Machine could borrow up to the lesser of the $2.5 million or 70% of the eligible accounts receivable. As of September 30, 2004, the funds available to borrow from Crestmark bank are approximately $35,000.

o Our Hong Kong subsidiary, International SMC, has credit facilities at HSBC and Fortis Bank. The primary purpose of these facilities is to provide International SMC with access to letters of credit so that it can purchase inventory for direct shipment of goods into the United States and international markets. These facilities are secured by a corporate guarantee from the U.S. parent company and restricted cash on deposit with the lender. The maximum credit under the facilities is $2.0 million. International SMC has increased the fixed deposit in the amount of $640,000 with HSBC. The fixed deposit was used as collateral for additional credit facility of $1.9 million. International SMC has utilized the additional facility to open the letter of credit to the factories for the new shipment. The balance at September 30, 2004 and March 31, 2004 was $0 and $62,282, respectively. The interest rate is approximately 4% per annum. As of September 30, 2004 there was no availability under these facilities. If we need to use the facilities, we would use the available cash to retire the letter of credit or to increase our fixed deposit as collateral to increase our facilities.

o On July 14, 2004, a director, Jay Bauer, advanced us a short-term loan of $200,000, to be used to meet working capital obligations. The loan bears interest at 8.75% per annum and has been repaid on August 26, 2004.

On November 8, 2004, Singing Machine executed a letter agreement with the debenture holders, whereby Singing Machine agreed to change the interest rate on the debenture to 9% in exchange for the debenture holders agreeing to (i) execute a subordination agreement with Crestmark Bank, (ii) waive all liquidated damages due under the transaction documents through January 7, 2005, and (iii) withdraw any demand for repayment under the debenture.

As of September 30, 2004, our available or unrestricted cash on hand has increased by $571,754 to $928,096 from $356,342. Our average monthly fixed operating costs are approximately $600,000, which includes the compensation and the selling, general & administration expenses. We expect that we will need approximately $1.8 million for working capital during the next three-month period. Our primary expenses are normal operating costs including salaries, lease payments for our warehouse space in Compton, California and other operating costs.

During the three-month period between October and December 2004, we plan on financing our working capital needs from

o Borrowing from our factoring agreement;

o Sales of existing inventory;

o Continued support from factories in China in financing our purchases of karaoke machines for fiscal 2005; and

o Utilizing credit facilities that are available to International SMC to finance all direct shipments.

Our sources of cash for working capital in the long term, 12 months and beyond, are the same as our sources during the short term. If we need additional financing, we intend to approach other financing companies for financing. If we need to obtain additional financing and fail to do so, it may have a material adverse effect on our ability to meet our financial obligations and to continue our operations.

During fiscal 2005, we will strive to keep our operating costs at a minimum. In order to reduce the need to maintain inventory in our warehouses in California and Florida, we intend to generate a larger share of our total sales through sales directly from International SMC. Sales originating from International SMC are shipped directly to our customers from the ports in China and are primarily backed by customer letters of credit. Our customers take title to the merchandise at their consolidators in China and are responsible for their shipment, duty, clearance and freight charges to their locations. We will also assist our customers in the forecasting and management of their inventories of our product to reduce the amount of required warehouse inventory.

We are also planning to finance a significant amount of our working capital needs with customer-issued letters of credit, using International SMC's credit facility with the Hong Kong Bank and relying on financing from one of our factories in China.

Customer orders can be cancelled at any time prior to delivery and we cannot assure you that our customers will complete these purchases. In the event that we do not sell sufficient products in our second and third quarter, we will consider other sources of financing, such as trying to secure an additional credit facility, private offerings and/or a venture capital investment. We expect that our profit margin for sales of our karaoke products will continue to be under price pressure. During fiscal 2005, we plan on introducing three new karaoke machines, which will command higher prices and a higher profit margin. We also will continue to cut operating expenses.

Our commitments for debt and other contractual arrangements are summarized as follows:


                                                                 Years ending March 31,
                                                 --------------------------------------------------------------
                                      Total         2005         2006         2007         2008         2009
                                                 --------------------------------------------------------------
Merchandise License Guarantee       $  525,000   $  375,000   $  150,000   $       --   $       --   $       --
Property Leases                     $2,285,847   $  838,792   $  579,851   $  495,545   $  371,659   $       --
Equipment Leases                    $   71,746   $   31,197   $   19,502   $   13,044   $    6,310   $    1,692
Subordinated Debt - Related Party   $1,000,000   $1,000,000   $       --   $       --   $       --
Convertible Debentures              $4,000,000   $      ---   $4,000,000   $       --   $       --
Interest payments                   $  896,667   $  441,667   $  455,000   $       --   $       --   $       --


Each of the contractual agreements (except the equipment leases) provides that all amounts due under that agreement can be accelerated if we default under the terms of the agreement. For example, if we fail to make a minimum guaranteed royalty payment that is required under a Merchandise License Agreement on a timely basis, the licensor can declare us in default and require that all amounts due under the Merchandise License Agreement are immediately due and payable.


Merchandise license guarantee reflects amounts that we are obligated to pay as guaranteed royalties under our various license agreements. In fiscal 2005, we have guaranteed minimum royalty payments under our license agreements with Care Bears, MTV (expired on December 31, 2004), Nickelodeon and Motown (Universal Music).

Property leases represents leases for office and warehouse space in California, Florida and Hong Kong. Equipment leases represent leases for forklifts and copy machines.

On September 8, 2003, we issued an aggregate of $4,000,000 of 8% convertible debentures in a private offering to six accredited investors. The debentures initially are convertible into 1,038,962 shares of our common stock at $3.85 per share, subject to adjustment in certain situations. The conversion price has been reset to $1.41 on July 30, 2004 pursuant to the antidilutions provisions and the debentures are now convertible into 2,836,879 shares of common stock. It may have significant impact on Singing Machine's results of operaton. We also issued an aggregate of 457,143 warrants to the investors. The initial exercise price of the warrants is $4.025 per share and the warrants expire on September 7, 2006. The exercise price has been adjusted to $1.46 on July 30, 2004 based on the antidilution adjustment. We have an obligation to register the shares of common stock underlying the debentures and warrants.

On February 9, 2004 we amended our convertible debenture agreements to increase the interest rate to 8.5% and to grant warrants to purchase an aggregate of 30,000 shares of our common stock to the debenture holders on a pro-rata basis. These concessions are in consideration of the debenture holder's agreements to
(i) enter into new subordination agreements with Milberg, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and
(iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share and the fair value of these warrants was estimated by using the Black-Scholes Option-Pricing Model and totaled $30,981. This amount was expensed as a component of selling, general and administrative expenses. Pursuant to the convertible debenture agreements, we were required to register the shares of common stock underlying the debentures and detachable stock purchase warrants issued in connection with the debentures. The registration of the common shares was required to be effective by July 1, 2004.

Because we did not have the registration statement declared effective by July 14, 2004, we are in technical default of the convertible debenture agreements. As such, we are accruing liquidated damages in the amount of $80,000 per month. Additionally, the convertible debenture holders could declare us in default of the convertible debentures and accelerate all payments due under the convertible debentures, which is the principal amount of $4 million plus any liquidated damages and other fees that are assessed. We are working to cure our event of default by filing the registration statement as soon as possible. Additionally, we are trying to enter into another amendment of the convertible debentures and transaction documents with the convertible debenture holders which would extend the filing date for the registration statement and eliminate all liquidated damages. There can be no assurances that we will be able to enter into an amendment of the convertible debenture agreements.

GOING CONCERN

We have taken the following steps to improve our operation, which believe will overcome the going concern qualification:

1) Reduce our operating expense and return the operation to profitability.

Management's highest priority is to return Singing Machine to profitability for a full year of operations. In order to accomplish this, management is continually examining how we do business and the related costs necessary to run the business. We are currently reviewing warehousing costs and the opportunities for subleasing excess space in Compton California. We are also looking at reducing the amount of leased office space for our administrative personnel. We have also under taken an evaluation of the costs we incur for quality inspection, repacking and minor repair of products, returned from our customers.

We have shown a profit improvement in the first two quarters of the year. We had income from operation of $1.15 million and $0.07 million for the three months and six months ended September 30, 2004, respectively.

2) We are managing our cash flow effectively to meet the current and long- term liabilities.

We have substantially reduced our current liabilities to both our vendors in China and also our customers. As stated in our fiscal year ending March 31, 2004, we owed our major suppliers in China $2.4 million. Currently this liability has been reduced to approximately $800 thousand. At April 1, 2004 we owed our customers over $2.1 million for returned products. We have reduced this liability to approximately $500 thousand at October 31, 2004. This reduction in liabilities has gained the confidence from our suppliers and the customers and will allow us to expand our sales base for the year ended 2006 with sales to customers that would not purchase from us, until such liabilities were paid off. Specifically, liabilities were eliminated with Sears and Target. Together these two customers accounted for almost $900 thousand of liabilities at the beginning of the year. Base on the current cash management forecast, we should be able to meet our liabilities for the next twelve months.

3) In August, 2004, we have reached agreement with Crestmark Bank to factor our accounts receivable.

Cresmark Bank will advance a maximum of $2.5 million against our accounts receivables, for working capital purposes. We will seek additional financing as needed.

To conclude the above discussion, we have taken necessary steps to return the operation to profitability, and should be able to meet our liabilities for the next twelve months. We expect to remove the going concern explanatory paragraph from our auditor report for the fiscal year ending 2005.

EXCHANGE RATES

We sell all of our products in U.S. dollars and pay for all of our manufacturing costs in either U.S. or Hong Kong dollars. Operating expenses of the Hong Kong office are paid in Hong Kong dollars. The exchange rate of the Hong Kong dollar to the U.S. dollar has been fixed by the Hong Kong government since 1983 at HK$7.80 to U.S. $1.00 and, accordingly, has not represented a currency exchange risk to the U.S. dollar. We cannot assure you that the exchange rate between the United States and Hong Kong currencies will continue to be fixed or that exchange rate fluctuations will not have a material adverse effect on our business, financial condition or results of operations.

INVENTORY SELL THROUGH

We monitor the inventory levels and sell through activity of our major customers to properly accrue our sales return and maintain the appropriate level of inventory. As of December 17, 2004, we are not aware of any major customer that has a problem to sell through our inventory.

SEASONAL AND QUARTERLY RESULTS

Historically, our operations have been seasonal, with the highest net sales occurring in our fiscal second and third quarters (reflecting increased orders for equipment and music merchandise during the Christmas selling months) and to a lesser extent the first and fourth quarters of the fiscal year. Sales in our fiscal second and third quarter, combined, accounted for approximately 86% of net sales in fiscal 2004 and 2003, and 81% of net sales in fiscal 2002.

Our results of operations may also fluctuate from quarter to quarter as a result of the amount and timing of orders placed and shipped to customers, as well as other factors. The fulfillment of orders can therefore significantly affect results of operations on a quarter-to-quarter basis.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk in the areas of changes in United States and international borrowing rates and changes in foreign currency exchange rates. In addition, we are exposed to market risk in certain geographic areas that have experienced or remain vulnerable to an economic downturn, such as China. We purchase substantially all of our inventory from companies in China, and, therefore, we are subject to the risk that such suppliers will be unable to provide inventory at competitive prices. While we believe that, if such an event were to occur we would be able to find alternative sources of inventory at competitive prices, we cannot assure you that we would be able to do so. These exposures are directly related to our normal operating and funding activities. Historically and as of December 17, 2004, we have not used derivative instruments or engaged in hedging activities to minimize market risk.

INFLATION

Inflation has not had a significant impact on Singing Machine's operations. Singing Machine has historically passed any price increases on to its customers since prices charged by Singing Machine are generally not fixed by long- term contracts.

CRITICAL ACCOUNTING POLICIES

We prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. As such, management is required to make certain estimates, judgments and assumptions that it believes are reasonable based on the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results included accounts receivable - allowance for doubtful accounts, reserves on inventory, deferred tax assets and our Hong Kong income tax exemption.

Collectibility Of Accounts Receivable. The Singing Machine's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to Singing Machine, this allowance may need to be significantly increased, which would have a negative impact on operations.

Inventory. The Singing Machine reduces inventory on hand to its net realizable value based on the expected on an item by item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews Singing Machine's investment in inventories for such declines in value.

Income Taxes. Significant management judgment is required in developing our provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized. At December 31, 2003 and March 31, 2004, we concluded that a valuation allowance was needed against all of our deferred tax assets, as it was not more likely than not that the deferred taxes would be realized. At March 31, 2004 and 2003, we had gross deferred tax assets of $8.2 million and $1.9 million, against which we recorded valuation allowances totaling $8.2 million and $0, respectively.

For the fiscal year ended March 31, 2004, we recorded a tax provision of $758,505. This occurred because the valuation allowance established against our deferred tax assets exceeded the amount of the benefit created from carrying back a portion of the current year's losses. The carry-back of the losses from the current year resulted in an income tax receivable of $1.1 million, which is included in refundable tax in the accompanying balance sheets. We have received the tax fund of $1.1 million on August 24, 2004, which has been used to pay the related parties' loan and the vendors. we have now exhausted our ability to carry back any further losses and therefore will only be able to recognize tax benefits to the extent that it has future taxable income.

Our subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the subsidiary level. Although no decision has been reached by the governing body, the parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision for Hong Kong taxes in fiscal 2003 and 2002. There was no provision for Hong Kong income taxes in fiscal 2004 due to the subsidiary's net operating loss for the year. Hong Kong income taxes payable totaled $2.4 million at March 31, 2004 and 2003 and is included in the accompanying balance sheets as income taxes payable.

We effectively repatriated approximately $2.0 million, $5.6 million and $5.7 from its foreign operations in 2004, 2003 and 2002, respectively. Accordingly, these earnings were taxed as a deemed dividend based on U.S. statutory rates. We have no remaining undistributed earnings of Singing Machine's foreign subsidiary.

We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

Other Estimates. We makes other estimates in the ordinary course of business relating to sales returns and allowances, warranty reserves, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on our financial condition. However, circumstances could change which may alter future expectations.

Set forth below and elsewhere in this Prospectus and in the other documents we file with the SEC are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements contained in this Annual Report.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

CHANGE OF ACCOUNTANTS IN OCTOBER 2004

On October 15, 2004, Grant Thornton LLP (the "Former Accountant") resigned as the auditors for The Singing Machine Company, Inc. (the "Company"). On October 15, 2004, the Company engaged Berkovits, Largo & Company, LLP (the "New Accountant"), as its independent certified public accountant. The Company's decision to engaged the New Accountant was approved by its Audit Committee on October 15, 2004.

The reports of the Former Accountant on the financial statements of the Company for each of the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles for the two most recent fiscal years and all subsequent interim periods, except that the Former Accountant's opinion in its report on the Company's financial statements expressed substantial doubt with respect to the Company's ability to continue as a going concern for the last two fiscal years.

During the Company's two most recent fiscal years and the subsequent interim period through the date of resignation, there were no reportable events as the term described in Item 304(a)(1)(v) of Regulation S-K, except for the following:

Management and the Former Accountant, have advised our Audit Committee that during the course of the audit, they noted deficiencies in internal controls relating to:

- weakness in our financial reporting process as a result of a lack of adequate staffing in the accounting department, and

- accounting for consigned inventory and inventory costing.

The Former Accountant has advised the Audit Committee that each of these internal control deficiencies constitute a material weakness as defined in Statement of Auditing Standards No. 60. Certain of these internal control weaknesses may also constitute material weaknesses in our disclosure controls.

During the Company's two most recent fiscal years and the subsequent interim period through the date of resignation, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

The Company did not consult with the New Accountant regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice was provided by the New Accountant that was a factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues.

CHANGE OF ACCOUNTANTS IN MARCH 2003

On March 24, 2003, we dismissed Salberg & Company, P.A. ("Salberg & Company"), as our independent certified public accountant. On March 27, 2003, we engaged Grant Thornton, LLP ("Grant Thornton"), as our independent registered public accounting firm. Our decision to change accountants was approved by our Audit Committee on March 24, 2003.

The report of Salberg & Company on our consolidated financial statements for fiscal 2002, fiscal 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, Salberg & Company did not advise us that:

1) internal controls necessary to develop reliable consolidated financial statements did not exist, or

2) information had come to the attention of Salberg & Company which made in unwilling to rely upon management's representations or made it unwilling to be associated with the consolidated financial statements prepared by management, or

3) the scope of the audit should be expanded significantly, or information had come to the attention of Salberg & Company that it has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements, or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 (including information that may prevent it from rendering an unqualified audit report on those consolidated financial statements) or made in unwilling to rely on management's representations or to be associated with the consolidated financial statements prepared by management or,

4) information has come to the attention of Salber & Company that it has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying consolidated financial statements or the consolidated financial statements issued or to be issued covering the fiscal periods subsequent to March 31, 2002 through March 28, 2003, the date of the Form 8-K filing reporting our change in accountants, that had not been resolved to the satisfaction of Salberg & Company or which would have prevented Salberg & Company from rendering an unqualified audit report on such consolidated financial statements.

During our two most recent fiscal years and subsequent interim period through March 24, 2003, there were no disagreements with Salberg & Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Salberg & Company would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

We did not consult with Grant Thornton regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by Grant Thornton that was a factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues.

RESTATEMENT

In July 2003, we revised our position on the taxation of the income of our Hong Kong subsidiary by the United States and Hong Kong tax authorities, which was contained in our audited financial statements for fiscal 2002. We discussed these issues with Salberg & Company and it agreed to opine on the restated financial statements. See the "Restatement of Financial Statements" section.

                                    BUSINESS

OVERVIEW

We are engaged in the development, distribution, marketing and sale of consumer karaoke audio equipment, accessories and music. We contract for the manufacture of all electronic equipment products with factories located in Asia. We also produce and market karaoke music, including compact disks plus graphics ("CDG's"), and audiocassette tapes containing music and lyrics of popular songs for use with karaoke recording equipment. All of our recordings include two versions of each song; one track offers music and vocals for practice and the other track is instrumental only for performance by the participant. Virtually all of the cassettes sold by us are accompanied by printed lyrics, and our karaoke CDG's contain lyrics, which appear on the video screen. We contract for the reproduction of music recordings with independent studios.

We were incorporated in California in 1982. We originally sold our products exclusively to professional and semi-professional singers. In 1988, we began marketing karaoke equipment for home use. In May 1994, we merged into a wholly owned subsidiary incorporated in Delaware with the same name. As a result of that merger, the Delaware Corporation became the successor to the business and operations of the California Corporation and retained the name The Singing Machine Company, Inc. In July 1994, we formed a wholly owned subsidiary in Hong Kong, now known as International SMC (HK) Ltd. ("International SMC" or "Hong Kong subsidiary"), to coordinate our production and finance in Asia.

In November 1994, we closed an initial public offering of 2,070,000 shares of our common stock and 2,070,000 warrants. In April 1997, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On March 17, 1998, our plan of reorganization was approved by the U.S. Bankruptcy Court. On June 10, 1998, our plan of reorganization had been fully implemented. Our common stock currently trades on the American Stock Exchange under the symbol "SMD." We were listed on the AMEX on March 8, 2001. Our principal executive offices are located in Coconut Creek, Florida.

PRODUCT LINES

We currently have a product line of 40 different models of karaoke machines plus seven accessories such as microphones, incorporating such features as CD plus graphics player, sound enhancement, echo, tape record/playback features, and multiple inputs and outputs for connection to compact disc players, video cassette recorders, and home theater systems. Ten of these karaoke machines are models that we plan on discontinuing after we sell our excess inventory in fiscal 2005. Our machines sell at retail prices ranging from $30 for basic units to $300 for semi-professional units. We currently offer our music in two formats
- multiplex cassettes and CD+G's with retail prices ranging from $6.99 to $19.99. We currently have a song library of over 3,500 recordings, which we license from publishers. Our library of master recordings covers the entire range of musical tastes including popular hits, golden oldies, country, rock and roll, Christian, Latin music and rap. We even have backing tracks for opera and certain foreign language recordings.

MARKETING, SALES AND DISTRIBUTION

Our karaoke machines and music are sold nationally and internationally to a broad spectrum of customers, primarily through mass merchandisers, department stores, direct mail catalogs and showrooms, music and record stores, national chains, specialty stores, and warehouse clubs. Our karaoke machines and karaoke music are currently sold in such stores as Best Buy, Circuit City, Costco, JC Penney, Kohl's, Radio Shack, and Sam's Club.

In fiscal 2004, approximately 61% of our sales were domestic sales and 39% were international sales. Domestic sales are sales that are made in the United States and international sales are sales that are made outside of the United States. Our domestic sales are primarily made by our in-house sales team and our independent sales representatives. Our independent sales representatives are paid a commission based upon sales in their respective territories. We utilize some of our outside independent sales representatives to help us provide service to our mass merchandisers and other retailers. The sales representative agreements are generally one (1) year agreements, which automatically renew on an annual basis, unless terminated by either party on 30 days' notice. At September 30, 2004, we worked with 16 independent sales representatives in the United States. Our international sales are primarily made by our in-house sales representatives and our eight independent distributors.

We also market our products at various national and international trade shows each year. We regularly attend the following trade shows and conventions: the Consumer Electronics Show each January in Las Vegas; the American Toy Fair each February in New York and the Hong Kong Electronics Show each October in Hong Kong.


Our licensing agreements with MTV Networks, Inc. (expired on December 31, 2004), a division of Viacom International, Inc., Hard Rock Academy, Inc. and Universal Music Entertainment, Inc. have also helped us to expand our product name.


LICENSE AGREEMENTS

We entered into our licensing agreement with MTV in November 2000 and have amended the agreement five times since that date. Our license covers the sale of MTV products in the United States, Canada and Australia. During fiscal 2004, our line consisted of nine MTV branded machines and a wide assortment of MTV branded music. Our license agreement as amended with MTV, expired on August 31, 2004, however MTV chose to extend the agreement until December 31, 2004. On December 31, 2004, this license agreement expired Accordingly, our revenues and profitability may decrease in future periods.


We entered into our licensing agreement with Hard Rock Academy, a division of Hard Rock Cafe in December 2001. This license agreement allows us to produce and market a line of karaoke machines and complimentary music that are co-branded with the Singing Machine and Hard Rock Academy name. The first co- branded machine was produced during the fourth quarter of fiscal 2003. The agreement originally contained a minimum guaranteed royalty payment, but in September 2003 Hard Rock agreed to release us from our minimum guaranteed payment obligations during the remaining term of the license agreement. This agreement expires on December 31, 2005 and does not contain any automatic renewal provisions.

In February 2003, we entered into a multi-year license agreement with Universal Music Entertainment to market a line of Motown Karaoke machines and music. This agreement and its subsidiary agreement signed in March 2003, allow us to be the first to use original artist recordings for our CD+G formatted karaoke music. Over the term of the license agreement, we are obligated to make guaranteed minimum royalty payments in the amount of $300,000. The Universal Music Entertainment license expires on March 31, 2006 and does not contain any automatic renewal provisions.

We entered into a license agreement with Care Bears in September 2003. Under this agreement, we are marketing a line of Care Bears branded karaoke machines and music. Over the term of the license, we are obligated to make guaranteed minimum royalty payments in the amount of $200,000. This license originally expires on January 1, 2006 and does not contain any automatic renewal provisions. In October 2004. We have signed a termination agreement to cease the license by December 31, 2004. We are obligated to pay minimum royalty payments in the amount of $200,000, which has been paid in full as of November 20, 2004.

We entered into a license agreement with Nickelodeon, Inc., a division of Viacom International, Inc. in December 2002. Under this agreement, we licensed Nickelodeon branded machines and a wide assortment of music. This license will expire on December 31, 2004 and will not be renewed.

We distribute all of our licensed products through our established distribution channels, including Best Buy, Circuit City, Costco, JC Penney, Kohl's, Radio Shack and Sam's Club. Our distribution network also includes the online versions of these retail customers.

The following table sets forth the percentage of total sales that have been generated under the MTV License, our Nickelodeon License and our other licenses (Care Bears, Hard Rock Academy and Universal Music).

                            FOR THE FISCAL YEAR ENDED
                                  DECEMBER 31,

                                               2004           2003
                                          -------------   -------------
MTV                                                11.8%           32.3%
Nickelodeon                                         5.5%              0%
Other Licenses                                      3.9%              0%
                                          -------------   -------------
Total Licensed Sales                               21.2%           32.3%
                                          =============   =============

DISTRIBUTORSHIP AGREEMENTS

In November 2001, we signed an international distributorship agreement with Arbiter Group, PLC ("Arbiter"). Arbiter is the exclusive distributor of Singing Machine(R) karaoke machines and music products in the United Kingdom and a non-exclusive distributor in all other European countries. The agreement terminates on December 31, 2004, subject to an automatic renewal provision. If either party does not give notice on or before December 1 of year during the term of the agreement, the agreement will automatically be renewed for another year on the same terms.

In March 2003, we signed an international distributorship agreement with Top-Toy (Hong Kong) Ltd. Top- Toy is the exclusive distributor of Singing Machine(R) karaoke machines and music products in Denmark, Norway, Sweden, Iceland and Faeroe Islands. The agreement is for three years, from April 1, 2003 through March 31, 2006. The agreement contains an automatic renewal provision whereby if either party does not give notice at least three months before March 31, 2006, the agreement will automatically be renewed for another year on the same terms.

We also have verbal agreements with six other independent distributors who sell our products throughout Europe

SALES

As a percentage of total revenues, our net sales in the aggregate to our five largest customers during the fiscal years ended March 31, 2004, 2003, and 2002, respectively, were approximately 53%, 67% and 87%, respectively. In fiscal 2004, three major customers accounted for 20%, 12% and 10% of our net revenues.

In fiscal 2004, Arbiter, Giochi and Best Buy accounted for more than 10% of our net revenues. Arbiter and Giochi are independent distributors of our products. In fiscal 2003 and 2002, Best Buy and Toys "R" Us Inc. each accounted for more than 10% of our revenues. In fiscal 2003 Target and in fiscal 2002 Costco also accounted for more than 10% of our revenues. Although we have long-established relationships with all of our customers, we do not have contractual arrangements with any of them. A decrease in business from any of our major customers could have a material adverse effect on our results of operations and financial condition.

During the last three years, our revenues from foreign operations have increased. Sales by customer geographic regions were as follows:

                       FOR THE FISCAL YEAR ENDED MARCH 31,

                               2004            2003           2002
                           ------------   -------------   -------------
NORTH AMERICA              $ 43,044,496   $  77,696,780   $  62,381,366
LATIN AMERICA                   753,399       1,366,496          45,073
EUROPE                       25,783,789      15,714,846              --
ASIA/AUSTRALIA                  959,444         835,644          49,314
                           ------------   -------------   -------------
                           $ 70,541,128   $  95,613,766   $  62,475,753
                           ============   =============   =============

                   FOR THE THREE MONTHS        FOR THE SIX MONTHS
                      ENDING SEPT 30             ENDING SEPT 30

                   2004           2003         2004           2003
North America   $15,657,623   $17,690,952   $18,079,845   $21,553,954
Europe            2,857,421    14,467,066     4,262,903    17,809,897
Australia           238,245       310,579       238,245       310,579
Others                   --       382,979        29,168       805,121
                -----------   -----------   -----------   -----------
                $18,753,289   $32,851,576   $22,610,161   $40,479,551
                ===========   ===========   ===========   ===========

RETURNS

Returns of electronic hardware and music products by our customers are generally not permitted except in approved situations involving quality defects, damaged goods, goods shipped in error or goods that are shipped on a consignment basis. Our policy is to give credit to our customers for the returns in conjunction with the receipt of new replacement purchase orders. Our total returns represented 9.4% and 10.4% of our net sales in fiscal 2004 and 2003, respectively.

DISTRIBUTION

We distribute hardware products to retailers and wholesale distributors through two methods: shipment of products from inventory held at our warehouse facilities in Florida and California (domestic sales), and shipments directly through our Hong Kong subsidiary and manufacturers in Asia of products (direct sales). Domestic sales, which account for substantially all of our music sales, are made to customers located throughout the United States from inventories maintained at our warehouse facilities. In the fiscal year ended March 31, 2004, approximately 39% of our sales were sales from our domestic warehouses ("Domestic Sales") and 61% were sales shipped directly from Asia ("Direct Sales").

Domestic Sales. Our strategy of selling products from a domestic warehouse enables us to provide timely delivery and serve as a "domestic supplier of imported goods." We purchase karaoke machines overseas from certain factories in China for our own account, and warehouse the products in leased facilities in Florida and California. We are responsible for costs of shipping, insurance, customs clearance, duties, storage and distribution related to such products and, therefore, warehouse sales command higher sales prices than direct sales. We generally sell from our own inventory in less than container-sized lots.

Direct Sales. We ship some hardware products sold by us directly to customers from Asia through International SMC, our subsidiary. Sales made through International SMC are completed by either delivering products to the customers' common carriers at the shipping point or by shipping the products to the customers' distribution centers, warehouses, or stores. Direct sales are made in larger quantities (generally container sized lots) to customers' world wide, which pay International SMC pursuant to their own international, irrevocable, transferable letters of credit or on open account.

MANUFACTURING AND PRODUCTION

Our karaoke machines are manufactured and assembled by third parties pursuant to design specifications provided by us. Currently, we have ongoing relationships with six factories, located in Guangdong Province of the People's Republic of China, who assemble our karaoke machines. During fiscal 2005, we expect that 95% of our karaoke products will be produced by one of these factories, which has agreed to extend financing to us. We are indebted to this factory in the amount of $2.4 million and have worked out a payment plan regarding our outstanding invoice. Additionally, this factory has agreed to provide us with financing for fiscal year 2005. See "Management's Discussion and Analysis of Financial Condition - Liquidity" beginning on page 28. We believe that the manufacturing capacity of our factories is adequate to meet the demands for our products in fiscal year 2005. However, if our primary factory in China were prevented from manufacturing and delivering our karaoke products, our operation would be severely disrupted while alternative sources of supply are located. See "Risk Factors - We are relying on six factories to manufacture and produce the majority of our karaoke machines for fiscal 2005" on page 7. In manufacturing our karaoke related products, these factories use molds and certain other tooling, most of which are owned by International SMC. Our products contain electronic components manufactured by other companies such as Panasonic, Sanyo, Toshiba, and Sony. Our manufacturers purchase and install these electronic components in our karaoke machines and related products. The finished products are packaged and labeled under our trademark, The Singing Machine(R).

We have obtained copyright licenses from music publishers for all of the songs in our music library. We contract with outside studios on a work-for hire basis to produce recordings of these songs. After the songs have been recorded, we author the CD+G's in our in house studio. We use outside companies to mass-produce the CD+G's and audiocassettes, once the masters have been completed.

While our equipment manufacturers purchase our supplies from a small number of large suppliers, all of the electronic components and raw materials used by us are available from several sources of supply, and we do not anticipate that the loss of any single supplier would have a material long-term adverse effect on our business, operations, or financial condition. Similarly, we use a small number of studios to record our music (including our in house production), we do not anticipate that the loss of any single studio would have a material long-term adverse effect on our business, operations or financial condition. To ensure that our high standards of product quality and factories meet our shipping schedules, we utilize Hong Kong based employees of International SMC as our representatives. These employees include product inspectors who are knowledgeable about product specifications and work closely with the factories to verify that such specifications are met. Additionally, key personnel frequently visit our factories for quality assurance and to support good working relationships.

All of the electronic equipment sold by us is warranted to the end user against manufacturing defects for a period of ninety (90) days for labor and parts. All music sold is similarly warranted for a period of 30 days. During the fiscal years ended March 31, 2004, 2003 and 2002, warranty claims have not been material to our results of operations.

COMPETITION

Our business is highly competitive. Our major competitors for karaoke machines and related products are Craig and Memorex.

We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. We believe that our brand name is well recognized in the industry and helps us compete in the karaoke machine category. Our primary competitors for producing karaoke music are Pocket Songs, UAV, Sybersound and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times.

In addition, we compete with all other existing forms of entertainment including, but not limited to, motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's, and videocassettes. Our financial position depends, among other things, on our ability to keep pace with changes and developments in the entertainment industry and to respond to the requirements of our customers. Many of our competitors have significantly greater financial, marketing, and operating resources and broader product lines than we do.

TRADEMARKS

We have obtained registered trademarks for The Singing Machine name and the logo in which the microphone is used in our name in the United States and in the European Community. We have also filed trademark applications in Australia and Hong Kong. In fiscal 2003, we filed an intent to use application for the mark Karaoke Vision in the United States.

Our trademarks are a significant asset because they provide product recognition. We believe that our intellectual property is significantly protected, but there are no assurances that these rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged.

COPYRIGHTS AND LICENSES

We hold federal and international copyrights to substantially all of the music productions comprising our song library. However, since each of those productions is a re-recording of an original work by others, we are subject to contractual and/or statutory licensing agreements with the publishers who own or control the copyrights of the underlying musical compositions. We are obligated to pay royalties to the holders of such copyrights for the original music and lyrics of all of the songs in our library that have not passed into the public domain. We are currently a party to many different written copyright license agreements.

The majority of the songs in our song library are subject to written copyright license agreements, oftentimes referred to as synchronization licenses. Our written licensing agreements for music provide for royalties to be paid on each song. The actual rate of royalty is negotiable, but typically ranges from $0.09 to $0.18 per song on each CD that is sold. Similarly, the terms of the licenses vary, but typically are for terms from two years up to five years. Our written licenses typically provide for quarterly royalty payments, although some publishers require reporting on a semi-annual basis.

We currently have compulsory statutory licenses for certain songs in our song library which are reproduced on audiocassettes. The Federal Copyright Act creates a compulsory statutory license for all non-dramatic musical works, which have been distributed to the public in the United States. Royalties due under compulsory licenses are payable quarterly and are based on the statutory rate. We also have written license agreements for substantially all of the printed lyrics, which are distributed with our audiocassettes, which licenses also typically provide for quarterly payments of royalties at the statutory rate.

GOVERNMENT REGULATION

Our karaoke machines must meet the safety standards imposed in various national, state, local and provincial jurisdictions. Our karaoke machines sold in the United States are designed, manufactured and tested to meet the safety standards of Underwriters Laboratories, Inc. ("ULE") or Electronic Testing Laboratories ("ETL"). In Europe and other foreign countries, our products are manufactured to meet the CE marking requirements. CE marking is a mandatory European product marking and certification system for certain designated products. When affixed to a product and product packaging, CE marking indicates that a particular product complies with all applicable European product safety, health and environmental requirements within the CE marking system. Products complying with CE marking are now presumed to be safe in 28 European countries. However, ULE or ETL certification does not mean that a product complies with the product safety, health and environmental regulations contained in all fifty states in the U.S. Therefore, we maintain a quality control program designed to ensure compliance with all applicable U.S. and federal laws pertaining to the sale of our products. Our production and sale of music products is subject to federal copyright laws.

The manufacturing operations of our foreign suppliers in China are subject to foreign regulation. China has permanent "normal trade relations" ("NTR") status under U.S. tariff laws, which provides a favorable category of U.S. import duties. China's NTR status became permanent on January 1, 2002, following enactment of a bill authorizing such status upon China's admission to the World Trade Organization ("WTO") effective as of December 1, 2001. This substantially reduces the possibility of China losing its NTR status, which would result in increasing costs for us.

SEASONALITY AND SEASONAL FINANCING

Our business is highly seasonal, with consumers making a large percentage of karaoke purchases around the traditional holiday season in our fiscal second and third quarters. These seasonal purchasing patterns and requisite production lead times cause risk to our business associated with the underproduction or overproduction of products that do not match consumer demand. Retailers also attempt to manage their inventories more tightly, requiring that we ship products closer to the time that retailers expect to sell the products to consumers. These factors increase the risk that we may not be able to meet demand for certain products at peak demand times, or that our own inventory levels may be adversely impacted by the need to pre-build products before orders are placed. As of March 31, 2004, we had inventory of $5.2 million compared to inventory of $25.2 million as of March 31, 2003. In fiscal 2003, we overestimated the demand for our products and as result had $25 million of excess inventory at year end.

Our financing of seasonal working capital during fiscal 2004 was different from prior years because of the excess inventory that we had on hand as of March 31, 2003. During fiscal 2004, we purchased approximately $9.1 million of new inventory and the remainder of our sales were from the liquidation of the excess inventory on hand. We financed the purchase of new inventory with our short-term lines of credit in Hong Kong and through financing, with one of our factories in China.

During fiscal 2005, we plan on financing our inventory purchases by using credit that has been extended to us by one of our factories in China, by using our short term lines of credit in Hong Kong and with letters of credit that are issued by our customers to be used as collateral for payment to our vendors. As of October 30, 2004, we expect to order an aggregate of approximately $28 million of inventory during fiscal 2005.

BACKLOG

We ship our products in accordance with delivery schedules specified by our customers, which usually request delivery within three months of the date of the order. In the consumer electronics industry, orders are subject to cancellation or change at any time prior to shipment. We believe that backlog orders at any given time may not accurately indicate future sales. As of January 1, 2005, we had backlog of $15.1 million compared to backlog of $20.2 million at the same period in 2003. We believe that we will be able to fill all of these orders in fiscal year 2005. However, these orders can be cancelled or modified at any time prior to delivery.


EMPLOYEES


As of January 1, 2005, we employed 42 persons, all of whom are full-time employees, including three executive officers. Fifteen of our employees are located at International SMC's corporate offices in Hong Kong. The remaining 27 employees are based in the United States, including two executive positions; ten are engaged in warehousing and technical support, and twelve in accounting, marketing, sales and administrative functions.


PROPERTIES

Our corporate headquarters are located in Coconut Creek, Florida in an 18,000 square foot office and warehouse facility, of which 7600 square feet has been subleased. Our four leases for this office space expire on August 31, 2005. We have leased 9,393 square feet of office and showroom space in Hong Kong from which we oversee China based manufacturing operations. Our two leases for this space in the Ocean Center building expire on April 30, 2005 and May 31, 2005, respectively.

We have one warehouse facility in Compton California. The Compton warehouse facility has 79,000 square feet and the lease expires on February 23, 2008. We terminated our lease for warehouse space in Rancho Dominguez, California effective as of May 1, 2004.

We believe that the facilities are well maintained, in substantial compliance with environmental laws and regulations, and adequately covered by insurance. We also believe that these leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing leases.

LEGAL PROCEEDINGS

CLASS ACTION AND DERIVATIVE LAWSUIT

From July 2, 2003 through October 2, 2003, eight securities class action lawsuits and two purported shareholders derivative actions were filed against us and certain of our officers and directors in the United States District Court ("Court") for the Southern District of Florida on behalf of all persons who purchased our securities during the various class action periods specified in the complaints. All of these class action lawsuits were consolidated into one case styled Frank Bielansky, etc. v. Salberg & Company et al., United States District Court, Southern District of Florida, Case No. 03-80596-CIV-ZLOCH (the "Class Action") in September 2003.

The complaints allege violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5 and allege that certain officers and directors breached their fiduciary duties and the accountant committed professional malpractice. The complaints seek compensatory damages, attorney's fees and injunctive relief.

We entered into a settlement agreement with the plaintiffs in the Class Action in March 2004. The court entered an order approving the settlement agreement on August 2, 2004. The settlement was declared final by the court.

Pursuant to the terms of the settlement agreement, we are required to make a cash payment of $800,000 and Salberg & Company, P.A., is required to make a payment of $475,000. Our cash payment of $800,000 is covered by our liability insurance and our insurer has placed this payment in an escrow account to be released. In addition, we issued 400,000 shares of our common stock in September 2004. The settlement will also obligate us to implement certain corporate governance changes, including an expansion of our Board of Directors to six members with independent directors comprising at least 2/3 of the total Board seats.

BANKRUPTCY FILING IN FISCAL YEAR 1997

We filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida, case number 97-22199-BKC-RBR, on April 11, 1997. On March 17, 1998, the U.S. Bankruptcy Court confirmed our First Amended Plan of Reorganization. As of June 10, 1998, our plan has been fully implemented.

OTHER MATTERS

We are involved in various other litigation and legal matters, including claims related to intellectual property, product liability which we are addressing or defending in the ordinary course of business. Management believes that any liability that may potentially result upon resolution of such matters will not have a material adverse effect on our business, financial condition or results of operation.

In September 2003, we had a disagreement with AG Edwards & Sons, Inc., an investment banker ("AG Edwards") regarding our investment banking agreement with it. We believed that AG Edwards had waived its right of first refusal to assist us in raising capital in a private offering and retained Roth Capital Partners, LLC to raise $4 million in the convertible debenture offering. However, AG Edwards did not believe that it had waived its right of first refusal and took the position that we had breached the terms of our investment banking agreement with it. Although we believe that our position is correct and AG Edwards had waived its right of first refusal, for business reasons we decided to settle this potential claim. We entered into a settlement agreement with AG Edwards on November 17, 2003 in which we agreed to pay the sum of $181,067 over a six month period. We were deemed to have paid $94,355 of this amount by issuing 40,151 shares of our common stock to AG Edwards.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES


The following table sets forth certain information with respect to our executive officers, directors and significant employees as of January 1, 2005.


NAME                Age      Position
-----------------   ---      -------------------------------------
Yi Ping Chan        40       Interim CEO, Chief Operating Officer,
                             Director, Secretary

Jeff Barocas        56       Chief Financial Officer

Josef A. Bauer      65       Chairman

Harvey Judkowitz    58       Director

Bernard Appel       72       Director

Yi Ping Chan has served as our Chief Operating Officer from May 2, 2003 and as our Interim Chief Executive Officer since October 17, 2003. Prior to this appointment, Mr. Chan was a consultant to Singing Machine. Mr. Chan was a founder and general partner of MaxValue Capital Ltd., a Hong Kong-based management consulting and investment firm, and co-founder and director of E Technologies Ltd., Hong Kong, which specialized in health care technology transfer from April 1996 to March 2003. Prior to that, he was Chief Strategist and Interim Chief Financial Officer from January 2000 to June 2002 of a Hong Kong-based IT and business process consulting firm with operations in Hong Kong, China and the U.S. He also held a senior management position with a Hong Kong-based venture capital and technology holding company with operations in Hong Kong, China and the U.S. Mr. Chan earned an MBA in 1994 and a MSEE in 1990 from Columbia University, and a BSEE with Magna Cum Laude in 1987 from Polytechnic University, New York.

Jeff Barocas has served as our Chief Financial Officer from April 9, 2004 through the present date. Prior to joining our company, Mr. Barocas was Chief Financial Officer at Biometrics Security Technology, Inc., a Florida based security software developer where he was responsible for all administrative functions, purchasing, financial and SEC reporting and new business development for Latin America and the Caribbean. From 1996 to 2002, he was Chief Financial Officer at Quipp, Inc., a Florida based manufacturer of automated capital equipment for the newspaper industry. From 1986 to 1995, he was Chief Financial Officer at London International US Holdings, a Sarasota, Florida consumer products and medical products company where he managed all financial, information systems and material procurements activities.

Josef A. Bauer has served as a director from October 15, 1999. Mr. Bauer previously served as a director of the Singing Machine from February 1990 until September 1991 and from February 1995 until July 1997, when we began our Chapter 11 proceeding. Mr. Bauer presently serves as the Chief Executive Officer of the following three companies: Banisa Corporation, a privately owned investment company, since 1975; Trianon, a jewelry manufacturing and retail sales companies since 1978 and Seamon Schepps, also a jewelry manufacturing and retail sales company since 1999.).

Bernard S. Appel has served as a director since October 31, 2003. He spent 34 years at Radio Shack, beginning in 1959. At Radio Shack, he held several key merchandising and marketing positions and was promoted to the positions of President in 1984 and to Chairman of Radio Shack and Senior Vice President of Tandy Corporation in 1992. Since 1993 through the present date, Mr. Appel has operated the private consulting firm of Appel Associates, providing companies with merchandising, marketing and distribution strategies, creative line development and domestic and international procurement.

Harvey Judkowitz has served as a director since March 29, 2004 and is the Chairman of our Audit Committee. He is licensed as a Certified Public Accountant in New York and Florida. From 1988 to the present date, Mr. Judkowitz has conducted his own CPA practices. He currently serves as the Chairman and Chief Executive Officer of UniPro Financial Services, a diversified financial services company. He also sits on the Board of Directors and serves as the Chair of the Audit Committee of the following public companies: Global Business Services, Inc., Pony Express USA, Intelligent Motor Cars, Inc. and Kirshner Entertainment & Technologies, Inc. He currently serves as the Interim Chief Financial Officer of Kirshner Entertainment & Technologies, Inc.

BOARD COMMITTEES


We have an audit committee, an executive compensation/stock option committee and a nominating committee. As of January 1, 2005, the audit committee consists of Messrs. Judkowitz, Appel and Bauer. The Board has designated Mr. Judkowitz as the "audit committee financial expert," as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The Board has determined that Harvey Judkowitz and Bernard Appel are "independent directors" within the meaning of the listing standards of the American Stock Exchange. The audit committee recommends the engagement of independent auditors to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent auditors, reviews our internal accounting controls, and approves services to be performed by our independent auditors. The executive compensation/stock option committee consists of Messrs. Judkowitz, Appel and Bauer.

The executive compensation/stock option committee considers and authorizes remuneration arrangements for senior management and grants options under, and administers our employee stock option plan. The entire Board of Directors operates as a nominating committee. The nominating committee is responsible for reviewing the qualifications of potential nominees for election to the Board of Directors and recommending the nominees to the Board of Directors for such election.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Singing Machine, including our principal executive officer, our principal financial officer, our principal accounting officer or controller or other persons performing similar functions. The Code of Ethics is available on our website at www.singingmachine.com and is filed as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2004. We intend to post amendments to our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions) on our website.

DIRECTOR'S COMPENSATION

During fiscal 2004, our employee directors did not receive any additional or special compensation for serving as directors. During fiscal 2004, our compensation package for our non-employee directors consisted of grants of stock options and reimbursement of costs and expenses associated with attending our Board meetings. Our three non-employee directors during fiscal 2003 were Josef
A. Bauer, Bernard Appel and Richard Ekstract. Effective as of February 26, 2004, we granted each of our non-employee directors options under our Year 2001 Stock Option Plan to purchase 20,000 shares of our common stock. The options have an exercise price of $1.30 per share and vest over a three year period beginning on February 26, 2005. These options expire five years after their vesting date.

o During fiscal 2005, we will implement the following compensation policy for our directors.

o Each non-employee director will receive an annual retainer of $10,000, with $7,500 to be paid in cash and $2,500 to be paid in stock, based at the closing price of our common stock on the date of the annual shareholder's meeting or any other date selected by the Board.

o Each non-employee director will also receive an initial stock option grant for 20,000 shares upon joining our Board of Directors and each continuing non-employee director will receive an annual stock option grant for 20,000 shares for each additional year served on the Board which will be awarded on the anniversary date of the Board member's initial grant.

o Each non-employee director will be reimbursed for all reasonable expenses incurred in attending Board meetings and will receive a fee of $500 for each Board or committee meeting attended.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

To our knowledge, based solely on a review of the copies of such reports furnished to Singing Machine and written representations that no other reports were required, Singing Machine believes that during the year ended March 31, 2004, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements except for the following transactions. Mr. Bauer and Mr. Steele each filed two Form 4's late in which reported on transaction in each late Form 4. Mr. Steele also filed three amendment to his Form 4 filings to correct typographical errors. Mr. Ekstract file four Form 4's late in which he reported 5 transactions late. Mr. Chan filed one Form 4 late in which he failed to report one transaction. Singing Machine's former officers and a former director (Jack Dromgold, April Green and Howard Moore) each filed one Form 4 late which reported on transaction in each late Form 4 and Mr. Dahl, a former officer, filed his Form 3 late.

                             EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for the fiscal years ended March 31, 2004, 2003 and 2002 with regard to (i) Yi Ping Chan, our Interim Chief Executive Officer and Chief Operating Officer, from October 17, 2003 through the present date, (ii) Robert Weinberg, our Chief Executive Officer from July 23, 2003 through October 17, 2003 and (iii) Edward Steele, our Chief Executive Officer from June 1991 through July 23, 2003, and each of our other executive officers whose compensation exceeded $100,000 on an annual basis (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION            LONG TERM  COMPENSATION
                               ------------------------------  --------------------------------
                                                                    OTHER          SECURITIES
NAME OF INDIVIDUAL AND                                             ANNUAL          UNDERLYING      ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY        BONUS    COMPENSATION(1)    OPTIONS/SAR'S  COMPENSATION(2)
-----------------------------  -----  ----------    ---------  ---------------    -------------  --------------
Yi Ping Chan                    2004  $  247,470(4)        --  $         6,000           52,800  $       12,180
Interim Chief Executive
Officer and
Chief Operating Officer(3)

Edward Steele                   2004  $  378,809(4)        --  $         6,000           10,000  $       17,949
Former Chief Executive          2003  $  382,352           --  $         8,671           30,000  $       17,969
Officer (5)                     2002  $  364,145    $ 192,133  $         8,258           15,000  $       17,908

April J. Green                  2004  $  127,642           --  $         3,600            4,380  $        5,094
Chief Financial Officer(6)      2003  $  122,200    $  25,000  $         3,900           20,000  $       13,551
                                2002  $   88,825    $  25,000  $         3,900           30,000  $        7,091

John Dahl                       2004  $   78,834           --  $         1,200           50,000  $          350
Senior Vice President of
Finance(7)

John Klecha                     2004  $   41,480           --  $         1,000                0  $      189,911(9)
Former Chief Operating          2003  $  300,117           --  $         6,555           24,000  $       13,264
Officer (8)                     2002  $  286,111    $ 157,200  $         6,242           15,000  $       11,725

Jack Dromgold                   2004  $  183,266(4)        --  $         4,500           50,000  $      110,622(11)
Former Vice President of        2003  $  210,277    $  50,000  $        51,067          100,000  $      154,072(12)
Sales
and Marketing(10)               2002          --           --               --               --              --

Robert Weinberg                 2004  $   57,692           --            3,000(14)           --              --
Former Chief Executive
Officer(13)

(1) The amounts disclosed in this column for fiscal 2004, 2003 and 2002 include automobile expense allowances.

(2) Includes matching contributions under our 401(k) savings plan, medical insurance pursuant to the executive's employment agreement and other expenses described herein.

(3) Mr. Chan became our Interim Chief Executive Officer on October 17, 2004.

(4) Effective as of August 1, 2003, Mr. Chan, Mr. Dromgold and Mr. Steele agreed to take 15% of their annual compensation in the form of stock for a nine month period until March 31, 2004 (except Mr. Steele's agreement was for an 8 month period until February 28, 2004 when his employment agreement expired). During their respective time periods, Mr. Chan, Mr. Dromgold and Mr. Steele received compensation in the amount of $20,125, $17,535 and $63,136 in shares of the Singing Machine's common stock. The average trading that was used to calculate the number of shares that would be issued to each officer was $3.85 per share.

(5) Mr. Steele served as our Chief Executive Officer from September 1991 through July 23, 2003. He currently serves as our Senior Advisor and Director of Product Development.

(6) Ms. Green served as our Chief Financial Officer from March 15, 2002 through April 9, 2004.

(7) Mr. Dahl served as our Senior Vice President of Finance from October 22, 2003 through April 13, 2003.

(8) Mr. Klecha served as our Chief Operating Officer from June 28, 1999 through May 2, 2003.

(9) Amounts paid to Mr. Klecha pursuant to his separation an release agreement were $183,703 and $36,204 for medical insurance and matching 401(k) contributions.

(10) Mr. Dromgold joined us on April 15, 2002 and resigned on December 16, 2003.

(11) Amounts paid to Mr. Dromgold pursuant to his separation and release agreement were $104,640 and our matching 401(k) contributions and medical insurance were $4,582.

(12) Includes relocation expenses of $45,529, our matching contribution of $8,543 under our 401(k) savings plan and medical insurance at a $100,000 value contributed to option granted to Mr. Dromgold and $60,565 paid to Mr. Dromgold pursuant to his separation and release agreement.

(13) Mr. Weinberg served as our Chief Executive Officer from July 23, 2003 to October 12, 2004.

(14) Represents three months of rent paid for Mr. Weinberg's apartment in Florida.

                          OPTION GRANTS IN FISCAL 2004

The following table sets forth information concerning all options granted to our officers and directors during the year ended March 31, 2004. No stock appreciation rights ("SAR's") were granted.

                                                                                         POTENTIAL REALIZABLE VALE AT
                      SHARES      TOTAL OPTIONS                                      ASSUMED ANNUAL RATES OF STOCK PRICE
                    UNDERLYING      GRANTED TO                                          APPRECIATION FOR OPTION TERM
                      OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION        -----------------------------------
                    GRANTED (1)    FISCAL YEAR       PER SHARE        DATE                 5%                  10%
                    ----------    -------------   --------------   -------------     --------------     ----------------
Yi Ping Chan            52,800              3.3%  $         1.97        12/18/14     $      169,431     $        269,791
Edward Steele           10,000               .6%  $         1.97        12/18/14     $       32,089     $         51,097
April J. Green           4,380               .3%  $         1.97        12/18/14     $       14,055     $         22,380
John Dahl               50,000              3.1%  $         1.97        12/18/14     $      160,446     $        255,484
John Klecha                 --               --               --              --                 --                   --
Jack Dromgold           50,000              3.1%  $         7.60       Cancelled(3)              --                   --
Robert Weinberg             --               --               --              --                 --                   --

(1) All of these options were granted under a Year 2001 Stoc Option Plan. The Options granted to Mr. Steele, Ms. Green, Mr. Dahl and Mr. Dromgold vest in five equal installments over a period of five years, beginning on December 13, 2004 (except Mr. Dromgold's vesting began on April 15, 2004). Mr. Chan's options vest in (except Mr. Chan's options vest in 3 equal installments over a 3 year period).

(2) The dollar amounts under these columns are the result of calculations based on the market price on the date of grant at an assumed annual rate of appreciation over the maximum term of the option at 5% and 10% as required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any of the common stock price. Assumes all options are exercised at the end of their respective terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock.

(3) Mr. Dromgold received a grant of 50,000 options on April 15, 2003. These options expired on March 18, 2004, ninety days after Mr. Dromgold resigned from our company.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2004 AND OPTION
VALUES

The following table sets forth information as to the exercise of stock options during the fiscal year ended March 31, 2004 by our officers listed in our Summary Compensation Table and the fiscal year-end value of unexercised options.

                                                             NUMBER OF           VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS AT
                                                         AT FISCAL YEAR END      FISCAL YEAR END (2)
                       SHARES ACQUIRED      VALUE           EXERCISABLE/             EXERCISABLE/
NAME OF INDIVIDUAL      UPON EXERCISE    REALIZED (1)      UNEXERCISABLE            UNEXERCISABLE
--------------------   ---------------   ------------   -------------------    -----------------------
Yi Ping Chan                        --             --        50,000/152,800                        0/0
Edward Steele                       --             --        322,500/10,000                        0/0
April Green                         --             --         30,000/19,380                        0/0
John Dahl                           --             --              0/50,000                        0/0
John Klecha                         --             --                   0/0                        0/0
Jack Dromgold                       --             --                   0/0                        0/0
Robert Weinberg                     --             --                   0/0                        0/0

EMPLOYMENT AGREEMENTS

YI PING CHAN. Effective as of May 2, 2003, we entered into a three year employment agreement with Yi Ping Chan, our current Chief Operating Officer. Mr. Chan is entitled to receive an annual salary equal to $250,000 per year, plus bonuses and increases in his annual salary at the sole discretion of our Board of Directors. We agreed to grant Mr. Chan options to purchase 150,000 shares of our common stock of which 50,000 options will vest each year and to reimburse him for moving expenses of up to $40,000. We granted Mr. Chan options to purchase 150,000 shares of our common stock, in July 2003. In the event of a termination of his employment following a change of control, Mr. Chan would be entitled to a lump sum payment of 100% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of two years after his termination for cause and one year if he is terminated without cause, Mr. Chan cannot directly or indirectly compete with our company in the karaoke industry in the United States.

EDWARD STEELE. On February 27, 2004, we extended our employment agreement with Edward Steele for another year. Mr. Steele will serve as the Director of Product Development for a one year period to expire on February 28, 2005. Under his employment agreement, Mr. Steele is entitled to receive annual compensation of $250,000 per year; however, Mr. Steele has agreed to take a 20% pay cut so his base salary is $200,000 per year. The agreement also provides for discretionary bonuses. In the event of a termination of his employment following a change of control, Ms. Steele would be entitled to a lump sum payment of 50% of the amount of his total compensation in the twelve months preceding such termination. During the term of his employment agreement and for a period of one year after his termination for cause, Mr. Steele cannot directly or indirectly compete with our company in the karaoke industry in the United States.

SEPARATION AND CONSULTING AGREEMENTS

APRIL J. GREEN. Ms. Green resigned as our Chief Financial Officer effective as of April 9, 2004. In connection with her resignation, we entered into a separation and release agreement with Ms. Green. Under this agreement, we agreed to provide Ms. Green with a severance payment equal to $115,519, which consisted of (1) salary payments in the amount of $100,000, (ii) a COBRA reimbursement payment equal to $6,600 and (iii) payments for accrued vacation time equal to $4,153 over a nine month period. In exchange, Ms. Green agreed to release the Singing Machine from any liability in connection with the termination of her employment.

JOHN DAHL. Mr. Dahl resigned as our Senior Vice President of Finance effective as of April 13, 2004. In connection with his resignation, we entered into a separation and release agreement with Mr. Dahl. Under this agreement, we agreed to provide Mr. Dahl with a severance payment equal to $51,050, which consisted of (i) salary payments in the amount of $39,000, (ii) moving expenses equal to $11,000 and (iii) COBRA reimbursement payments equal to $1,050 over a five month period. In exchange, Mr. Dahl agreed to release the Singing Machine from any liability in connection with the termination of his employment.

JACK DROMGOLD. Mr. Dromgold resigned as our Executive Vice President of Sales, effective as of December 16, 2003. In connection with his resignation, we entered into a separation and release agreement with him. Under this agreement, we agreed to provide Mr. Dromgold with a payment equal to $161,939, which consisted of (i) $50,000 in cash to be paid on December 16, 2003 (ii) $109,281 to be paid over a six month period and (iii) three months of COBRA reimbursement payments. In exchange, Mr. Dromgold agreed to release the Singing Machine from any liability in connection with the termination of his employment. We also entered into a consulting agreement with Mr. Dromgold on December 16, 2003 to provide us with consulting relating to our sales and marketing efforts for a sixty day period. We amended this agreement on April 27, 2004 and issued 50,000 shares of our common stock to Mr. Dromgold.

JOHN KLECHA. Mr. Klecha resigned as our Chief Operating Officer and President, effective as of May 2, 2003. In connection with his resignation, we entered into a separation and release agreement. Under this agreement, we agreed to provide Mr. Klecha with a severance payment equal to $183,707, which consisted of (i) salary and auto allowance through May 31, 2003, (ii) four weeks of accrued vacation time, (iii) four months of salary and automobile allowance payments and
(iv) seven months COBRA reimbursement payments. In exchange, Mr. Klecha agreed to release the Singing Machine from any liability in connection with the termination of his employment.

EQUITY COMPENSATION PLANS AND 401(K) PLAN


We have two stock option plans: our 1994 Amended and Restated Stock Option Plan ("1994 Plan") and our Year 2001 Stock Option Plan ("Year 2001 Plan"). Both the 1994 Plan and the Year 2001 Plan provide for the granting of incentive stock options and non-qualified stock options to our employees, officers, directors and consultants As of January 1, 2005, we had 330,300 options issued and outstanding under our 1994 Plan and 771,190 options are issued and outstanding under our Year 2001 Plan.


The following table gives information about equity awards under our 1994 Plan and the Year 2001 Plan.

                                                                WEIGHTED-AVERAGE          NUMBER OF SECURITIES
                                    NUMBER OF SECURITIES       EXERCISE PRICE OF    REMAINING AVAILABLE FOR EQUITY
                                      TO BE ISSUED UPON           OUTSTANDING            COMPENSATION PLANS
                                   EXERCISE OF OUTSTANDING     OPTIONS, WARRANTS       (EXCLUDING SECURITIES IN
PLAN CATEGORY                    OPTION, WARRANTS AND RIGHTS       AND RIGHTS                  COLUMN (A))
------------------------------   ---------------------------   -----------------    -------------------------------
Equity Compensation Plans
   approved by
    Security Holders                                1,101,490  $            3.95                          2,229,270

Equity Compensation Plans
  Not approved by
    Security Holders                                       0                   0                                  0

1994 PLAN

Our 1994 Plan was originally adopted by our Board of Directors in May 1994 and it was approved by our shareholders on June 29, 1994. Our shareholders approved amendments to our 1994 Plan in March 1999 and September 2000. The 1994 Plan reserved for issuance up to 1,950,000 million share of our common stock pursuant to the exercise of options granted under the Plan. As of March 31, 2003, we had granted all the options that are available for grant under our 1994 Plan. As of March 31, 2004, we have 330,700 options issued and outstanding under the 1994 Plan and all of these options are fully vested as of March 31, 2004.

YEAR 2001 PLAN

On June 1, 2001, our Board of Directors approved the Year 2001 Plan and it was approved by our shareholders at our special meeting held September 6, 2001. The Year 2001 Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of Singing Machine may be granted incentive or non-qualified stock options to purchase common stock of Singing Machine. The Year 2001 Plan authorizes an aggregate of 1,950,000 shares of Singing Machine's common stock and a maximum of 450,000 shares to any one individual in any one fiscal year. The shares of common stock available under the Year 2001 Plan are subject to adjustment for any stock split, declaration of a stock dividend or similar event

The Year 2001 Plan is administered by our Stock Option Committee ("Committee"), which consists of two or more directors chosen by our Board. The Committee has the full power in its discretion to (i) grant options under the Year 2001 Plan,
(ii) determine the terms of the options (e.g., vesting, exercise price), (iii) to interpret the provisions of the Year 2001 Plan and (iv) to take such action as it deems necessary or advisable for the administration of the Year 2001 Plan.

Options granted to eligible individuals under the Year 2001 Plan may be either incentive stock options ("ISO's"), which satisfy the requirements of Code
Section 422, or nonstatutory options ("NSO's"), which are not intended to satisfy such requirements. Options granted to outside directors, consultants and advisors may only be NSO's. The option exercise price will not be less than 100% of the fair market value of Singing Machine's common stock on the date of grant. ISO's must have an exercise price greater to or equal to the fair market value of the shares underlying the option on the date of grant (or, if granted to a holder of 10% or more of our common stock, an exercise price of at least 110% of the under underlying shares fair market value on the date of grant). The maximum exercise period of ISO's is ten years from the date of grant (or five years in the case of a holder with 10% or more of our common stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which an ISO are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. If that amount exceeds $100,000, our Board of the Committee may designate those shares that will be treated as NSO's.

Options granted under the Year 2001 Plan are not transferable except by will or applicable laws of descent and distribution. Except as expressly determined by the Committee, no option shall be exercisable after thirty (30) days following an individual's termination of employment with Singing Machine or a subsidiary, unless such termination of employment occurs by reason of such individual's disability, retirement or death. The Committee may in its sole discretion, provide in a grant instrument that upon a change of control (as defined in the Year 2001 Plan) that all outstanding option issued to the grantee shall automatically, accelerate and become full exercisable. Additionally, the obligations of Singing Machine under the Year 2001 Plan are binding on (1) any successor corporation or organization resulting from the merger, consolidation or other reorganization of Singing Machine or (2) any successor corporation or organization succeeding to all or substantially all of the assets and business of Singing Machine. In the event of any of the foregoing, the Committee may, at its discretion, prior to the consummation of the transaction, offer to purchase, cancel, exchange, adjust or modify any outstanding options, as such time and in such manner as the Committee deems appropriate.

401(K) PLAN

Effective January 1, 2001, we adopted a voluntary 401(k) plan. All employees with at least one year of service are eligible to participate in our 401(k) plan. In fiscal 2002, we made a matching contribution of 100% of salary deferral contributions up to 3% of pay, plus 50.369% of salary deferral contributions from 3% to 5% of pay for each payroll period. The amounts charged to earnings for contributions to this plan and administrative costs during the years ended March 31, 2004, 2003 and 2002 totaled approximately $55,402, $61,466 and $41,733, respectively.

                              CERTAIN TRANSACTIONS

On July 14, 2004, Josef A. Bauer, a director, advanced a short-term loan of $200,000 to us which we are to use to meet our working capital obligations. The interest rate on the loan is 8.5% per annum and the loan is payable on demand. On August 26, 2004, we repaid Mr. Bauer a total of $202,109, including $2,109 in interest.

In June 2004, Edward Steele, former officer and director, advanced $40,000 to us. The loan was interest fee and paid in full on August 30, 2004.


On or about July 10, 2003, certain officers and directors of our company advanced $1 million to our company pursuant to written loan agreements. The officer was Yi Ping Chan and the directors were Josef A. Bauer and Howard Moore. Mr. Moore resigned from our Board, effective as October 17, 2003. Additionally, Maureen LaRoche, a business associate of Mr. Bauer, participated in the financing. These loans bear interest at the rate of 9.5% per annum. These loans were subordinated to Milberg's factoring agreement, which we terminated effective as of July 14, 2004. The loan has been subordinated to the Crestmark bank on August 05, 2004. On December 20, 2004, we entered into an agreement with these debt holders to convert $400,000 of debt into equity at a price of $0.72 per share and the balance of the debt ot be paid in cash no later than March 31, 2005.


On or about March 4, 2003, Josef A. Bauer, a director, advanced $400,000 to International SMC pursuant to a letter agreement, which used the funds to make an advance to a vendor for the purchase of raw materials for the production of our machines. We were to repay Mr. Bauer's loan in two months on or about May 4, 2003 and the loan bore interest at the rate of 8% per annum. We repaid $200,000 on the loan on or about May 4, 2003 and the remaining balance was paid on or about October 10, 2003.

We believe that of all of these related party transactions described above are on terms that are as favorable as terms that we could have obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

The following table set forth as of October 31, 2004, certain information concerning beneficial ownership of our common stock by:

o all directors of the Singing Machine;

o all executive officers of the Singing Machine; and

o persons known to own more than 5% of our common stock.


Unless otherwise indicated, the address for each person is The Singing Machine Company, Inc., 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073. As of January 1, 2005, we had 9,202,318 shares of our common stock issued and outstanding.


As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

                                                  SHARES OF       PERCENT OF
                                                COMMON STOCK     COMMON STOCK
                                                ------------     ------------
Yi Ping Chan
Interim Chief Executive Officer and Chief
  Operating Officer                                   67,652(1)             *

Jeff Barocas
Chief Financial Officer                                    0                *

Joseph Bauer
Chairman                                           1,065,471(2)         11.58%

Bernard Appel
Director                                                   0                *

Harvey Judkowitz
Director                                                   0                *

John Klecha                                          810,811(3)          8.81%

Edward Steele                                      1,050,510(4)         11.42%
Former Officer and Director

Wellington Management Company, LLP                   939,400(5)         10.21%

All Directors and Executive Officers as a Group    1,118,162(6)         12.15%

* Less than 1%.

(1) Includes 50,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of October, 2004.

(2) Includes 11,197 shares held by Mr. Bauer individually, 200,000 shares held by Mr. Bauer's wife, 180,374 shares held by Mr. Bauer and his wife jointly, 369,400 shares held by Mr. Bauer's pension account, 274,500 shares held in Mr. Bauer Family United Partnership and 30,000 share issuable upon the exercise of stock options that can be exercisable within 60 days of October 31, 2004.

(3) All of the information presented in this item with respect to Mr. Klecha's beneficial ownership were extracted solely from his Amendment No. 2 to his
Schedule 13D filed on October 20, 2003.

(4) Includes 503,200 shares which are held by Mr. Steele directly, 209,810 shares which are held by Mr. Steele's wife and 342,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 31, 2004.

(5) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts. All of the information presented in this item with respect to this beneficial ownership was extracted solely from their Schedule 136 filed on February 12, 2004.

(6) Includes 80,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 31, 2004.

                            DESCRIPTION OF SECURITIES

We are authorized to issue:

o 18,900,000 shares of common stock;

o 100,000 shares of Class A common stock; and

o 1,000,000 shares of convertible preferred stock.

As of October 31, 2004, we have 9,202,318 shares of our common stock issued and outstanding and no shares of Class A common stock or convertible preferred stock are issued and outstanding.

COMMON STOCK

We are authorized to issue up to 18,900,000 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of Singing Machine, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

CLASS A COMMON STOCK

Our Certificate of Incorporation authorizes the issuance of 100,000 shares of Class A Common Stock, par value $0.01 per share. In connection with our public offering in 1994, all issued shares of our Class A common stock were converted into shares of our common stock. We do not plan on issuing any shares of our Class A common stock and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation, which will be at our next shareholder's meeting.

CONVERTIBLE PREFERRED STOCK

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of our preferred stock, par value $1.00 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. In April 1999, we authorized the issuance of 1,000,000 shares of our convertible preferred stock in connection with a private offering of our units. All of these shares of convertible preferred stock were converted into shares of our common stock automatically on April 1, 2000.

We do not plan on issuing any shares of our convertible preferred stock in the near future and will delete this provision from our Certificate of Incorporation when we file the next amendment to our Certificate of Incorporation, which will be at our next shareholder's meeting.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certain provisions of our amended certificate of incorporation, bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CUMULATIVE VOTING

Our amended certificate of incorporation does not permit our stockholders the right to cumulate votes in the election of directors.

SPECIAL MEETING OF STOCKHOLDERS

Our bylaws provided that special meetings of our stockholders may only be called by (1) resolution of the Board or the president or (2) the president or the secretary upon the written request (stating the purpose of the meeting) of a majority of the directors then in office or the holders of a majority of the outstanding shares entitled to vote.

AUTHORIZED BUT UNISSUED SHARES

The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us, by means of a proxy contest, tender offer, merger or otherwise.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our amended certificate of incorporation and bylaws that limit the liability of our directors to the fullest extent permitted by the by the Delaware General Corporation Law. Pursuant to such provisions, no director will be liable to Singing Machine or its stockholders for monetary damages for breaches of certain fiduciary duties as a director of Singing Machine. The limitation of liability will not affect a director's liability for
(1) a breach of the director's duty of loyalty to Singing Machine or its stockholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) any unlawful distributions, or (4) a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of Singing Machine, arising out of the person's services as a director or executive officer of Singing Machine or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

DELAWARE LAW

Under Delaware law, a corporation may not engage in any "business combination" (as defined in the Delaware General Corporation Law) with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation. A corporation may enter into a business combination with an interested stockholder if:

(a) the Board of Directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder;

(b) upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned 85% of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or

(c) on or subsequent to becoming an interested stockholder, the business combination is approved by the Board of Directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of October 31, 2004, we have 9,202,318 shares of our common stock issued and outstanding. If the 4,634,067 shares registered in this Prospectus are issued, we will have 13,836,385 shares issued and outstanding. Of these shares, all of the 4,634,067 shares registered in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act. As of October 31, 2004, approximately 7,776,789 (of our 9,202,318 issued and outstanding shares) are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act.

RULE 144

In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of Singing Machine, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:


o One percent of the number of shares of common stock then outstanding (approximately 88,063 shares as of January 1, 2005; or


o the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

No prediction can be made as to the effect, if any that market sales of Singing Machine's common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of Singing Machine's common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors - Future sales of our common stock may depress our stock price."

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, NY.

                                     EXPERTS

Our financial statements for the years ended March 31, 2004 and 2003 appearing in this Prospectus and registration statement have been audited by Grant Thornton LLP, as our former independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing. Our financial statements for the year ended March 31, 2002 appearing in this Prospectus and registration statement have been audited by Salberg & Company, P.A., as our former independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of 6,298,178 shares of our common stock. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our common stock to be sold in this offering, we make reference to the registration statement.

You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C. The address for the SEC's public reference room in Washington, D.C. is Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at http://www.sec.gov.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS

Report of Former Independent Registered Public Accounting Firm...............F-2
Report of Former Independent Registered Public Accounting Firm...............F-3
Consolidated Balance Sheets..................................................F-4
Consolidated Statements of Operations........................................F-5
Consolidated Statement of Cash Flows.........................................F-7
Consolidated Statements of Stockholders' Equity..............................F-9
Notes to Consolidated Financial Statements..................................F-10

                     REPORT OF FORMER INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
The Singing Machine Company, Inc.

We have audited the accompanying consolidated balance sheets of The Singing Machine Company, Inc. and subsidiary (the "Company") as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Singing Machine Company, Inc. and subsidiary as of March 31, 2004 and 2003 and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of The Singing Machine Company, Inc. and subsidiary for the year ended March 31, 2004. In our opinion, this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information therein.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed more fully in Note 2 to the consolidated financial statements and as of June 16, 2004, the Company has minimal liquidity. Additionally and as of March 31, 2004, the Company was in violation of the tangible net worth covenant of its factoring agreement. This continuing condition of minimal liquidity and the lack of adequate external financing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to increasing liquidity are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


As more fully discussed in Note 3 to the consolidated financial statements, the Company has restated its classification of bank overdraft and restricted cash in its consolidated statement of cash flows for the years ended March 31, 2004 and 2003.


                             /s/ Grant Thornton LLP


                                 Miami, Florida
                       June 16, 2004 (except for the last
                        paragraph of Note 7, as to which
                     the date is July 14, 2004 and the fifth
                  paragraph of Note 3, as to which the date is
                               September 20,2004)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders:
The Singing Machine Company, Inc.
and Subsidiary

We have audited the accompanying consolidated statement of operations, changes in stockholders' equity, and cash flows for the year ended March 31, 2002 of The Singing Machine Company, Inc., and Subsidiary. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of The Singing Machine Company, Inc. and Subsidiary for the year ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 3 of the fiscal 2004, 2003 and 2002 consolidated financial statements, subsequent to the issuance of the Company's 2002 and 2001 consolidated financial statements and our report thereon dated May 23, 2002, management determined to restate the 2002 and 2001 consolidated financial statements to reflect a change in their position regarding taxation of certain corporate income and a resulting increase in the income tax provision for years 2002 and 2001. In our related report, we expressed an unqualified opinion. Our opinion on the revised consolidated financial statements, as expressed herein, remains unqualified.

        /S/ SALBERG & COMPANY, P.A.
        BOCA RATON, FLORIDA
        MAY 23, 2002 (EXCEPT FOR NOTE 3 AS TO WHICH THE DATE IS JULY 14, 2003)

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                             September 30      March 31       March 31,
                                                                                 2004            2004           2003
                                                                             ------------    ------------    ------------
                                                                              (Unaudited)
                               Assets
Current Assets
Cash and cash equivalents                                                    $    928,096    $    356,342    $    268,264
Restricted Cash                                                                 1,544,302         874,283         838,411
Accounts Receivable, less allowances of $295,085, $98,000 and
  $406,000, respectively                                                        7,473,955       3,806,166       5,762,944
Due from manufacturers                                                            244,579          95,580       1,091,871
Inventories, net                                                                3,410,275       5,923,267      25,194,346
Prepaid expense and other current assets                                          582,954         783,492       1,449,505
Insurance receivable                                                                   --         800,000              --
Refundable tax                                                                         --       1,178,512              --
Deferred tax asset                                                                     --              --       1,925,612
                                                                             ------------    ------------    ------------
                                                 Total Current Assets          14,184,161      13,817,642      36,530,953
Property and Equipment, at cost less accumulated depreciation
  of $2,700,000  $2,567,000 and $1,473,000, respectively                        1,382,096         983,980       1,096,424
Other Assets
Other non-current assets                                                          483,579         615,773       1,307,917
                                                                             ------------    ------------    ------------
                                                         Total Assets        $ 16,049,836    $ 15,417,395    $ 38,935,294
                                                                             ============    ============    ============
                Liabilities and Shareholders' Equity
Current Liabilities
Bank overdraft                                                               $         --    $     62,282    $    316,646
Accounts payable                                                                7,151,949       4,651,675       7,553,007
Accrued expenses                                                                1,397,626       3,481,905       1,443,406
Customer credits on account                                                     1,560,621       2,111,484         933,002
Subordinated debt-related parties                                               1,000,000       1,000,000         400,000
Revolving credit facilities                                                            --              --       6,782,824
Convertible debentures, net of unamortized discount of 0,
$2,554,511 and 0, respectively                                                         --       1,445,489              --
Due to factor                                                                     474,968              --              --
Income taxes payable                                                            2,563,295       2,447,746       3,821,045
                                                                             ------------    ------------    ------------
                                            Total Current Liabilities          14,148,459      15,200,581      21,249,930

Long Term Liability
Convertible debentures, net of unamortized discount of $2,498,263,
0 and 0, respectively                                                           1,501,737              --              --
                                                                             ------------    ------------    ------------
                                            Total Long Term Liability           1,501,737              --              --
Shareholders' Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized, no
  shares issued and outstanding                                                        --              --              --
Common stock, Class A, $.01 par value;  100,000 shares authorized;
  no shares issued and outstanding                                                     --              --              --
Common stock, $0.01 par value;  18,900,000 shares authorized;                      92,023          87,523          81,717
  9,202,318, 8,752,318 and 8,171,678 shares issued and outstanding
Additional paid-in capital                                                     11,028,636      10,052,498       4,843,430
Accumulated (deficit)/retained earnings                                       (10,721,019)     (9,923,207)     12,760,217
                                                                             ------------    ------------    ------------
                                           Total Shareholders' Equity             399,640         216,814      17,685,364
                                                                             ------------    ------------    ------------
                           Total liabilities and shareholders' equity        $ 16,049,836    $ 15,417,395    $ 38,935,294
                                                                             ============    ============    ============

   The accompanying notes are an integral part of these financial statements

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                UNAUDITED
                                                                    YEARS ENDED MARCH 31,             SIX MONTHS ENDED SEPTEMBER 30
                                                          ------------------------------------------  -----------------------------
                                                              2004           2003           2002           2004           2003
                                                          ------------   ------------   ------------   ------------   ------------
                                                                                        (as restated)
                                                                                           (Note 3)
NET SALES                                                 $ 70,541,128   $ 95,613,766   $ 62,475,753   $ 22,610,160   $ 40,479,551

COST OF SALES
    Cost of Goods Sold                                      68,279,589     72,329,035     40,852,840     17,579,677     33,333,411
    Impairment of Tooling                                      442,989             --             --             --             --
                                                          ------------   ------------   ------------   ------------   ------------

GROSS PROFIT                                                 1,818,550     23,284,731     21,622,913      5,030,483      7,146,140

OPERATING EXPENSES
Advertising                                                  2,340,439      5,032,367      2,377,638        421,795      1,115,434
Commissions                                                  1,024,883        997,529      1,294,543        358,663        560,256
Compensation                                                 5,048,831      4,095,176      2,486,547      1,335,780      2,455,391
Freight and Handling                                         1,423,082      2,112,435      1,242,910        297,144        721,821
Royalty Expense                                              2,294,727      2,257,653      1,862,116        366,333        833,131
Selling, general and administrative expenses                 9,881,887      7,175,341      4,123,779      2,178,226      4,846,883
                                                          ------------   ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                                    22,013,849     21,670,501     13,387,533      4,957,941     10,532,916
                                                          ------------   ------------   ------------   ------------   ------------

(LOSS) INCOME FROM OPERATIONS                              (20,195,299)     1,614,230      8,235,380         72,542     (3,386,776)

OTHER INCOME (EXPENSES)
Other income (Expenses)                                         22,116        196,537        215,840        117,271        (82,980)
Stock based guarantee fees                                          --             --       (171,472)            --             --
Interest expense                                              (995,137)      (406,126)      (112,123)      (243,704)      (450,562)
Interest expense - Amortization of discount on debentures     (757,815)            --                      (743,921)       (56,801)
Interest income                                                  1,216         11,943         16,934             --             --

                                                          ------------   ------------   ------------   ------------   ------------
NET OTHER EXPENSES                                          (1,729,620)      (197,646)       (50,821)      (870,354)      (590,343)
                                                          ------------   ------------   ------------   ------------   ------------

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES            (21,924,919)     1,416,584      8,184,559       (797,812)    (3,977,119)

PROVISION FOR INCOME TAXES                                     758,505        198,772      1,895,494             --      1,003,098
                                                          ------------   ------------   ------------   ------------   ------------

NET (LOSS) INCOME                                         $(22,683,424)  $  1,217,812   $  6,289,065   $   (797,812)  $ (2,974,021)
                                                          ============   ============   ============   ============   ============

(LOSS) EARNINGS PER COMMON SHARE:
    Basic                                                 $      (2.65)  $       0.15   $       0.88   $      (0.09)  $      (0.35)
    Diluted                                               $      (2.65)  $       0.14   $       0.79   $      (0.09)  $      (0.35)

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
    Basic                                                    8,566,116      8,114,330      7,159,142      8,799,313      8,278,469
    Diluted                                                  8,566,116      8,931,385      7,943,473      8,799,313      8,278,469

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          YEARS ENDED MARCH 31
                                                                             --------------------------------------------
                                                                                2004             2003            2002
                                                                             ------------    ------------    ------------
                                                                                                            (as restated)
                                                                                                              (Note 3)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net (loss) earnings                                                    $(22,683,424)   $  1,217,812       6,289,065
      Adjustments to reconcile net (loss) earnings to net cash provided by
          (used in) operating activities
      Depreciation and amortization                                               750,359         622,298         394,456
      Impairment of tooling and Intangible                                        628,405              --              --
      Provision for inventory                                                   3,446,518       3,715,357              --
      Provision for bad debt                                                     (159,676)        393,737          45,078
      Amortization of discount/deferred fees on convertible debentures            909,891              --              --
      Stock compensation expense                                                  632,451              --         171,472
      Deferred taxes                                                            1,925,612      (1,734,194)             --
      Changes in assets and liabilities:
          Accounts Receivable                                                   2,116,454      (2,626,074)     (2,626,329)
          Due from manufacturer                                                   996,291        (603,573)        210,798
          Inventories                                                          15,824,562     (19,635,351)     (4,460,891)
          Prepaid expenses and other assets                                       666,013      (1,020,895)       (352,373)
          Insurance receivable                                                   (800,000)             --              --
          Other non-current assets                                              1,204,630        (426,494)        (91,631)
          Accounts payable                                                     (2,901,332)      5,706,769       1,364,158
          Accrued expenses                                                      2,038,499         153,809         199,445
          Customer credits on account                                           1,178,482         933,002              --
          Current income taxes                                                 (2,551,811)      1,779,117       1,811,439
                                                                             ------------    ------------    ------------
              Net cash provided by (used in) operating activities               3,221,924     (11,524,680)      2,954,687
                                                                             ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                                       (1,266,321)     (1,144,064)       (613,691)
      Proceeds from investment in factor                                               --              --         933,407
      Proceeds from repayment of related party loans                                   --              --         125,117
      Restricted cash                                                             (35,872)       (324,727)       (513,684)
      Investment in and advances in unconsolidated subsidiary                          --              --         298,900
                                                                             ------------    ------------    ------------
              Net cash (used in) provided by investing activities              (1,302,193)     (1,468,791)        230,049
                                                                             ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Borrowings from revolving credit facilities                              28,863,712      47,825,725      21,856,653
      Repayments to revolving credit facilities                               (35,646,536)    (41,042,901)    (21,856,653)
      Proceeds from issuance of convertible debentures                          4,000,000              --              --
      Borrowing from factoring                                                         --              --              --
      Bank Overdraft                                                             (254,364)        316,645              --
      Payment of fees related to convertible debt                                (255,000)             --              --
      Proceeds from subordinated debt-related parties, net                        600,000         400,000              --
      Proceeds from note payable                                                       --              --              --
      Proceeds from related party loan                                                 --              --              --
      Payment on related party loan                                                    --              --              --
      Proceeds from exercise of stock options and warrants                        860,535         242,119       1,319,190
                                                                             ------------    ------------    ------------
              Net cash (used in) provided by financing activities              (1,831,653)      7,741,588       1,319,190
                                                                             ------------    ------------    ------------
INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS                                    88,078      (5,251,883)      4,503,926
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  268,264       5,520,147       1,016,221
                                                                             ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $    356,342    $    268,264    $  5,520,147
                                                                             ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Interest paid                                                          $    943,018    $    406,126    $    112,123
                                                                             ============    ============    ============
      Income taxes paid                                                      $  1,388,804    $    153,849    $    102,415
                                                                             ============    ============    ============

NON-CASH FINANCING ACTIVITIES
Discounts for warrants issued in connection with and beneficial
      conversion feature of convertible debentures                           $  3,312,362    $         --    $         --
                                                                             ============    ============    ============
Financing fees in connection with convertible debentures issuance
      paid in stock and warrants                                             $    409,527    $         --    $         --
                                                                             ============    ============    ============
Warrants issued in connection with convertible debentures amendment         $     30,981    $         --    $         --
                                                                             ============    ============    ============



                                                                                          UNAUDITED
                                                                                SIX MONTHS ENDED SEPTEMBER 30
                                                                                -----------------------------
                                                                                    2004           2003
                                                                                ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net (loss) earnings                                                       $   (797,812)   $ (2,974,021)
      Adjustments to reconcile net (loss) earnings to net cash provided by
          (used in) operating activities
      Depreciation and amortization                                                  177,380         466,301
      Impairment of tooling and Intangible                                                --              --
      Provision for inventory                                                             --              --
      Provision for bad debt                                                              --              --
      Amortization of discount/deferred fees on convertible debentures               743,886         157,172
      Stock compensation expense                                                     293,000         511,933
      Deferred taxes                                                                      --              --
      Changes in assets and liabilities:
          Accounts Receivable                                                     (3,667,789)    (15,368,857)
          Due from manufacturer                                                     (148,999)      1,090,357
          Inventories                                                              2,512,992       4,631,260
          Prepaid expenses and other assets                                          200,537          83,557
          Insurance receivable                                                       800,000              --
          Other non-current assets                                                   132,194              --
          Accounts payable                                                         2,500,274       7,153,298
          Accrued expenses                                                        (2,084,279)      1,054,718
          Customer credits on account                                               (550,863)             --
          Current income taxes                                                     1,294,061      (1,185,998)
                                                                                ------------    ------------
              Net cash provided by (used in) operating activities                  1,404,582      (4,380,280)
                                                                                ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                                            (575,495)       (157,178)
      Proceeds from investment in factor                                                  --              --
      Proceeds from repayment of related party loans                                      --              --
      Restricted cash                                                               (670,019)        (29,192)
      Investment in and advances in unconsolidated subsidiary                             --              --
                                                                                ------------    ------------
              Net cash (used in) provided by investing activities                 (1,245,514)        186,370
                                                                                ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Borrowings from revolving credit facilities                                         --      28,633,112
      Repayments to revolving credit facilities                                           --     (28,902,525)
      Proceeds from issuance of convertible debentures                                    --       4,000,000
      Borrowing from factoring                                                       474,968              --
      Bank Overdraft                                                                 (62,282)       (268,856)
      Payment of fees related to convertible debt                                         --        (255,000)
      Proceeds from subordinated debt-related parties, net                                --              --
      Proceeds from note payable                                                          --         637,122
      Proceeds from related party loan                                               240,000         700,000
      Payment on related party loan                                                 (240,000)             --
      Proceeds from exercise of stock options and warrants                                --         860,535
                                                                                ------------    ------------
              Net cash (used in) provided by financing activities                    412,686       5,404,388
                                                                                ------------    ------------
INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS                                      571,754         837,738
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                     356,342         268,265
                                                                                ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $    928,096    $  1,106,003
                                                                                ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Interest paid                                                             $    238,740    $    350,192
                                                                                ============    ============
      Income taxes paid                                                         $         --    $    205,000
                                                                                ============    ============

NON-CASH FINANCING ACTIVITIES
Discounts for warrants issued in connection with and beneficial
      conversion feature of convertible debentures                              $    687,638    $         --
                                                                                ============    ============
Financing fees in connection with convertible debentures issuance
      paid in stock and warrants                                                $         --    $         --
                                                                                ============    ============
Warrants issued in connection with convertible debentures amendment            $         --    $         --
                                                                                ============    ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                       PREFERRED STOCK                  COMMON STOCK
                                              -------------------------------    --------------------------       PAID IN
                                                    SHARES           AMOUNT          SHARES         AMOUNT        CAPITAL
                                              -----------------   -----------    --------------   ----------   --------------
BALANCE AT MARCH 31, 2001, RESTATED                           -             -         6,538,680       65,387        3,302,982

Net earnings                                                  -             -                 -            -                -
Exercise of warrants                                          -             -           581,100        5,811          584,239
Exercise of employee stock options                            -             -           900,525        9,005          720,135
Fractional share adjustment pursuant to 3:2 stock split       -             -              (278)          (3)          (4,528)
Amortization of deferred guarantee fees                       -             -                 -            -                -
                                              -----------------   -----------    --------------   ----------   --------------
BALANCE AT MARCH 31, 2002, RESTATED                           -             -         8,020,027       80,200        4,602,828

Net earnings                                                  -             -                 -            -                -
Exercise of warrants                                                                     52,500          525           47,600
Exercise of employee stock options                            -             -            99,151          992          193,002
                                              -----------------   -----------    --------------   ----------   --------------
BALANCE AT MARCH 31, 2003                                                             8,171,678       81,717        4,843,430

Net loss
Exercise of employee stock options                            -             -           448,498        4,485        1,076,885
 Warrants issued in connection with convertible
   debenture amendment                                       -             -                 -            -           30,981
Financing fees paid with warrants                             -             -                 -            -          268,386
Warrants issued in connection with and beneficial
  conversion feature of convertible debentures                -             -                 -            -        3,312,362
Issuance of common stock                                      -             -           132,142        1,321          520,454
                                              -----------------   -----------    --------------   ----------   --------------
BALANCE AT MARCH 31, 2004                                     -             -         8,752,318       87,523       10,052,498

Net loss                                                      -             -                 -            -                -
Additional discount of debenture                               -             -                 -            -          687,638
Stock compensation                                            -             -           450,000        4,500          288,500
                                              -----------------   -----------    --------------   ----------   --------------
BALANCE AT SEPTEMBER 30, 2004                                 -   $         -         9,202,318   $   92,023   $   11,028,636
                                              =================   ===========    ==============   ==========   ==============



                                                                               DEFERRED
                                                              RETAINED         GUARANTEE
                                                              EARNINGS           FEES             TOTAL
                                                           ---------------    -----------    ----------------
BALANCE AT MARCH 31, 2001, RESTATED                              5,253,340       (171,472)          8,450,237

Net earnings                                                     6,289,065              -           6,289,065
Exercise of warrants                                                     -              -             590,050
Exercise of employee stock options                                       -              -             729,140
Fractional share adjustment pursuant to 3:2 stock split                  -              -              (4,531)
Amortization of deferred guarantee fees                                  -        171,472             171,472
                                                           ---------------    -----------    ----------------
BALANCE AT MARCH 31, 2002, RESTATED                             11,542,405              -          16,225,433

Net earnings                                                     1,217,812              -           1,217,812
Exercise of warrants                                                     -                             48,125
Exercise of employee stock options                                       -              -             193,994
                                                           ---------------    -----------    ----------------
BALANCE AT MARCH 31, 2003                                       12,760,217                         17,685,364

Net loss                                                       (22,683,424)             -         (22,683,424)
Exercise of employee stock options                                       -              -           1,081,370
 Warrants issued in connection with convertible
   debenture admendment                                                  -              -              30,981
Financing fees paid with warrants                                        -              -             268,386
Warrants issued in connection with and beneficial
  conversion feature of convertible debentures                           -              -           3,312,362
Issuance of common stock                                                 -              -             521,775
                                                           ---------------    -----------    ----------------
BALANCE AT MARCH 31, 2004                                       (9,923,207)             -             216,814

Net loss                                                          (797,812)             -            (797,812)
Additonal discount of debenture                                          -              -             687,638
Stock compensation                                                       -              -             293,000
                                                           ---------------    -----------    ----------------
BALANCE AT SEPTEMBER 30, 2004                              $   (10,721,019)   $         -    $        399,640
                                                           ===============    ===========    ================

THE SINGING MACHINE COMPANY, INC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

OVERVIEW

The Singing Machine Company, Inc., a Delaware corporation, and Subsidiary (the "Company," or "The Singing Machine") are primarily engaged in the development, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. The products are sold directly to distributors and retail customers.

The preparation of The Singing Machine's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Future events and their effects cannot be determined with absolute certainty; therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Company's financial statements. Management evaluates its estimates and assumptions continually. These estimates and assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. These estimates and The Singing Machine's actual results are subject to the risk factors listed in Quantitative and Qualitative Disclosure About Market Risk section.

The management of the Company believes that a higher degree of judgment or complexity is involved in the following areas:

UNAUDITED INTERIM RESULTS. The accompanying balance sheet as of September 30, 2004 and the statements of operations and cash flows for the six months ended September 30, 2004 and 2003 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for these periods. The data disclosed in the notes to the financial statements for these periods and through the date of this filing are also unaudited.

COLLECTIBILITY OF ACCOUNTS RECEIVABLE. The Singing Machine's allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be an amount sufficient to respond to normal business conditions. Management sets 100% reserves for customers in bankruptcy and other reserves based upon historical collection experience. Should business conditions deteriorate or any major customer default on its obligations to the Company, this allowance may need to be significantly increased, which would have a negative impact on operations.

INVENTORY. The Singing Machine reduces inventory on hand to its net realizable value on an item by item basis when it is apparent that the expected realizable value of an inventory item falls below its original cost. A charge to cost of sales results when the estimated net realizable value of specific inventory items declines below cost. Management regularly reviews the Company's investment in inventories for such declines in value.

INCOME TAXES. Significant management judgment is required in developing The Singing Machine's provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized. At December 31, 2003 and March 31, 2004, the Company concluded that a valuation allowance was needed against all of the Company's deferred tax assets, as it was not more likely than not that the deferred taxes would be realized. At September 30, 2004 and as of March 31, 2004 and 2003, The Singing Machine had gross deferred tax assets of $8.7, $8.2 million and $1.9 million, against which the Company recorded valuation allowances totaling $8.7, $8.2 million and $0, respectively.

For the fiscal year ended March 31, 2004, the Company recorded a tax provision of $758,505. This occurred because the valuation allowance established against the Company's deferred tax assets exceeded the amount of the benefit created from carrying back a portion of the current year's losses. The carry-back of the losses from the current year resulted in an income tax receivable of $1.1 million, which is included in refundable tax in the accompanying balance sheets. We have received the tax fund of $1.1 million on August 24, 2004, which has been used to pay related parties' loan and the vendors. The Company has now exhausted its ability to carry back any further losses and therefore will only be able to recognize tax benefits to the extent that it has future taxable income.

For the six months ended September 30, 2004, the Company recorded no tax provision. This occurred because the Company has net operating losses during this period and has not recorded a benefit for the current period's losses because realizability is not likely.

The Company's subsidiary has applied for an exemption of income tax in Hong Kong. Therefore, no taxes have been expensed or provided for at the subsidiary level. Although no decision has been reached by the governing body, the parent company has reached the decision to provide for the possibility that the exemption could be denied and accordingly has recorded a provision for Hong Kong taxes in fiscal 2003 and 2002. There was no provision for Hong Kong income taxes in fiscal 2004 due to the subsidiary's net operating losses.

Hong Kong income taxes payable totaled $2.4 million at March 31, 2004 and 2003 and is included in the accompanying balance sheets as income taxes payable.

The Company effectively repatriated approximately $2.0 million, $5.6 million and $5.7 million from its foreign operations in 2004, 2003 and 2002, respectively. Accordingly, these earnings were taxed as a deemed dividend based on U.S. statutory rates. The Company has no remaining undistributed earnings of the Company's foreign subsidiary.

The Company operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management's opinion, adequate provisions for income taxes have been made.

OTHER ESTIMATES. The Singing Machine makes other estimates in the ordinary course of business relating to sales returns and allowances, warranty reserves, and reserves for promotional incentives. Historically, past changes to these estimates have not had a material impact on the Company's financial condition. However, circumstances could change which may alter future expectations.

THE FOLLOWING ARE THE COMPANY'S REMAINING ACCOUNTING POLICIES.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of The Singing Machine Company, Inc. and its wholly-owned Hong Kong Subsidiary, International SMC (HK) Limited ("Hong Kong Subsidiary"). All intercompany accounts and transactions have been eliminated in consolidation.

STOCK SPLITS

On March 15, 2002, the Company affected a 3 -for -2 stock split. All share and per share data have been retroactively restated in the accompanying consolidated financial statements to reflect the split.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Hong Kong Subsidiary is its local currency. The financial statements of the subsidiary are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The effect of exchange rate changes on cash at March 31, 2004, 2003 and 2002 were also not material.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at September 30, 2004, March 31, 2004 and 2003 include approximately $799,315, $140,000 and $73,000, respectively, held in foreign banks by the Hong Kong Subsidiary.

COMPREHENSIVE EARNINGS (LOSSES)

Other comprehensive earnings (losses) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. For the six months ended September 30, 2004, years ended March 31, 2004, 2003 and 2002, there was no other comprehensive earnings (losses).

INVENTORIES

Inventories are comprised of electronic karaoke audio equipment, accessories, and compact discs and are stated at the lower of cost or market, as determined using the first in, first out method. Inventory consigned to customers at September, 30, 2004, March 31, 2004 and 2003 was $293,230, $300,914 and $56,695,
respectively.

The following table represents the major components of inventory:

                               September 30, 2004    March 31,        March 31,
                                  (Unadited)           2004             2003
Finished Goods                     $ 3,410,275      $ 5,801,917      $24,092,406
Inventory in Transit                                $   121,350      $ 1,101,940
                                   -----------      -----------      -----------

Total Inventories                  $ 3,410,275      $ 5,923,267      $25,194,346
                                   ===========      ===========      ===========

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows attributable to the related assets are less than the carrying amount, the carrying amounts are reduced to fair value and an impairment loss is recognized in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." During the year ended March 31, 2004, the Company recorded an impairment charge totaling $442,989 on certain tooling. The charge was the result of the Company's decision to discontinue certain inventory models.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as a separate component of operating expenses and those billed to customers are recorded as revenue in the statement of operations.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to their estimated useful lives using accelerated and straight-line methods.

REVENUE RECOGNITION

Revenue from the sale of equipment, accessories, and musical recordings are recognized upon the later of (a) the time of shipment or (b) when title passes to the customers, all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenues from sales of consigned inventory are recognized upon sale of the product by the consignee. Net sales are comprised of gross sales net of a provision for actual and estimated future returns, discounts and volume rebates. The provision for actual and estimated sales returns for six months ended September 30, 2004 and September 30, 2003 was $1.9 million and $4.1 million, respectively. The total returns represents 8.4% and 10.1% of the net sales for six months ended September 30, 2004 and 2003. The provision for actual and estimated sales returns for fiscal year ended March 31, 2004, 2003 and 2002 was $6.6 million, $9.9 million and $6.3 million, respectively. The total returns represents 9.4%, 10.4% and 10.0% of the net sales for fiscal year ended March 31, 2004 , 2003 and 2002, respectively.

DUE FROM MANUFACTURER

The Hong Kong Subsidiary operates as an intermediary to purchase karaoke hardware from factories located in China on behalf of the Company. Certain manufacturers credited the Company for the return of inventory to the factory for rework. One manufacturer also credited the Company for volume incentive rebates on purchases in fiscal 2003. The balance due from these manufacturers as of September 30, 2004, March 31, 2004 and 2003 was $244,579, $95,580 and
$1,091,871, respectively and will be applied to future purchases of inventory.

CUSTOMER CREDITS ON ACCOUNT

Customer credits on account represent customers that have received credits in excess of their accounts receivable balance. These balances were reclassified for financial statement purposes as current liabilities until paid or applied to future purchases.

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company applied the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure an amendment of FASB Statement No. 123", which permits entities to provide pro forma net earnings
(loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied to options granted.

Had compensation cost for the Company's stock-based compensation plan been determined using the fair value method for awards under that plan, consistent with SFAS No. 123, "Accounting for Stock Based Compensation", the Company's net earnings (loss) would have been changed to the pro-forma amounts indicated below for the years ended March 31:

                                                                      Fiscal years ended March 31
                                                         --------------------------------------------------
                                                              2004              2003              2002
                                                         --------------    --------------    --------------
Net (loss) earnings, as reported                         $  (22,683,424)   $    1,217,812    $    6,289,065
Deductes: Total stock-based employee
  compensation expensed determined under
  fair value based method                                $     (723,058)   $   (1,740,624)   $     (115,489)

Net (loss) earnings, pro forma                           $  (23,406,482)   $     (522,812)   $    6,173,576

Net (loss) earnings per share - basic      As reported   $        (2.65)   $         0.15    $         0.88
                                           Pro forma     $        (2.73)   $        (0.06)   $         0.86
Net (loss) earnings per share - diluted    As reported   $        (2.65)   $         0.14    $         0.79
                                           Pro forma     $        (2.73)   $        (0.06)   $         0.78

                                                                    Six Months Ended
                                                            ---------------------------------
                                                            September 30,     September 30,
                                                                 2004              2003
                                                            --------------    --------------
                                                               Unaudited         Unaudited
Net (loss) earnings, as reported                            $     (797,812)   $   (2,974,021)
Deductes: Total stock-based employee
  compensation expensed determined under
  fair value based method                                   $     (158,964)   $     (402,904)

Net (loss) earnings, pro forma                              $     (956,776)   $   (3,376,925)

Net (loss) earnings per share - basic      As reported      $        (0.09)   $        (0.35)
                                           Pro forma        $        (0.18)   $        (0.40)
Net (loss) earnings per share - diluted    As reported      $        (0.09)   $        (0.35)
                                           Pro forma        $        (0.18)   $        (0.40)

The effect of applying SFAS No. 123 is not likely to be representative of the effects on reported net earnings (loss) for future years due to, among other things, the effects of vesting.

For financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock option granted was estimated on the date of grant using the Black- Scholes Option-Pricing Model in accordance with SFAS No. 123 using the following weighted-average assumptions:

o Fiscal 2004: expected dividend yield 0%, risk- free interest rate of 4%, volatility between 80% and 110% and expected term of three years.

o Fiscal 2003: expected dividend yield 0%, risk- free interest rate of 4%, volatility 71% and expected term of three years.

o Fiscal 2002: expected dividend yield 0%, risk- free interest rate of 6.08% to 6.81%, volatility 42% and expected term of two years.

o For six months ended September 30, 2004: Expected dividend yield 0%, risk-free interest rate of 4%, volatility 81.5% and expected term of five years.

o For six months ended September 30, 2003: Expected dividend yield 0%, risk-free interest rate of 4%, volatility 79.9% and expected term of five years.

ADVERTISING

Costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. The Company has cooperative advertising arrangements with its vendors and accrues the cost of advertising as a selling expense, calculated on the related revenues. Advertising expense for the years ended March 31, 2004, 2003 and 2002 was $2,340,439, $5,032,367 and $2,377,638,
respectively. Advertising expense for six months ended September 30, 2004 and 2003 was $421,795 and $1,115,434, respectively.

RESEARCH AND DEVELOPMENT COSTS

All research and development costs are charged to results of operations as incurred. These expenses are shown as a component of selling, general & administrative expenses in the consolidated statements of operations. For the years ended March 31, 2004, 2003 and 2002, these amounts totaled $302,144, $674,925 and $181,866, respectively. For six months ended September 30, 2004 and 2003, these amounts total $80,550 and $89,690, respectively.

EARNINGS PER SHARE

In accordance with SFAS No. 128, "Earnings per Share", basic (loss) earnings per share is computed by dividing the net (loss) earnings for the year by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding including the effect of common stock equivalents.

The following table presents a reconciliation of basic earnings, loss per share and diluted earnings per share:

                                                          Fiscal years ended March 31                   Six months ended
                                                   -------------------------------------------  ------------------------------
                                                                                                September 30,    September 30,
                                                       2004            2003           2002           2004            2003
                                                   ------------    ------------   ------------   ------------    ------------
                                                                                                 (Unaudited)      (Unaudited)
Net (loss) earnings                                $(22,683,424)   $  1,217,812   $  6,289,065   $   (797,812)   $ (3,977,119)
(Loss) earnings available to common shareholders   $(22,683,424)   $  1,217,812   $  6,289,065   $   (797,812)   $ (3,977,119)
Weighted average shares outstanding - basic           8,566,116       8,114,330      7,159,142      8,799,313       8,389,165
(Loss) earnings per share - basic                  $      (2.65)   $       0.15   $       0.88   $      (0.09)   $      (0.35)

Effect of dilutive securities:
  Stock options/Warrants                                     --         817,055        784,331             --              --
  Convertible debentures                                     --              --             --             --              --

Weighted average shares outstanding - diluted         8,566,116       8,931,385      7,943,473      8,799,313       8,389,165
Earnings per share - diluted                       $      (2.65)   $       0.14   $       0.79   $      (0.09)   $      (0.35)

For fiscal years ended 2004, 2003 and 2002, 2,657,532, 0 and 0 common stock equivalents were not included in the computation of diluted earnings per share as their effect would have been antidilutive.

For six months ended September 30, 2004 and 2003, 4,002,580 and 2,369,202 common stock equivalents were not included in the diluted per share calculation as their effect would have been antidilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company's short-term financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short period to maturity for these instruments.

RECLASSIFICATIONS

Certain prior years amounts have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (and Interpretation of ARB No. 51)" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The adoption of FIN 46 did not have a material effect on the Company's financial condition, results of operations, or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments with Characteristics of both Liabilities and Equity." This statement amends and clarifies accounting for derivatives instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except as for provisions that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective dates. The adoption of SFAS No. 149 did not have a material impact on the Company's financial condition, results of operations, or cash flows.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity and is effective financial instruments entered into or modified after May 31, 2003; otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003 the adoption of SFAS No. 150 did not have a material impact on the Company's financial condition, results of operations, or cash flows.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

The Company has an accumulated deficit in shareholders equity and is experiencing difficulty in keeping payments current with various vendors. As a result, the Company's independent registered public accounting firm has expressed substantial doubt in the Company's ability to continue as a going concern in their report for the years ended March 31, 2004 and 2003, which was included in the Company's annual report on Form 10-K.

Operations will be financed using the following methods:

o Vendor Financing. The Company's key vendors in China have agreed to manufacture on behalf of the Company, without advanced payments.

o A significant amount of committed customer orders have been sold under customer letters of credit terms. The customer's letters of credit will be used as collateral to provide advances to our vendors. The customers will pay and take title of the karaoke machines in China as the karaoke machines are shipped. This will generate immediate funds to pay the vendors and generate additional cash flows.

o Asset based lending facility with an US bank for factoring credit of $2.5 million to financing the account receivables in the USA

On June 16 2004, Edward Steele, former officer and director, advanced $40,000 to us. The loan was interest free and paid in full on August 30, 2004.

On July 14, 2004, Josef A. Bauer, a director, advanced a short-term loan of $200,000 to us which we used to meet our working capital obligations. The interest rate on the loan is 8.5% per annum and the loan is payable on demand. On August 26, 2004, we repaid Mr. Buaer a total of $202,109, including $2,109 in interest.

There can be no assurances that forecasted results will be achieved or that additional financing will be obtained. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEARS 2002 AND 2001

In June 2003, management revised its position on taxation of its subsidiary's income by the United States and by the Hong Kong tax authorities.

With regard to taxation in Hong Kong, the Company's subsidiary had previously applied for a Hong Kong offshore claim income tax exemption based on the locality of profits of the Hong Kong subsidiary. Management believed that the exemption would be approved because the source of all profits of the Hong Kong subsidiary is from exporting to customers outside of Hong Kong. Accordingly, no provision for income taxes was provided in the consolidated financial statements as of March 31, 2002 and 2001. However, full disclosure was previously reflected in the audited financial statements for years ended March 31, 2002 and 2001 of the estimated amount that would be due to the Hong Kong tax authority should the exemption be denied. Management is continuing its exemption application process. However, due to the extended period of time that the application has been outstanding, as well as management's reassessment of the probability that the application will be approved, management has determined to restate the 2002 and 2001 consolidated financial statements to provide for such taxes. The effect of such restatement is to increase income tax expense by $748,672 and $468,424 in fiscal 2002 and 2001, respectively. However, the Company can claim United States foreign tax credits in 2002 for these Hong Kong taxes, which is reflected in the final restated amounts.

With regard to United States taxation of foreign income, the Company had originally taken the position that the foreign income of the Hong Kong subsidiary qualified for a deferral under the Internal Revenue Code allowing for such income to be indefinitely deferred and not taxed in the United States until such income is repatriated. Full disclosure of the amount and nature of the indefinite deferral for fiscal year 2002 was reflected in the income tax footnote of the consolidated financial statements for that year. The internal revenue code, regulations and case law regarding international income taxation is quite complex and subject to interpretation. Each case is determined based on the individual facts and circumstances. Due to certain inter-company loans made in 2002 and 2003, the profits previously considered to be indefinitely deferred became partially taxable as "deemed dividends" under section 956 of the Internal Revenue Code. Although certain arguments against the imposition of a "deemed dividend" may be asserted, management has determined to restate the fiscal year 2002 consolidated financial statements based on its reassessment of its original position. The effect of such restatement is to increase income tax expense by $1,027,545 in fiscal year 2002, which includes the utilization of the foreign tax credits referred to above.

The net effect of the above two adjustments is to decrease net income by $1,776,217 and $468,424 in fiscal 2002 and 2001. The net effect on net income per share is to decrease net income per share basic and diluted by $0.25 and $0.23, respectively in fiscal 2002 and decrease net income per share basic and diluted by $0.07 and $0.06, respectively in fiscal 2001.


In September, 2004, management revised the cash flow for the period ending March 31, 2003, June 30, 2003, September 30, 2003 ,December 31, 2003 and March
31,2004. The amendments are related to the reclassification of the "Restrict Cash" and "Bank Overdraft". There is no effect to the Statement of Operations. The following table shows the reclassification of the cash flow:

                THE SINGING MACHINE COMPANY, INC. AND SUBSIDIARY
                 COMPRESSED CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                FOR QUARTERS ENDED
                                                -----------------------------------------------------------------------------------
                                                  06/30/03     06/30/03      09/30/03      09/30/03       12/31/03      12/31/033
                                                -----------   -----------   -----------   -----------   ------------   ------------
                                                AS REPORTED   AS AMENDED    AS REPORTED    AS AMENDED    AS REPORTED    AS AMENDED
                                                -----------   -----------   -----------   -----------   ------------   ------------
                                                (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities
   Net Income                                   $(2,317,352)  $(2,317,352)  $(2,974,021)  $(2,974,021)  $(13,424,622)  $(13,424,622)

      Net Cash Used in Operating Activities         (10,948)      282,757    (4,678,328)   (4,380,280)    (4,998,092)    (4,998,092)
                                                -----------   -----------   -----------   -----------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net cash used in Investing Activities           (299,186)     (322,897)     (157,178)     (186,370)      (434,065)      (462,067)
                                                -----------   -----------   -----------   -----------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Net cash provided by Financing Activities        128,282      (141,712)    5,673,244     5,404,388      5,399,850      5,427,852
                                                -----------   -----------   -----------   -----------   ------------   ------------

DECREASE IN CASH AND CASH EQUIVALENTS              (181,852)     (181,852)      837,738       837,738        (32,307)       (32,307)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD    268,265       268,265       268,265       268,265        268,265        268,265
                                                -----------   -----------   -----------   -----------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD      $    86,413   $    86,413   $ 1,106,003   $ 1,106,003   $    235,958   $    235,958
                                                ===========   ===========   ===========   ===========   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
   Cash paid during the year for interest       $   188,469   $   188,469   $   350,192   $   350,192   $    591,817   $    591,817
                                                ===========   ===========   ===========   ===========   ============   ============
   Cash paid during the year for income taxes   $        --   $        --   $   205,000   $   205,000   $    205,000   $    205,000
                                                ===========   ===========   ===========   ===========   ============   ============
                                                                       FOR YEARS ENDED
                                                    ---------------------------------------------------------
                                                      03/31/03       03/31/03       03/31/04        03/31/04
                                                    ------------   ------------   ------------   ------------
                                                    AS REPORTED     AS AMENDED     AS REPORTED    AS AMENDED
                                                    ------------   ------------   ------------   ------------
Cash flows from operating activities
   Net Income                                       $  1,217,812   $  1,217,812   $(22,683,424)  $(22,683,424)

      Net Cash Used in Operating Activities          (11,532,761)   (11,524,680)     3,221,924      3,221,924
                                                    ------------   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Net cash used in Investing Activities           (1,144,064)    (1,468,791)    (1,266,321)    (1,302,193)
                                                    ------------   ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES

      Net cash provided by Financing Activities        7,424,943      7,741,589     (1,867,525)    (1,831,653)
                                                    ------------   ------------   ------------   ------------

DECREASE IN CASH AND CASH EQUIVALENTS                 (5,251,882)    (5,251,882)        88,078         88,078

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD       5,520,147      5,520,147        268,264        268,264
                                                    ------------   ------------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD          $    268,265   $    268,265   $    356,342   $    356,342
                                                    ============   ============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the period for interest      $    406,126   $    406,126   $    943,018   $    943,018
                                                    ============   ============   ============   ============
      Cash paid during the year for income taxes    $    153,849   $    153,849   $  1,388,804   $  1,388,804
                                                    ============   ============   ============   ============


NOTE 4 - ACCOUNTS RECEIVABLE FACTORING AGREEMENT

On February 9, 2004, the Company entered into a factoring agreement with Milberg Factors, Inc. ("Milberg") of New York City. The agreement allows the Company, at the discretion of Milberg, to factor its outstanding receivables without recourse up to a maximum of the lesser of $3.5 million or 80% of eligible accounts receivable, less certain reserves determined by Milberg. The Company will pay 0.8% of gross receivables in fees and the average balance of the line will be subject to interest on a monthly basis at prime plus 0.75% with a minimum rate not to decrease below 4.75%. The agreement contains minimum aggregate charges in any calendar year of $200,000, limits on incurring any additional indebtedness and the Company must maintain tangible net worth and working capital above $7.5 million. Milberg also received a security interest in all of the Company's accounts receivable and inventory located in the United States and a pledge of 66 2/3% of the Hong Kong Subsidiary. For the year ending March 31, 2004, the Company incurred $141,455 in related charges which are included in selling, general and administrative expenses in the accompanying statements of operations.

No accounts were factored for the six months ended September 30, 2004 and for the year ended March 31, 2004. As of March 31, 2003, the Company was in violation of the minimum tangible net worth and working capital requirements and subsequent to March 31, 2004, the agreement was terminated.

On August 4, 2004, the Company commenced to factor its accounts receivables through Crestmark bank in Detroit, Michigan. The agreement allows the Company, at the discretion of Crestmark, to factor its outstanding receivables, with recourse, up to a maximum of the lesser of $2.5 million or 70% of eligible accounts receivable. The Company will pay 1% of gross receivables in fees with a $9,000 minimum maintenance fee per month. The average balance of the line will be subject to interest on a monthly basis at prime plus 2%. The rate is currently 6.75%. The agreement contains a liquidated damages fee of $162,000 for early termination.

Crestmark Bank also received a security interest in all of the Company's accounts receivables and inventory located in the United States. The Company's debenture holders have subordinated their $4 million secured convertible debentures to the Crestmark debt.

As of September 30, 2004, the outstanding amount due to Crestmark bank for factoring is $474,968.

NOTE 5 - PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

                                       Useful      Sepember 30      March 31      March 31
                                        Live          2004           2004           2003
                                                   (Unaudited)
Computer and office equipment          5 years     $   465,809    $   465,810    $   313,222
Furniture and fixtures                 5-7 years       381,424        381,164        341,777
Leasehold improvement                  *               103,776        103,776        110,841
Molds and tooling                      3 years       3,655,925      2,903,822      1,803,435
                                                   -----------    -----------    -----------
                                                     4,606,934      3,854,572      2,569,275

Less: Accumulated depreciation                      (3,224,838)    (2,870,592)    (1,472,850)
                                                   -----------    -----------    -----------
                                                   $ 1,382,096    $   983,980    $ 1,096,425
                                                   ===========    ===========    ===========

* Shorter of remaining term of lease or useful life

NOTE 6 - RESTRICTED CASH

The Company, through the Hong Kong Subsidiary, maintains a letter of credit facility and short term loan with a major international bank. The Hong Kong Subsidiary was required to maintain a separate deposit account in the amount of $1,544,302, $874,283 and $838,411 at September 30, 2004 and as of March 31, 2004
and 2003, respectively. This amount is shown as restricted cash in the accompanying balance sheets.

NOTE 7 - LOANS AND LETTERS OF CREDIT

CREDIT FACILITY

The Hong Kong Subsidiary maintains separate credit facilities at two international banks. The primary purpose of the facilities is to provide the Subsidiary with the following abilities:

o Overdraft protection facilities ;

o Issuance and negotiation of letters of credit,

o Trust receipts; and

o A Company credit card .

The facilities are secured by a corporate guarantee from the US company, restricted cash on deposit with the lender and require that the Hong Kong Subsidiary maintain a minimum tangible net worth of $2.7 million. The Hong Kong Subsidiary was in compliance with the requirement as of September 30, 2004. The maximum available credit under the facility is 2.0 million. The credit facilities have been increased to $4 million by increasing the fixed deposit with the bank, which is used as collateral. The balances due under the facility at September 30, 2004, March 31, 2004 and 2003 were 0 and $62,282 and 316,646, respectively. The interest rate is approximately 4%. At September 30, 2004, the Company has used all credit facilities to open the letter of credit to the factories for the purchase. The company does not have any additional availability under these facilities.

On April 26, 2001, the Company executed a Loan and Security Agreement with a commercial lender, which as amended was due to expire on March 31, 2004. As of January 31, 2004 the loan was paid in full, the facility was terminated and the UCC filings were released.

RELATED PARTY LOANS

On July 14, 2004, Josef A. Bauer, a director, advanced a short-term loan of $200,000 to us which we are to use to meet our working capital obligations. The interest rate on the loan is 8.5% per annum and the loan is payable on demand. On August 26, 2004, we repaid Mr. Buaer a total of $202,109, including $2,109 in interest.

On June 16, 2004, Edward Steele, former officer and director, advanced $40,000 to us. The loan was interest fee and paid in full on August 30, 2004.

On or about July 10, 2003, certain officers and directors of our company advanced $1 million to our company pursuant to written loan agreements. The officer was Yi Ping Chan and the directors were Josef A. Bauer and Howard Moore. Mr. Moore resigned from our Board, effective as October 17, 2003. Additionally, Maureen LaRoche, a business associate of Mr. Bauer, participated in the financing. The loans accrue interest at 9.5% per annum and as of September 30, 2004, all interest was accrued, and the unpaid amount totaled approximately $23,750. These loans were originally scheduled to be repaid by October 31, 2003 and are now due on demand. These loans were subordinated to Milberg's factoring agreement, which we terminated effective as of July 14, 2004 and subsequently subordinated to Crestmark Bank.

NOTE 8 - CONVERTIBLE DEBENTURES WITH WARRANT

In September 2003, the Company issued $4 million of 8% Convertible Debentures in a private offering which are due February 20, 2006 ("Convertible Debentures"). The net cash proceeds received by the Company were $3,745,000 after deduction of cash commissions and other expenses.

The Convertible Debentures are convertible at the option of the holders and were initially convertible into 1,038,962 common shares at a conversion price of $3.85 per common share subject to certain anti-dilution adjustment provisions, at any time after the closing date. The repayment of the Convertible Debentures was subordinated to a factoring agreement with Milberg Factors, which was terminated as of July 14, 2004.

These Convertible Debentures were issued with 457,143 detachable stock purchase warrants with an exercise price of $4.025 per share. These warrants may be exercised at anytime after September 8, 2003 and before September 7, 2006 and are subject to certain anti-dilution provisions. The warrants are also subject to an adjustment provision; whereas the price of the warrants may be changed under certain circumstances.

The Convertible Debentures bear interest at the stated rate of 8% per annum. Interest is payable quarterly on March 1, June 1, September 1, and December 1. The interest may be payable in cash, shares of Common Stock, or a combination thereof subject to certain provisions and at the discretion of the Company.

In accounting for this transaction, the Company allocated the proceeds based on the relative estimated fair value of the stock purchase warrants and the convertible debentures. This allocation resulted in a discount on the convertible debentures of $3.3 million, which is being amortized over the life of the debt on a straight-line basis to interest expense, which is not materially different from effective interest method.

On February 9, 2004, the Company amended its convertible debenture agreements to increase the interest rate to 8.5% and to grant warrants to purchase an aggregate of 30,000 shares of the Company's common stock to the debenture holders on a pro-rata basis. These concessions are in consideration of the debenture holder's agreements to (i) enter into new subordination agreements with Milberg, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and (iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. The new warrants have an exercise price equal to $1.52 per share and the fair value of these warrants was estimated by using the Black-Scholes Option-Pricing Model and totaled $30,981. This amount was expensed as a component of selling, general and administrative expenses during the three months ended December 31, 2003. Pursuant to the Convertible Debenture agreements, the Company was required to register the shares of common stock underlying the debentures and detachable stock purchase warrants issued in connection with the debentures. The registration of the common shares was required to be effective by July 1, 2004.

On November 8, 2004, the Company executed a letter agreement with the debenture holders, whereby the Company agreed to change the interest rate on the debenture to 9% in exchange for the debenture holders agreeing to (i) execute a subordination agreement with Crestmark Bank, (ii) waive all liquidated damages due under the transaction documents through January 7, 2005, and (iii) withdraw any demand for repayment under the debenture.

According to the anti-dilution adjustment provision, If the Singing Machine sells shares of its common stock at an effective price less than Set Price, the debentures' holders are entitled to convert their debentures into shares at a new conversion price, which equals to the original set price minus 75% of the difference between the Set Price and the new price if the event occurs before September 8, 2004. On July 30, 2004, the Singing Machine received the court approval of the Class Action Lawsuit (case# 03-CV-80596). The Singing Machine issued 400,000 shares to the plaintiff as part of the settlement on September 23, 2004. The market closing price on July 30, 2004 was $0.60 per share. The event has triggered the conversion price reset for the convertible debentures.

According to the Emerging Issue Task Force (EITF) Issue No. 00-27, if the terms of a contingent conversion option do not permit an issuer to compute the number of shares that the holder would receive if the contingent event occurs and the conversion price is adjusted, an issuer should wait until the contingent event occurs and then compute the resulting number of shares that would be received pursuant to the new conversion price. The incremental intrinsic value that resulted from the price reset equals additional shares multiplied by the stock market price at the issuing date of the debentures, which would be recorded as discount of convertible debentures and amortized over the remaining life of the debentures. The new adjusted conversion price is $1.41 [3.85- (3.85-0.60) X 75%] while the conversion price of each warrant is $1.46. As of July 30,2004, the number of shares issuable upon conversion of the debentures is 2,831,858. As a result, an additional discount of $687,638 was recorded, which is being amortized over the remaining life of the debentures. Total amortization for the six months ended September 30, is $743,921 and the unamortized discount is $2,498,263 as of September 30, 2004.

In connection with the Convertible Debentures the Company paid financing fees as follows: 103,896 stock purchase warrants, with a fair value of $268,386, 28,571 shares of common stock with a fair value of $141,141, and cash of $255,000. Total financing fees of $664,527 were recorded as deferred fees and are being amortized over the term of the debentures.

The unamortized deferred fees are reported in other non-current assets in the accompanying balance sheets and total $378,246 as of September 30, 2004.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

CLASS ACTION From July 2, 2003 through October 2, 2003, seven securities class action lawsuits and a shareholder's derivative action were filed against the Company and certain of its officers and directors in the United States District Court for the Southern District of Florida on behalf of all persons who purchased the Company's securities during the various class action periods specified in the complaints. On September 18, 2003, United States District Judge William J. Zlock entered an order consolidating the seven (7) purported class action law suits and one (1) purported shareholder derivative action into a single action case styled Frank Bielansky v. the Company, Salberg & Company, P.A., et al - Case Number: 03-80596 - CIV - ZLOCK (the "Class Action"). Salberg & Company, P.A. is our former independent auditor. The complaints that were filed allege violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934 and Rule 10(b)-5. The complaints seek compensatory damages, attorney's fees and injunctive relief.

The Company entered into a settlement agreement with the plaintiffs in the Class Action in March 2004. At a hearing in April 2004, the Court gave preliminary approval for the settlement and directed that notices be sent to shareholders pursuant to the settlement agreement. The notices advised shareholders of their rights and responsibilities concerning the settlement. We entered into a settlement agreement with the plaintiffs in the Class Action in March 2004.

Pursuant to the terms of the settlement agreement, the Company is required to make a cash payment of $800,000 and Salberg & Company, P.A., our former auditor, is required to make a payment of $475,000. Our cash payment of $800,000 is covered by our liability insurance and our insurer has placed this payment in an escrow account pending final approval of the Settlement. In addition, the Company is obligated to issue 400,000 shares of its common stock and may also provide other non-cash consideration. The pending settlement would also obligate the Company to implement certain corporate governance changes, including an expansion of its Board of Directors to six members with independent directors comprising at least 2/3 of the total Board seats.

As of March 31, 2004, the Company recorded an expense equal to the total estimated cost of the settlement less the amount expected to be reimbursed by the Company's insurance carrier. The net charge associated with this matter totaled approximately $462,000 and is included as a component of selling, general and administrative expenses in the accompanying statements of operations.


The court entered an order approving the settlement agreement on July 30, 2004. The Company has issued the 400,000 thousand shares to the plaintiffs on January 1, 2005 and $800,000 was placed in escrow for the benefit of the plaintiffs.


OTHER MATTERS. In August 2003, we were advised that the Securities and Exchange Commission had commenced an informal inquiry of our company. We are cooperating fully with the SEC staff. It appears that the investigation is focused on the restatement of our audited financial statements for fiscal 2002 and 2001. We have been advised that an informal inquiry should not be regarded as an indication by the SEC or its staff that any violations of law have occurred or as a reflection upon any person or entity that may have been involved in those transactions. We have been informed by SEC in October, 2004 that the informal inquiry has been closed.

The Company entered into a settlement agreement with an investment banker on November 17, 2003. Pursuant to this agreement, the Company agreed to pay the sum of $181,067 over a five month period and issue to the investment banker 40,151 shares of stock with a fair value of $94,355. As of the date of the settlement agreement, the Company expensed the total amount of the settlement, which is included as selling, general and administrative expenses in the accompanying statements of operations. As of March 31, 2004, the unpaid balance totaled $72,427 and is included in accounts payable in the accompanying balance sheets.

The Company is also subject to various other legal proceedings and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or other legal claims is difficult to predict, significant changes in the estimated exposures could occur, which could have a material impact on the Company's operations.

LEASES

The Company has entered into various operating lease agreements for office and warehouse facilities in Coconut Creek, Florida, Compton, California, Rancho Dominguez, California and Kowloon, Hong Kong. The leases expire at varying dates. Rent expense for fiscal 2004, 2003 and 2002 was $1,542,041, $901,251 and $333,751, respectively. Rent expense for six months ended September 30, 2004 and 2003 was $333,668 and $654,137, respectively.

In addition, the Company maintains various warehouse and computer equipment operating leases.

Future minimum lease payments under property and equipment leases with terms exceeding one year as of September 30, 2004 are as follows:

              Property Lease         Equipment Lease
              --------------------------------------

2005             $  439,829             $   11,416
2006             $  620,717             $   14,426
2007             $  536,412             $    7,968
2008             $  402,309             $    1,235
2009             $       --             $       --
                 ----------             ----------
                 $1,999,267             $   35,045
                 ==========             ==========

EMPLOYMENT AGREEMENTS

The Company has employment contracts with one key officer and one employee as of September 30, 2004. These agreements provide for base salaries, with annual cost of living adjustments and travel allowances and expire through March 31, 2006. In the event of a termination for cause or in the event of a change of control, as defined in the agreements, the employees would be entitled to a lump sum payment in the aggregate of $533,000.

MERCHANDISE LICENSE AGREEMENTS

The Company entered into a licensing agreement with MTV in November 2000 and had amended the agreement five times since that date. This license covers the sale of MTV products in the United States, Canada and Australia. During fiscal 2004, the Company's product line consisted of nine MTV branded machines and a wide assortment of MTV branded music. The license agreement as amended with MTV currently expires on December 31, 2004, subject to MTV's option, at its sole discretion, to extend the agreement. The minimum payment for the calendar year 2004 is $300,000, which is recoupable against sales throughout the calendar year, unless the license agreement is cancelled. The Company has paid the $300,000 minimum payment as of September 30, 2004.

In February 2003, the Company entered into a multi-year license agreement with Universal Music Entertainment to market a line of Motown Karaoke machines and music. This agreement and its subsidiary agreement signed in March 2003, allow the Company to be the first to use original artist recordings for our CD+G formatted karaoke music. Over the term of the license agreement, the Company is obligated to make guaranteed minimum royalty payments over a specified period of time in the amount of $300,000. The Universal Music Entertainment license expires on March 31, 2006 and does not contain any automatic renewal provisions. The remaining future minimum payment is $125,000 as of September 30, 2004.

The Company entered into a license agreement with Care Bears in September 2003. Under this agreement, the Company licensed Care Bears branded machines and electronic products. This license expires on January 1, 2006. Over the term of the license agreement, the Company is obligated to make guaranteed minimum royalty payments over a specific period of time in the amount of $200,000. The Company had amended the agreement in September to reduce the minimum payment $85,000 with the expiration date on December 31, 2004. As of September 30, 2004, the Company has paid the $85,000 minimum payment.

NOTE 10 - STOCKHOLDERS' EQUITY

COMMON STOCK ISSUANCES

During the fiscal ended March 31, 2004, the Company issued 580,640 shares of its common stock. Of these shares, 28,571 were issued in lieu of a cash payment of commission and closing costs relating to the Convertible Debentures. Certain executives received 63,420 shares of common stock in lieu of a portion of their cash compensation and bonuses for fiscal 2004. The fair value of this stock, $290,464 was charged to compensation expense. 40,151 shares of stock were issued in lieu of a settlement with an investment banker, at an estimated fair value of $94,355. The remaining 448,498 shares of stock issued were through the exercise of vested stock options.

On May 11, 2004, the Company issued 50,000 shares of common stock to a former executive for consulting services rendered. The Company expensed the consulting costs in the three months ended December, 31, 2003, the period which services were provide.

On September 23, 2004, the Company has issued the 400,000 thousand shares to the plaintiffs on September 23, 2004 for the class action settlement.

During period presented, the Company issued the following shares of stock.

Years ended March 31,                       Number of            Proceed to
                                           shares issued          company

                              2004           580,640             $  860,535
                              2003           515,651             $  242,119
                              2002         1,481,347             $1,319,190

Six months ended September 30,

                              2004           450,000             $       --
                              2003           320,000             $  652,800

GUARANTEE FEES

During the year ended March 31, 2000, the Company issued 525,000 shares of common stock to two officers of the Company in exchange for guarantees related to the Company's factor agreement, and letter of credit agreement. These guarantee fees totaled $590,625 and were amortized over a period of 31 months. For the year ended March 31, 2002, $171,472 of deferred fees were charged to operations. There were no remaining deferred guarantee fees at March 31, 2002.

EARNINGS PER SHARE

In accordance with SFAS No. 128, "Earnings per Share", basic (loss) earnings per share are computed by dividing the net (loss) earnings for the year by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net earnings for the year by the weighted average number of common shares outstanding including the effect of common stock equivalents.

In fiscal 2004, 2,657,532 common stock equivalents were not included in the computation of diluted earnings per share as their effect would have been antidilutive. Additionally, there were 1,618,570 common stock options and warrants outstanding with exercise prices between $1.30 and $14.30. In addition, there was a potential 1,038,962 shares that may be issued in connection with the Convertible Debentures if certain conditions exist. However, the Convertible Debentures are now convertible into 2,836,879 shares of common stock because of a reset conversion price.

For six months ended September 30, 2004, and 2003, 4,002,580 and 2,649,402 common stock equivalents have been excluded in the diluted per share calculations respectively, as their effect would have been antidilutive.

The following represents the antidiluted common stock equivalents for the six months ended September 30, 2004 and 2003:

o Options to purchase 630,868 and 1,019,400 shares of common stock, respectively, with exercise prices ranging from $0.57 to $9.00 and $1.11 to $9.00, respectively.

o Warrants to purchase 591,040 shares of common stock with exercise price at $1.91. There were outstanding in 2003.

o Convertible debentures convert into 2,831,858 shares of common stock, with conversion price at $1.41. There were none used in 2003.

STOCK OPTIONS

On June 1, 2001, the Board of Directors approved the 2001 Stock Option Plan (`Plan"), which replaced the 1994 Stock Option Plan, as amended, (the "1994 Plan"). The Plan was developed to provide a means whereby directors and selected employees, officers, consultants, and advisors of the Company may be granted incentive or non-qualified stock options to purchase common stock of the Company. As of March 31, 2004, the Plan is authorized to grant options up to an aggregate of 1,950,000 shares of the Company's common stock and up to 300,000 shares for any one individual in any fiscal year. As of September 30, 2004, the Company had granted 1,101,490 options under the Year 2001 Plan, leaving 1,027,530 options available to be granted. As of September 30, 2004, the Company had 358,700 options issued and outstanding under its 1994 Plan.

The exercise price of employee common stock option issuances in 2004, 2003 and 2002 was equal to the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for options issued under the Plan in these years. A summary of the options issued as of presented period and changes during the years is presented below.

In accordance with SFAS No. 123, for options issued to employees, the Company applies the intrinsic value method of APB Opinion No. 25 and related interpretations in accounting for its options issued. The following table sets forth the issuances of stock options for the periods presented.

                                                                                                              SIX MONTHS END
                                         FISCAL 2004             FISCAL 2003            FISCAL 2002          SEPTEMBER 30, 2004

                                                 WEIGHTED               WEIGHTED              WEIGHTED                  WEIGHTED
                                                 AVERAGE                AVERAGE               AVERAGE                   AVERAGE
                                     NUMBER OF   EXERCISE    NUMBER     EXERCISE    NUMBER    EXERCISE    NUMBER        EXERCISE
                                      OPTIONS     PRICE    OF OPTIONS    PRICE     OF OPTIONS  PRICE     OF OPTIONS      PRICE
STOCK OPTIONS:
BALANCE AT BEGINNING OF PERIOD       1,543,250        4    1,094,475          2     2,433,300         1      1,027,530    $3.95
GRANTED                                423,980        3      597,000          8        82,800         4        152,000    $0.90
EXERCISED                             (448,500)       2     (143,725)         2    (1,406,625)        1             --    $0.87
FORFEITED                             (491,200)       7       (4,500)         2       (15,000)        2        (78,040)   $1.89
                                     ---------             ---------               ----------                ---------
BALANCE AT END OF PERIOD             1,027,530    $3.95    1,543,250      $4.43     1,094,475     $2.11      1,101,490    $3.68
                                     =========             =========               ==========                =========
OPTIONS EXERCISABLE AT END OF PERIOD   630,168    $2.33      976,250      $2.45       647,738     $2.11        580,882    $2.05

The following table summarizes information about employee stock options outstanding at September 30, 2004:

                                               Weighted Average    Number     Weighted Average
Range of Exercise Price   Number Outstanding    Exercise Price   Exercisable  Exercise Price
     0.57 - $1.97            362,290               $ 1.25          20,001       $ 1.30
        $ 2.04               373,700               $ 2.04         373,700       $ 2.04
     $4.03 - $7.26           215,000               $ 4.48          91,667       $ 5.67
       $9 - $14.3            150,500               $10.47         145,500       $11.95
                             101,490                              630,868

STOCK WARRANTS

During fiscal year 2004, the Company issued a total of 591,040 stock purchase warrants as follows. In September, 2003, 457,143 of the warrants were issued to investors in connection with the $4 million debenture offering (see Note 8) and 103,896 warrants were issued to the respective investment banker. The estimated fair value of the warrants issued to the investors in the amount of $1,180,901 was recorded as a discount on the debentures and the estimated fair value of the warrants issued to the investment banker in the amount of $268,386 has been record as deferred fees. Both amounts are being amortized over the term of the debentures. In February 2004, the Company issued an additional 30,001 warrants to the investors in connection with a settlement agreement (see Note 8). The estimated fair value of these warrants totaled $30,981, which was expensed as component of selling, general and administrative expenses. The weighted average fair value of warrants issued during fiscal 2004 was $2.67.

On July 30, 2004, the exercise price for 457,143 warrants issued to the debentures' holder has been adjusted from $4.05 to $1.46 pursuant to antidilution provision (see Note 8).

As of September 30, 2004, 591,040 stock purchase warrants were outstanding and exercisable with a weighted average exercise price of $1.91. The range of exercise prices was between $1.46 and $4.05 per common share.

NOTE 11 - INCOME TAX

The Company files separate tax returns for the parent and for the Hong Kong Subsidiary. The income tax expense (benefit) for federal, foreign, and state income taxes in the consolidated statement of earnings consisted of the following components for 2004, 2003 and 2002:

                                     2004            2003           2002
                                 ------------    ------------   ------------
                                  (as restated)
Current:
U.S. Federal                     $ (1,071,709)   $    663,816   $  1,027,545
Foreign                                    --       1,230,650        748,672
State                                 (95,398)         38,500        119,277
Deferred                            1,925,612      (1,734,194)            --
                                 ------------    ------------   ------------
                                 $    758,505    $    198,772   $  1,895,494
                                 ============    ============   ============

The United States and foreign components of earnings (loss) before income taxes are as follows:

                                     2004            2003         2002
                                 -------------   -------------   -----------
UNITED STATES                    $ (21,362,610)  $  (5,952,129)  $ 3,669,341
FOREIGN                               (562,309)      7,368,713     4,515,218
                                 -------------   -------------   -----------
                                 $ (21,924,919)  $   1,416,584   $ 8,184,559
                                 =============   =============   ===========

The actual tax expense differs from the "expected" tax expense for the years ended March 31, 2004, 2003 and 2002 (computed by applying the U.S. Federal Corporate tax rate of 34 percent to income before taxes) as follows:

                                                                   2004            2003          2002
                                                               -------------   -------------  ------------
                                                                                               (AS
                                                                                               RESTATED)
Expected tax expense (benefit)                                 $ (7,454,472)   $    481,880   $ 2,782,750
State income taxes, net of Federal income tax benefit              (426,796)        (43,204)       78,723
Permanent differences                                                 5,830          69,114             --
Deemed Dividend                                                     410,513       1,011,628     1,027,545
Change in valuation allowance                                     8,160,924               --    (1,059,089)
Tax rate differential on foreign earnings                            92,781      (1,326,368)     (812,739)
Other                                                               (30,274)          5,723      (121,696)
                                                               -------------   -------------  ------------
Actual tax expense                                             $    758,505    $    198,772   $ 1,895,494
                                                               =============   =============  ============


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                               2004           2003            2002
                                            -----------    -----------    -----------
                                                                              (As
                                                                             restated)
Deferred tax assets:
Inventory differences                       $ 2,309,488    $ 1,491,021    $        --
State net operating loss carryforward           502,417        171,019         89,315
Federal net operating loss carryforward       2,425,186             --             --
Hong Kong net operating loss carryforward        98,404             --             --
Hong Kong foreign tax credit                  2,447,746             --             --
AMT credit carryforward                          70,090             --             --
Bad debt reserve                                 33,323        137,958          4,087
Reserve for sales returns                       161,726        110,303         55,886
Stock based expense                                  --             --         13,056
Charitable contributions                         58,037             --
Amortization of reorganization intangible        68,981         28,076         36,400
                                            -----------    -----------    -----------
Total Gross Deferred Assets                   8,175,397      1,938,377        198,744
Less valuation allowance                     (8,160,924)            --
Deferred tax liability                               --      1,938,377
Depreciation                                    (14,473)       (12,765)        (7,326)
                                            -----------    -----------    -----------
Net Deferred Tax Asset                      $     (0.00)   $ 1,925,612    $   191,418
                                            ===========    ===========    ===========

NOTE 12 - SEGMENT INFORMATION

The Company operates in one segment and maintains its records accordingly. The majority of sales to customers outside of the United States are made by the Hong Kong Subsidiary. Sales by geographic region for the period presented are as follows:

                                                         Six months ended September 30
                                                         -----------------------------
                 Fiscal 2004  Fiscal 2003   Fiscal 2002      2004           2003
United States   $43,044,496   $77,696,780   $62,381,366   $18,079,845   $21,553,954
Asia                     --        21,310        49,314            --
Australia           959,444       814,334            --       238,245       310,579
Europe           25,783,789    15,714,846            --     4,262,903    17,809,897
Latin America       753,399     1,366,496        45,073        29,168       805,121
                -----------   -----------   -----------   -----------   -----------
                $70,541,128   $95,613,766   $62,475,753   $22,610,161   $40,479,551
                ===========   ===========   ===========   ===========   ===========

The geographic area of sales is based primarily on the location where the product is delivered.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees to which the Company makes contributions at rates dependent on the level of each employee's contributions. Contributions made by the Company are limited to the maximum allowable for federal income tax purposes. The amounts charged to operations for contributions to this plan and administrative costs during the years ended March 31, 2004, 2003 and 2002 totaled $55,402, $61,466 and $41,733, respectively. The amount for the six months ended September 30, 2004 and 2003 was $13,160 and $33,142, respectively. The amount are included as a component of compensation expenses in the accompanying statements of operations. The Company does not provide any post employment benefits to retirees.

NOTE 14 - CONCENTRATIONS OF CREDIT RISK, CUSTOMERS, SUPPLIERS, AND FINANCING

The Company derives primarily all of its revenues from retailers of products in the U.S. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience and reflects the fact that accounts receivable are concentrated with several large customers whose credit worthiness have been evaluated by management. At March 31, 2004, 65% of accounts receivable were due from three customers: two from the U.S. and one from an International Customer. Accounts receivable from three customers that individually owed over 10% of accounts receivable at March 31, 2004 was 31%, 24% and 10%. Accounts receivable from four customers that individually owed over 10% of accounts receivable at March 31, 2003 was 22%, 19%, 15% and 11%. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Revenues derived from five customers in 2004, 2003 and 2002 were 54%, 67% and 87% of revenues, respectively. Revenues derived from three customers in 2004 ,2003, and 2002, respectively, which individually purchased greater than 10% of the Company's total revenues, were 20%, 12% and 10% in 2004, 21%, 17% and 15% in 2003, 37%, 28%, and 10% in 2002.

The Company is dependent upon foreign companies for the manufacture of all of its electronic products. The Company's arrangements with manufacturers are subject to the risk of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors, which could have an adverse impact on its business. The Company believes that the loss of any one or more of their suppliers would not have a long-term material adverse effect because other manufacturers with whom the Company does business would be able to increase production to fulfill their requirements. However, the loss of certain suppliers in the short-term could adversely affect business until alternative supply arrangements are secured.

During fiscal years 2004, 2003 and 2002, manufacturers in the People's Republic of China ("China") accounted for approximately 96%, 94% and 95%, respectively, of the Company's total product purchases, including all of the Company's hardware purchases.

Net sales derived from the Hong Kong Subsidiary aggregated $43.1 million in 2004, $49.3 million in 2003 and $27.2 million in 2002. The carrying value of net assets held by the Company's Hong Kong based subsidiary was $ 14.4 million at March 31, 2004.

NOTE 15 - QUARTERLY FINANCIAL DATA - UNAUDITED

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The quarterly unaudited results for the years 2004 and 2003 are set forth in the following table:


                                                                           BASIC           DILUTED
                                                                          EARNINGS        EARNINGS
                         SALES        GROSS PROFIT      NET EARNINGS       (LOSS)          (LOSS)
                                                          (LOSS)          PER SHARE       PER SHARE
                     (In thousands)  (In thousands)   (In thousands)
2005 First quarter      $  3,857        $    770         $ (1,520)        $  (0.17)       $  (0.17)
     Second quarter       18,753           4,260              722             0.08            0.06
                        --------        --------         --------         --------        --------
     Total              $ 22,610        $  5,030           $ -798         $  (0.09)       $  (0.09)
                        ========        ========         ========         ========        ========

2004
     First quarter      $  7,628        $  1,726         $ (2,317)        $  (0.28)       $  (0.28)
     Second quarter       32,852           5,420           (2,601))           (0.08)          (0.08)
     Third quarter        28,690          (2,601)         (10,451)(1)        (1.20)          (1.20)
     Fourth quarter        1,371          (2,726)          (9,259)(2)        (1.09)          (1.09)
                        --------        --------         --------         --------        --------
     Total              $ 70,541        $  1,819         $ -22,684        $  (2.65)       $  (2.65)
                        ========        ========         ========         ========        ========

2003
     First quarter      $  4,152        $  1,660         $ (1,191)        $  (0.15)       $  (0.15)
     Second quarter       32,977           9,416            3,827             0.47            0.44
     Third quarter        48,870          13,431            3,321             0.41            0.39
     Fourth quarter        9,615          (1,222)          (4,739)           (0.58)          (0.58)
                        --------        --------         --------         --------        --------
     Total              $ 95,614        $ 23,285         $  1,218         $   0.15        $   0.10
                        ========        ========         ========         ========        ========

2002
     First quarter      $  5,523        $  1,861         $   (115)        $  (0.03)       $  (0.03)
     Second quarter       15,749           5,310            1,825             0.27            0.23
     Third quarter        34,159          11,439            4,690             0.96            0.82
     Fourth quarter        7,045           3,013             (111)            0.02           (0.02)
                        --------        --------         --------         --------        --------
     Total              $ 62,476        $ 21,623         $  6,289         $   1.22        $   1.00
                        ========        ========         ========         ========        ========


(1) Includes additional inventory write-downs totaling $4.8 million and deferred tax valuation allowance adjustment in the amount of $1.9 million.

(2) Includes additional inventory write-downs totaling $1.7 million.

[Balance of page intentionally left blank]

                                SUPPLEMENTAL DATA

                                   SCHEDULE II

                                                      BALANCE AT     CHARGED TO     REDUCTION TO    CREDITED TO     BALANCE AT
                                                     BEGINNING OF   COSTS AND         ALLOWANCE      COSTS AND       END OF
                   Description                         PERIOD        EXPENSES       FOR WRITE OFF     EXPENSES       PERIOD
Six months ended Septembr 30, 2004
Reserves deducted from assets to which they apply:
apply:
              Allowance for doubtful accounts        $    98,009    $   197,080    $        --     $        --     $   295,089
              Deferred tax valuation allowance       $ 8,160,924    $        --    $               $               $ 8,160,924
              Inventory reserve                      $ 6,581,146    $              $               $(1,772,145)    $ 4,809,001

Year ended March 31, 2004
Reserves deducted from assets to which they apply:
              Allowance for doubtful accounts        $   405,759    $    70,788    $  (148,074)    $  (230,464)    $    98,009
              Deferred tax valuation allowance       $        --    $ 8,160,924    $               $               $ 8,160,924
              Inventory reserve                      $ 3,715,357    $ 7,047,197    $               $(4,181,408)    $ 6,581,146

Year ended March 31, 2003
Reserves deducted from assets to which they apply:
              Allowance for doubtful accounts        $    12,022    $   412,055    $        --     $   (18,318)    $   405,759
              Deferred tax valuation allowance       $        --    $        --    $        --     $        --     $        --
              Inventory reserve                      $        --    $ 3,715,357    $        --     $        --     $ 3,715,357

Year ended March 31, 2002
Reserves deducted from assets to which they apply:
              Allowance for doubtful accounts        $     9,812    $    45,078    $   (42,868)    $        --     $    12,022
              Deferred tax valuation allowance       $        --    $        --    $        --     $        --     $        --
              Inventory reserve                      $        --    $        --    $        --     $        --     $        --

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:


SEC Registration Fee                                                $    947
Printing & Engraving Expenses                                       $  5,000
Legal Fees and Expenses                                             $150,000
Accounting Fees and Expenses                                        $ 50,000
Transfer Agent Fees                                                 $  1,000
                                                                    --------
         TOTAL                                                      $260,947
                                                                    ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision. Under Section 174 of Delaware law, directors are subject to personal liability if they declare dividends or have the corporate buy back, acquire or purchase shares of its common stock in circumstances which are not permitted by Delaware law. Under Delaware law, directors can not declare dividends unless the company has legally available surplus, as such term is defined under Delaware law, or the dividends are declared out of net profits in the fiscal year in which the dividend is declared. Directors can not authorize the acquisition, purchase or redemption of shares of a company's common stock unless such transaction is authorized by the company's articles of incorporation.

Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. However, if required under Delaware law, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by-laws or otherwise.

The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following table sets forth our sale of securities during the last three years, which securities were not registered under the Securities Act of 1933, as amended. Except as described in paragraph 23, no underwriters were employed with respect to the sale of any of the securities listed below.

1. During fiscal 2000, six employees exercised options to acquire 118,250 stock options. All of these options were granted to our employees on December 8, 1999. The names of the employees, the number of shares purchased and the proceeds to us are listed below:

                  NUMBER OF                      PROCEEDS
                   SHARES         PURCHASE        TO THE          DATE OF
NAME              ACQUIRED          PRICE         COMPANY        EXERCISE
--------------  --------------   ------------   ------------   --------------
Melody Rawski           7,500    $       .29    $     2,150         12/30/99
John Steele             7,500    $       .29    $     2,150         01/04/00
John Klecha            75,000    $       .29    $    21,500         01/18/00
Terry Marco             7,500    $       .29    $     2,150         01/25/00
Terri Phillips          3,750    $       .29    $     1,075         02/16/00
Adolph Nelson           2,250    $       .29    $       645         03/15/00
Jorge Otaegui           2,250    $       .29    $       645         08/02/00

Each of the employees paid for the options with cash. Each employee's exercise of the option was made in reliance on Section 4(2) of the Securities Act. Each employee represented that he/she had no need for liquidity in his/her investment and had adequate financial resources to withstand a total loss of their investment. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

2. During fiscal 2000, eleven warrant holders exercised their warrants to acquire 195,000 shares of our common stock. Each of these warrant holders acquired their warrants in our private offering of units that closed on May 12, 1999. The names of the warrant holders, the date of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                                                                       PROCEEDS
                            DATE OF         NO. OF       EXERCISE      TO THE
NAME                        EXERCISE        SHARES        PRICE        COMPANY
------------------------    -----------   -----------   -----------   ---------
Benchmark Capital              4/26/00        24,000    $     1.33    $  32,000
Sebastian Angelico             5/03/00         6,000    $     1.33    $   8,000
Josef Bauer                    5/15/00        12,000    $     1.33    $  16,000
Albert Wardi                   5/22/00         3,000    $     1.33    $   4,000
Wolcot Capital Inc.            5/24/00         6,000    $     1.33    $ 128,000
Wendy Blauner                  5/24/00         6,000    $     1.33    $   8,000
Jon Blauner                    5/24/00         6,000    $     1.33    $   8,000
John Klecha                    9/25/00         6,000    $     1.33    $   8,000
Bank Sal. Oppenheim           10/27/00        60,000    $     1.33    $  80,000
Sil Venturi                   12/01/00         6,000    $     1.33    $   8,000
Aton Trust                    12/01/00        60,000    $     1.33    $  80,000

Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of the holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

3. During fiscal 2000, certain of our outside consultants exercised warrants to acquire an aggregate of 483,000 shares that were issued to them. The names of the consultants, the date of issuance of the warrants, the date of exercise, the number of warrants, exercise price and proceeds are listed below.

                                      DATE OF         DATE OF          NO. OF        EXERCISE
NAME                                  ISSUANCE        EXERCISE        WARRANTS        PRICE         PROCEEDS
-----------------------------------  -----------    -------------   -------------   -----------   --------------
Portfolio  Research  Associates         6/08/99          5/17/00         114,000    $      .92    $     104,500
Jack Robbins                           4/1/5/99          5/24/00         125,000    $      .67    $      75,000
Jack Robbins                            4/15/99          5/24/00         125,000    $    1.005    $     112,500
Union Atlantic                          2/08/99         11/01/00          30,000    $      .67    $      20,000

Each of these consultants exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of the holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

4. In May 2000, we obtained two working capital loans in the amount of $100,000 and $500,000 from Maureen La Rouche and Josef A. Bauer. The loans were for a period of eight months and bore interest at the rate of 15% per annum. As consideration for extending the loans, we issued 7,500 warrants to Ms. La Rouche and 37,500 warrants to Mr. Bauer, on May 25, 2000. Each warrant allowed the holder to purchase one share of our common stock at an exercise price of $2.18 per share. The warrants expire on May 25, 2003.

5. On September 5, 2000, we issued 37,500 warrants to Neal Berkman for services rendered to our Company. Mr. Berkman a principal at Berkman and Associates, a firm that provides investor relation services to us. The warrants had an exercise price of $2.04 per share and 18,750 warrants vested on December 1, 2001 and the remaining 18,750 on December 1, 2002. The warrants expired on December 1, 2006. We issued these warrants to Mr. Berkman in reliance upon Section 4(2) of the Securities Act, because Mr. Berkman was knowledgeable, sophisticated and had access to comprehensive information about us.

6. On September 5, 2000, we issued an aggregate of 625,500 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

                                           NO. OF        EXERCISE
NAME                                       OPTIONS        PRICE
--------------------------------------   ------------   -----------
Brian Cino                                    15,000    $     2.04
April Green                                   30,000    $     2.04
Alicia Haskamp                                45,000    $     2.04
John Klecha                                  270,000    $     2.04
Terry Marco                                   45,000    $     2.04
Marion McElligott                             10,000    $     2.04
Jamilla Miller                                 4,500    $     2.04
Howard Moore                                  37,500    $     2.04
Adolph Nelson                                  3,750    $     2.04
Jorge Otaeugi                                  4,500    $     2.04
Terry Phillips                                 7,500    $     2.04
Melody Rawski                                 15,000    $     2.04
Edward Steele                                300,000    $     2.04
John Steele                                   75,000    $     2.04
Richard Torrelli                               3,500    $     2.04
Edwin Young                                   75,000    $     2.04

For each employee, officer or director, fifty percent of their options are exercisable on December 1, 2001 and 50% on December 1, 2002. The options all expire on December 1, 2006.

7. On September 5, 2000, we issued an aggregate of 75,000 options to our current directors and one previous director for their services to us during the preceding year. We issued these options to our directors in reliance upon
Section 4(2) of the Securities Act, because our directors were knowledgeable, sophisticated and had access to comprehensive information about us.

                               NO. OF       EXERCISE
NAME                           OPTIONS       PRICE
--------------------------    ----------   -----------
Josef Bauer                      15,000    $     2.04
Edward Steele                    15,000    $     2.04
John Klecha                      15,000    $     2.04
Howard Moore                     15,000    $     2.04
Alan Schor                       15,000    $     2.04

These options are immediately exercisable and expire on September 5, 2006.

8. On March 13, 2001, we issued 30,000 options to Robert Weinberg and 15,000 options to John DeNovi. Mr. Weinberg received his grant of options because he was joining our Board of Directors and Mr. DeNovi because he was joining our company as an employee The exercise price of these options is $3.27 per share and the expiration date is March 13, 2006. Half of Mr. Weinberg's options vest on December 1, 2001 and the remainder vest on December 1, 2002. Half of Mr. DeNovi's options vest on March 13, 2002 and the remainder vest on March 13, 2003. We issued these options to Mr. Weinberg and Mr. DeNovi in reliance upon
Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us.

9. During fiscal 2002, thirteen employees, one director and one former director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The names of the option holders, the dates of grant, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                                                 DATE OF         DATE OF          NO. OF       EXERCISE
NAME                                              GRANT          EXERCISE         SHARES        PRICE        PROCEEDS
--------------------------------------------   -------------   -------------    -----------    ----------    -----------
Adolph Nelson                                      12/08/99        04/30/01          2,250     $     .29     $      645
John Steele                                        12/08/99        04/30/01          7,500     $     .29     $    2,150
Teresa Marco                                       12/08/99        05/01/01          7,500     $     .29     $    2,150
Terry Philips                                      12/08/99        05/01/01          2,250     $     .29     $      645
Brian Cino                                         12/08/99        05/02/01          5,100     $     .29     $    1,462
John Klecha                                        12/08/99        05/30/01         75,000     $     .29     $   21,500
Melody Rawski                                      12/08/99        06/14/01          7,500     $     .29     $    2,150
Terry Phillips                                     12/08/99        07/11/01          2,250     $     .29     $      645
April Green                                        06/25/99        07/11/01            150     $     .66     $      166
Brian Cino                                         12/08/99        07/15/01          1,200     $     .29     $      344
April Green                                        06/25/99        07/11/01            300     $    1.11     $      332
John Steele                                        12/02/99        07/24/01         15,000     $    0.29     $   16,600
Josef Bauer                                        09/05/00        08/16/01         15,000     $    2.04     $   30,600
April Green                                        06/25/99        08/16/01            300     $    1.11     $      332
Edward Steele                                      12/08/99        09/28/01        262,500     $     .29     $   75,250
Edward Steele                                      12/08/99        09/28/01          7,500     $    2.04     $   15,300
April Green                                        06/25/99        10/02/01          1,500     $    1.11     $    1,660
April Green                                        06/25/99        10/31/01          1,500     $    1.11     $    1,660
John Steele                                        06/25/99        11/06/01         15,000     $    1.11     $   16,600
Brian Cino                                         12/08/98        11/13/01            525     $     .29     $      151
April Green                                        06/25/99        11/13/01          1,500     $    1.11     $    1,660
Teresa Marco                                       06/25/99        11/13/01         15,000     $    1.11     $   16,600
John Steele                                        09/25/00        12/07/01          7,500     $    2.04     $   15,300

                                                 DATE OF         DATE OF          NO. OF       EXERCISE
NAME                                              GRANT          EXERCISE         SHARES        PRICE        PROCEEDS
--------------------------------------------   -------------   -------------    -----------    ----------    -----------
April Green                                        06/25/99        12/07/01          1,050     $    1.11     $    1,162
Melody Rawski                                      09/25/00        12/18/01          7,500     $    2.04     $   15,300
April Green                                        09/05/00        12/18/01          3,000     $    2.04     $    6,120
Edwin Young                                        09/05/00        12/28/01         37,500     $    2.04     $   76,500
Adolph Nelson                                      09/25/00        12/28/01          1,875     $    2.04     $    3,825
Edward Steele                                      12/08/99        01/03/02        262,500     $    .287     $   75,250
Edward Steele                                      06/25/99        01/03/02         45,000     $   1.107     $   49,800
Edward Steele                                      09/05/00        01/03/02         15,000     $    2.04     $   30,600
Alicia Haskamp                                     09/05/00        01/03/02          6,000     $    2.04     $   12,240
M. McElligott                                      09/05/00        02/06/02          3,750     $    2.04     $    7,650
Brian Cino                                         12/09/98        02/06/02            675     $    .287     $   193.50
Brian Cino                                         09/05/00        02/06/02          1,350     $    2.04     $    2,754
Jorge Otaeugi                                      12/09/98        02/06/02          2,250     $     .29     $      645
Jorge Otaeugi                                      09/05/00        02/06/02          2,250     $    2.04     $    4,590
John Steele                                        09/05/00        02/06/02          7,500     $    2.04     $   15,300
Terry Phillips                                     09/05/00        02/19/02            450     $    2.04     $      918
Alan Schor                                         09/05/00        02/19/02          7,500     $    2.04     $   15,300
Robert Torrelli                                    09/05/00        03/07/02            150     $    2.04     $      306
John DeNovi                                        03/13/01        03/07/02          2,550     $    3.27     $    8,330
John Steele                                        09/05/00        03/14/02         22,500     $    2.04     $   45,900
Terry Phillips                                     09/05/00        03/22/02            900     $    2.04     $    1,836

Each person paid for theirs shares with cash. Each person exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about us. The shares issued to these optionees were registered under the Securities Act on a registration statement on Form S-8. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officers and our directors contained a control legend. Control legends were contained on the shares issued to Edward Steele, our Chief Executive Officer and a director, John Klecha, our Chief Operating Officer and a director and Josef Bauer, our director.

10. During fiscal 2002, six warrant holders exercised their warrants to acquire an aggregate of 75,000 shares of our common stock. All of these persons acquired their warrants in the Company's private offering of units on May 12, 1999. The names of the warrant holders, the dates of exercise the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                    DATE OF      DATE OF      NO. OF      EXERCISE
NAME                 GRANT       EXERCISE     SHARES        PRICE      PROCEEDS
------------------  ----------   ----------  ----------  ----------  -----------
Entropy Holdings     05/12/99      04/30/01     15,000   $    1.33   $   20,000
Itamar Zac Jones     05/12/99      07/15/01      6,000   $    1.33   $    8,000
Anthony Broy         05/12/99      10/31/01      6,000   $    1.33   $    8,000
Edward Steele        05/12/99      01/03/02     12,000   $    1.33   $   16,000
Fred Merz            05/12/99      02/19/02      6,000   $    1.33   $    8,000
John Klecha          05/12/99      03/19/02     30,000   $    1.33   $   40,000

Each of the warrant holders paid for their shares with cash. Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of these holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

11. During fiscal 2002, four consultants exercised their warrants to acquire an aggregate of 243,600 shares of our common stock. The names of the warrant holders, the dates of issuance of the warrant, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                     DATE OF       DATE OF     NO. OF      EXERCISE
NAME                 ISSUANCE     EXERCISE     SHARES       PRICE      PROCEEDS
------------------  -----------  ------------  ---------  -----------  ---------
SISM Research          5/21/99      11/02/01      15,000  $     1.33   $  20,000
FRS Investments        7/08/99      12/31/01      30,000  $      .92   $  27,500
FRS Investments        7/08/99      04/30/01      15,000  $      .92   $  13,750
FRS Investments        7/08/99      03/04/02      30,000  $    0.917   $  27,500
Edward Borelli         7/08/99      10/29/01     143,100  $      .92   $ 131,175
Clarion Finanz AG      4/14/99      11/08/01      10,500  $      .92   $  92,125

Each of the consultants paid for their shares with cash. Each of these warrant holders exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each of these holders was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

12. On August 15, 2001, we issued an aggregate of 75,000 options to its directors pursuant to an annual grant of options to persons who had served on the Board during the previous year. Each of the following directors received 15,000 options: Edward Steele, John Klecha, Josef Bauer, Howard Moore and Robert Weinberg. The exercise price of the options is $4.25 per share and the options expire on August 14, 2006. The options are exercisable immediately. We issued these options to our directors in reliance upon Section 4(2) of the Securities Act, because our directors are knowledgeable, sophisticated and have access to comprehensive information about us.

13. On August 16, 2001, Josef Bauer and Maureen LaRoche, Mr. Bauer's assistant, exercised warrants to acquire an aggregate of 90,000 shares of our common stock. Mr. Bauer and Ms. LaRoche acquired these warrants on May 15, 2000 when they advanced working capital to our company in May 2000. The dates of exercise the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                      DATE OF       NO. OF        EXERCISE
NAME                  EXERCISE      SHARES         PRICE        PROCEEDS
------------------   -----------   ----------    -----------   ------------
Josef Bauer             8/16/01       15,000     $     1.34    $    20,000
Josef Bauer             8/16/01       37,500     $     2.17    $    81,250
Josef Bauer             8/16/01       75,000     $      .67    $    50,000
Maureen LaRoche         8/16/01        7,500     $     2.17    $    16,250

Mr. Bauer and Ms. LaRoche paid for their shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because each was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

14. On November 30, 2001, Neil Berkman exercised options to acquire 37,500 shares of our common stock at a purchase price of $2.04 per share. Mr. Berkman acquired these warrants for financial consulting services that he rendered to us. Mr. Berkman paid for his shares with cash and exercised their warrants in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

15. On December 28, 2001, Josef A. Bauer exercised 15,000 stock options acquired under our Year 2001 Stock Option Plan at an exercise price of $2.04 per share. Mr. Bauer received a grant of these options on September 5, 2000. Mr. Bauer exercised his options in reliance upon Section 4(2) of the Securities Act of 1933, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

16. During fiscal 2003, five employees and a director exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. All of these options were granted on September 5, 2000. The employees and director exercised options to acquire an aggregate of 91,225 shares of our common stock. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                     DATE OF        NO. OF       EXERCISE
NAME                 EXERCISE       SHARES        PRICE        PROCEEDS
----------------   -------------   ----------    ----------    ------------
Alicia Haskamp         04/06/02       16,500     $    2.04     $    33,660
Howard Moore           07/12/02       33,750     $    2.04     $    68,850
Terri Phillips         07/31/02          600     $    2.04     $     1,224
Adolph Nelson          12/19/02        1,875     $    2.04     $     3,825
Edwin Young            01/21/03       37,500     $    2.04     $    76,500
April Green            02/24/03        1,000     $    2.04     $     2,040

Each employee and director paid for the shares with cash. Each employee and director exercised his/her options in reliance upon Section 4(2) of the Securities Act of 1933, because he/she was knowledgeable, sophisticated and had access to comprehensive information about us. We registered all the stock underlying the options granted under our 1994 Plan on a registration statement on Form S-8. The shares issued to employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officer and our director contained a control legend. Control legends were contained on the shares issued to April Green, our Chief Financial Officer, and Howard Moore, our director.

17. During the three month period ended June 30, 2002, one warrant holder, FRS Investments, Inc. ("FRS") exercised its warrants to acquire an aggregate of 52,500 shares of our common stock. FRS received the warrant grant on July 8, 1999 in connection with consulting services rendered to us. The date of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                                       NO. OF DATE OF EXERCISE
NAME                   EXERCISE        SHARES         PRICE        PROCEEDS
--------------------  -----------     ----------   ------------   ------------
FRS Investments          05/17/02        52,500    $    0.9167    $    48,125

FRS paid for its shares with cash. FRS exercised its warrants in reliance upon
Section 4(2) of the Securities Act of 1933, because it was knowledgeable, sophisticated and had access to comprehensive information about the us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

18. On December 31, 2002, we issued an aggregate of 187,000 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.

                                                NO. OF
NAME                                        OPTIONS ISSUED       PRICE
---------------------------------------    ------------------   ---------
Frank Abell                                            6,000    $   9.00
Jennifer Barnes                                        5,000    $   9.00
Dan Becherer                                          10,000    $   9.00
Almina Brady-Dykes                                     6,000    $   9.00
Elizabeth Canela                                       3,000    $   9.00
Tammy Chestnut                                         1,000    $   9.00
Belinda Cheung                                           500    $   9.00
Danny Cheung                                           1,000    $   9.00
Jeffrey Chiu                                           1,000    $   9.00
Brian Cino                                             3,000    $   9.00
John DeNovi                                           10,000    $   9.00
Teresa Garcia                                         15,000    $   9.00
April Green                                           20,000    $   9.00
Alicia Haskamp                                        18,000    $   9.00
Michelle Ho                                            3,000    $   9.00
Wilson Ho                                              1,000    $   9.00
Dale Hopkins                                          10,000    $   9.00

                                                NO. OF
NAME                                        OPTIONS ISSUED       PRICE
---------------------------------------    ------------------   ---------
Irene Ko                                               3,000    $   9.00
Bill Lau                                               4,500    $   9.00
Dora Lee                                               3,000    $   9.00
Nataly Lessard                                         6,000    $   9.00
Gigi Leung                                               500    $   9.00
Marian McElligott                                     15,000    $   9.00
Adolph Nelson                                          2,000    $   9.00
Rick Ng                                                  500    $   9.00
Cathy Novello                                          4,000    $   9.00
Jennifer O'Kuhn                                        2,000    $   9.00
Jorge Otaegui                                          2,000    $   9.00
Terri Phillips                                         3,000    $   9.00
Melody Rawski                                          5,000    $   9.00
Asante Sellers                                         1,000    $   9.00
Stacy Sethman                                          5,000    $   9.00
John Steele                                           10,000    $   9.00
Richard Torrelli                                       1,000    $   9.00
Nicolas Venegas                                        2,000    $   9.00
Vicky Xavier                                           2,500    $   9.00
Ho Man Yeung                                             500    $   9.00
Yen Yu                                                 1,000    $   9.00

For each employee, twenty percent (20%) of their options are exercisable on January 1, 2004 and 20% exercisable each January 1st thereafter with the last 20% becoming exercisable on January 1, 2008. The options expire 5 years after they become exercisable with varying expiration dates from December 31, 2009 through December 31, 2013.

19. Effective as of April 15, 2003, we issued an aggregate of 50,000 options to Jack Dromgold as consideration for services that he had rendered to us. The options had an exercise price of $7.60 per share and vested in five equal installments over a five year period beginning on January 1, 2004. We issued these options to Mr. Dromgold in reliance upon Section 4(2) of the Securities Act, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We inadvertently failed to report these options in the first quarter of fiscal 2004. These options expired in March 2004, ninety days after Mr. Dromgold's resignation from our company.

20. During April 2003, four employees exercised stock options issued under our 1994 Amended and Restated Management Stock Option Plan. The employees exercised options to acquire an aggregate of 128,500 shares of our common stock. All of the options were granted on September 5, 2000, except John Klecha received the grant for 58,500 options at $1.11 on June 25, 1999. The names of the option holder, the dates of exercise, the number of shares purchased, the exercise price and the proceeds received by us are listed below.

                    NO. OF EXERCISE         EXERCISE
NAME               OPTIONS EXERCISED         PRICE          DATE        PROCEEDS
---------------  -----------------------   -----------  -------------   --------
John Steele                      30,000    $     2.04        04/9/03    $ 61,200
Allen Schor                       7,500    $     2.04        04/9/03    $ 15,300
Alicia Haskamp                    7,500    $     2.04       04/18/03    $ 15,300
Alicia Haskamp                   10,000    $     2.04       04/01/03    $ 20,400
John Klecha                      58,500    $     1.11       04/22/03    $ 64,935
John Klecha                      15,000    $     2.04       04/22/03    $ 30,600

All of the above issuances were paid for with cash. The above employees exercised their options in reliance upon Section 4(2) of the Securities Act of 1933, because each was knowledgeable, sophisticated and had access to comprehensive information about our company. We registered all the stock underlying the options granted under our 1994 Plan on a registration statement on Form S-8. The shares issued to our employees who were not affiliates did not contain any restrictive legends. The shares issued to our executive officer contained a control legend. Control legends were contained on the shares issued to John Klecha, our Chief Operating Officer and director.

21. On August 1, 2003, we issued 14, 492 and 11,594 shares of its common stock to Jack Dromgold and John Steele as bonus payments, respectively. Mr. Dromgold was guaranteed a $50,000 bonus in cash under his employment agreement, but he agreed that we could pay his bonus with shares of our common stock. Mr. John Steele was entitled to an $80,000 bonus under his employment agreement, but he agreed to take a $40,000 bonus which would be paid with our common stock. Our average trading price for the five days preceding August 1, 2003 of $3.45 was used to calculate the number of shares that would be issued to Mr. Dromgold and Mr. Steele. We issued these shares to Mr. Dromgold and Mr. Steele in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

22. On August 1, 2003, Yi Ping Chan, Jack Dromgold and Edward Steele agreed to take 15% of their annual compensation in the form of stock. The salary reductions for Mr. Chan and Mr. Dromgold covered a nine month period from August 1, 2003 through March 31, 2004 and the salary reduction for Mr. Steele covered an eight month period from August 1, 2003 through February 28, 2004. The average trading price of our common stock for the five days preceding August 1, 2003 of $3.45 was used to calculate the number of shares that would be issued to Mr. Chan, Mr. Dromgold and Mr. Steele. Mr. Chan agreed to take a salary reduction of $3,125 per month for an aggregate of $28,125 over a nine month period , which would be paid with 8,153 shares of our common stock. Mr. Dromgold agreed to take a salary reduction of $1,948 per month for an aggregate of $17,535 over a nine month period, which would be paid with 5,082 shares of our common stock. Mr. Steele agreed to take a salary reduction of $7,892 per month for an aggregate of $63,136 over an eight month period, which would be paid with 18,300 shares of our common stock. We issued these shares to Mr. Chan, Mr. Dromgold and Mr. Steele in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

23. On August 1, 2003, we issued 2,899 shares of our common stock to Josef A. Bauer and Howard Moore for services that they had rendered on our Board during fiscal 2003. The value of these shares was equal to $10,000, based on the five day average trading price of our common stock during the five day period preceding August 1, 2003, which was $4.60. We issued these shares to Mr. Bauer and Mr. Moore in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the certificates stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

24. On September 8, 2003, we issued an aggregate of $4,000,000 of 8% convertible debentures in a private offering to six accredited investors. The debentures initially are convertible into shares of common stock at a price of $3.85 per share, subject to adjustment in certain situations. Each investor also received warrants equal to 40% of the subscription amount divided by $3.50. The exercise price of the warrants is $4.025 per share and the warrants expire on September 7, 2006. We have an obligation to register the shares of common stock underlying the debenture and warrants, which we are satisfying by filing this registration statement. The names of the investors, the amount of the debentures and the number or warrants issuable to each investor are set forth below.


                                            AMOUNT OF          NO. OF
NAME                                       DEBENTURES         WARRANTS
--------------------------------------   ----------------    ------------
Omnicron Master Trust                    $     2,500,000         285,714
SF Capital Partners, Ltd                 $       500,000          57,143
Bristol Investment Fund, Ltd.            $       300,000          34,286
Ascend Offshore Fund, Ltd.               $       478,000          54,629
Ascend Partners, LP                      $        58,200           6,651
Ascend Partners Sapient LP               $       163,800          18,720


We issued these shares to these persons in reliance upon Section 4(2) of the Securities Act, because the investors were knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the debentures and the warrant agreements stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. We used Roth Capital as our placement agent and they received a commission equal to 5.5% of the proceeds and a warrant to purchase 103,896 shares or our common stock. We agreed to register the shares underlying Roth's warrant in a registration statement.

25. On November 17, 2003, we agreed to issue 40,151 shares of our common stock to AG Edwards & Sons pursuant to a settlement agreement. In September 2003, we had a disagreement with AG Edwards & Sons, regarding the total amount of fees that were payable under our investment banking agreement with them. We entered into a settlement agreement with them effective as of November 17, 2003 in which we agreed to pay them the aggregate sum of $181,067 in five equal installments beginning on November 17, 2003 and ending on March 15, 2005. We also agreed to issue 40, 151 shares of our common stock to them and to register these shares for resale in this Prospectus. We issued the shares to AG Edwards in reliance upon Section 4(2) of the Securities Act, because it was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the stock certificates stating that the shares were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

26. On December 19, 2003, we issued an aggregate of 221,920 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us.


                                              NUMBER OF       EXERCISE
NAME                                           OPTIONS         PRICE
--------------------------------------      --------------   -----------
Frank Abell                                   1,320           $  1.97
Josef Bauer                                   2,740
Dan Becherer                                  4,910           $  1.97
Almina Brady-Dykes                            1,320           $  1.97
Pam Broyles                                     500           $  1.97
Elizabeth Canela                                660           $  1.97
Yi Ping Chan                                 52,800           $  1.97
Belinda Cheung                                  110           $  1.97
Jeffrey Chiu                                    220           $  1.97
Brian Cino                                      660           $  1.97
John Dahl                                    50,000           $  1.97
April Green                                   4,380           $  1.97
Alicia Haskamp                               24,600           $  1.97
Jeff Ho                                       5,000           $  1.97
Michelle Ho                                   5,660           $  1.97
Wilson Ho                                       220           $  1.97
Irene Ko                                        660           $  1.97
Rose Labadessa                                5,000           $  1.97
Bill Lau                                      5,990           $  1.97
Doral Lee                                     5,660           $  1.97
Nataly Lessard                                1,320           $  1.97
Marian McElligott                             3,290           $  1.97
Alyssa Malamud                                1,000           $  1.97
Bernardo Melo                                 4,000           $  1.97
Rick Ng                                         110           $  1.97
Dennis Norden                                 8,000           $  1.97
Cathy Novello                                   880           $  1.97
Jennifer O'Kuhn                                 440           $  1.97
Jorge Otaegui                                   440           $  1.97
John Petko                                    1,500           $  1.97
Terri Phillips                                  660           $  1.97
Melody Rawski                                 1,100           $  1.97
Evelyn Romero                                   500           $  1.97
Kristi Ronyak                                 1,000           $  1.97
Rafael Ros                                    1,200           $  1.97
Stacy Sethman                                 1,100           $  1.97
Edward Steele                                10,000           $  1.97
john Steele                                  12,200           $  1.97
Nicolas Venegas                                 440           $  1.97
Ho Man Yeung                                    110           $  1.97
Yen Yu                                          220           $  1.97

These options vest in three equal installments over a period of three years, beginning on December 17, 2004. The options expire three years after the vesting date.

27. On January 23, 2004, we issued an aggregate of 32,000 options to our employees, as consideration for services they had rendered to us. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us. The names of the employees, the number of options and the exercise price of the options is listed below.

                                            NUMBER OF       EXERCISE
NAME                                         OPTIONS         PRICE
--------------------------------------    --------------   -----------
Dennis Nordeen                                   17,000    $     1.60
John Steele                                      15,000    $     1.60

For each employee, 20% of their options vest on January 23, 2005 and 20% are exercisable on each January 23 thereafter with the last 20% becoming exercisable on January 23, 2010. The options expire 5 years after the date on which they first become exercisable with varying expiration dates of January 22, 2010 through January 22, 2015.

28. On February 6, 2004, we issued an aggregate of 41,560 options to our employees, as consideration for their agreement to reduce their respective salaries. We issued these options to our employees in reliance upon Section 4(2) of the Securities Act, because our employees were knowledgeable, sophisticated and had access to comprehensive information about us. The names of the employees, the number of options and the exercise price of the options is listed below.

                                        NUMBER OF       EXERCISE
NAME                                     OPTIONS         PRICE
----------------------------------    --------------   -----------
Jeffrey Li-Chieh Ho                           7,000    $     1.54
Stacy Blair Sethman                           3,500    $     1.54
Bernardo Melo                                 6,000    $     1.54
John Petko                                    5,640    $     1.54
Rosalina Labadessa                            6,000    $     1.54
Marian McElligott                             6,400    $     1.54
Frank Abell                                   7,170    $     1.54

For each employee, half of these options become exercisable on August 6, 2004 and the remaining half vest on February 5, 2005. The options expire 5 years after the date on which they become exercisable with an expiration dates of August 5, 2008 and February 5, 2009.

29. Effective as of February 9,2004, we issued an aggregate of 30,000 warrants to the investors that had purchased debentures in our $4 million private offering. We agreed to the debenture holders in exchange for their agreement to
(i) enter into new subordination agreements with Milberg, (ii) to waive all liquidated damages due under the transaction documents through July 1, 2004 and
(iii) to extend the effective date of the Form S-1 registration statement until July 1, 2004. We issued the warrants to the debenture holders in reliance on
Section 4(2) of the Securities Act, because each of the debenture holders was knowledgeable, sophisticated and had access to comprehensive information about the Company. The new warrants have an exercise price equal to $1.52 per share, the fair market value of the Company's common stock on February 9, 2004, the date of the grant. We placed restrictive legends on the warrants stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

30. On February 26, 2004, we issued an aggregate of 60,000 options to our three non-employee directors. Josef A. Bauer, Bernard Appel and Richard Ekstract each received 20,000 options. The exercise price of the options is equal to $1.30 per share, the fair market value on the date of grant. The options vest in three equal installments beginning on February 27, 2004 and expire three years after the vesting date, provided that each person continues to serve on our Board of Directors. If any of these persons were to resign from our Board, all vested options would terminate six months after the director's resignation date. We issued these options to Mr. Bauer, Mr. Appel and Mr. Ekstract in reliance upon
Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We placed restrictive legends on the options stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

31. On September 23, 2004, we issued 400,000 shares of our common stock to an escrow account for the benefit of the plaintiffs from the class action lawsuit. This share issuance was exempt from registration pursuant to Section 3 (a) (10) of the Securities Act of 1933 pursuant to a court approved settlement dated July 30, 2004.


32. On December 20, 2004, we entered into an agreement with 3 debt holders, 2 of which are insiders, to convert $400,000 of debt into equity at a price of $0.72 per share. We will issue these shares in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about our company. We will place restrictive legends on the shares stating that the securities were not registered under the Securities Act and set forth their restrictions on transferability and sale.

EXHIBIT INDEX

3.1 Certificate of Incorporation of the Singing Machine filed with the Delaware Secretary of State on February 15, 1994 and amendments through April 15, 1999 (incorporated by reference to Exhibit 3.1 in the Singing Machine's registration statement on Form SB-2 filed with the SEC on March 7, 2000).

3.2 Certificate of Amendment of the Singing Machine filed with the Delaware Secretary of State on September 29, 2000 (incorporated by reference to
      Exhibit 3.1 in the Singing Machine's Quarterly Report on Form 10-QSB for the period ended September 30, 1999 filed with the SEC on November 14,
      2000).

3.3 Certificates of Correction filed with the Delaware Secretary of State on March 29 and 30, 2001 correcting the Amendment to our Certificate of Incorporation dated April 20, 1998 (incorporated by reference to Exhibit
      3.11 in the Singing Machine's registration statement on Form SB-2 filed with the SEC on April 11, 2000).

3.4 Amended By-Laws of the Singing Machine Singing Machine (incorporated by reference to Exhibit 3.14 in the Singing Machine's Annual Report on Form 10-KSB for the year ended March 31, 2001 filed with the SEC on June 29,
      2001).

4.1 Form of Certificate Evidencing Shares of Common Stock (incorporated by reference to Exhibit 3.3. of the Singing Machine's registration statement on Form SB-2 filed with the SEC on March 7, 2000). File No. 333-57722).

5.1   Opinion from Counsel

10.1 Factoring Agreement dated February 9, 2004 between Milberg Factors, Inc. and the Singing Machine. (incorporated by reference to Exhibit 10.1 in the Singing Machine's Quarterly Report on Form 10- Q filed with the SEC on February 17, 2004, File No. 000- 24968).

10.2 Security Agreement for Goods and Chattels dated February 9, 2004 between Milberg Factors, Inc. and the Singing Machine. incorporated by reference to Exhibit 10.2 in the Singing Machine's Quarterly Report on Form 10-Q filed with the SEC on February 17,2004, File No. 000-24968).

10.3 Security Agreement for Inventory dated February 9, 2004 between Milberg Factors, Inc. and the Singing Machine (incorporated by reference to Exhibit 10.3 in the Singing Machine's Quarterly Report on Form 10- Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.4 Second Amendment to the Transaction Documents dated February 9, 2004 between Omicron Master Trust, SF Capital Partners, Ltd, Bristol Investment Fund, Ltd., Ascend Offshore Fund, ltd., Ascend Partners, LP, Ascend Partners Sapient L.P. and the Singing Machine (incorporated by reference to Exhibit 10.4 in the Singing Machine's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000- 24968).

10.5 Form of Subordination Agreement executed by institutiona Investors. (Incorporated by reference to Exhibit 10.18 of the Singing Machine's Amendment No. 1 to its registration statement on Form S-1 filed with SEC on April, 2004, File No. 333-109574).

10.6 Employment Agreement dated February 27, 2004 between the Singing Machine and Edward Steele (incorporated by reference to Exhibit 10.6 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.7 Employment Agreement dated May 2, 2003 between the Singing Machine and Yi Ping Chan. (incorporated by reference to Exhibit 10.20 of the Singing Machine's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2003, File No. 000-24968).

10.8 Separation and Release Agreement effective as of May 2, 2003 between the Singing Machine and John Klecha (incorporated by reference to Exhibit 10.1 of the Singing Machine's Annual Report on Form 8-K filed with the SEC on July 17, 2003, File No. 000-24968).

10.9 Separation and Release Agreement effective as of April 9 2004 between the Singing Machine and April Green (incorporated by reference to Exhibit 10.9 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.10 Separation and Release Agreement dated December 16,2003 between the Singing Machine and Jack Dromgold (incorporated by reference to Exhibit
      10.10 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.11 Separation and Release Agreement effective as of April 12, 2004 between the Singing Machine and John Dahl (incorporated by reference to Exhibit
      10.11 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.12 Industrial Lease dated March 1, 2002, by and between AMP Properties, L.P. and the Singing Machine for warehouse space in Compton, California (incorporated by reference to Exhibit 10.20 of the Singing Machine's Annual Report on Form 10-KSB/A filed with the SEC on July 23, 2002, File No. 000-24968).

10.13 Amended and Restated 1994 Management Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Singing Machine's registration statement on Form SB-2 filed with the SEC on March 28, 2001, File No. 333-59684).

10.14 Year 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Singing Machine's registration statement on Form S-8 filed with the SEC on September 13, 2002, File No. 333-99543).

10.15 Securities Purchase Agreement dated as of August 20, 2003 by and among the Singing Machine and Omicron Master Trust, SF Capital Partners, Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient, LP (collectively, the "Investors") (filed as Exhibit 10.1 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333- 109574).

10.16 Amendment dated September 5, 2003 to Securities Purchase Agreement between the Singing Machine and the Investors (filed as Exhibit 10.2 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.17 Form of Debenture Agreement issued by the Singing Machine to each of the Investors (filed as Exhibit 10.3 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333- 109574).

10.18 Form of Warrant Agreement issued by the Singing Machine to the Investors (filed as Exhibit 10.4 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.19 Warrant Agreement between the Singing Machine and Roth Capital Partners, LLC (filed as Exhibit 10.5 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333- 109574).

10.20 Registration Rights Agreement between the Singing Machine and each of the Investors and Roth Capital Partners, LLC (filed as Exhibit 10.5 to the Singing Machine's Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

10.21 Domestic Merchandise License Agreement dated November 1, 2000 between MTV Networks, a division of Viacom International, Inc. and the Singing Machine (incorporated by reference to Exhibit 10.3 of the Singing Machine's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003, File No. 000-24968).

10.22 Amendment dated January 1, 2002 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Singing Machine (incorporated by reference to Exhibit 10.4 of the Singing Machine's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 14, 2003, File No. 0000-24968).

10.23 Second Amendment as of November 13, 2002 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Singing Machine (incorporated by reference to Exhibit 10.5 of the Singing Machine's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the SEC on February 2003, File No. 000-24968).

10.24 Third Amendment as of February 26, 2003 to Domestic Merchandise License Agreement between MTV Networks, a division of Viacom International, Inc. and the Singing Machine (incorporated by reference to Exhibit 10.10 of the Singing Machine's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the SEC on July 17, 2003, File No. 000-24968).

10.25 Amendment to Domestic Licensing Agreement dated November 15, 2002 between the Singing Machine and MTV Networks, a division of Viacom International, Inc. (incorporated by reference to Exhibit 10.5 in the Singing Machine's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.26 Fifth Amendment to Domestic Licensing Agreement dated December 23, 2003 between the Singing Machine and MTV Networks, a division of Viacom International, Inc. (incorporated by reference to Exhibit 10.6 in the Singing Machine's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.27 Sales Agreement effective as of December 9, 2003 between the Singing Machine and CPP Belwin, Inc. and its affiliates (incorporated by reference to Exhibit 10.7 in the Singing Machine's Quarterly Report on Form 10-Q filed with the SEC on February 17, 2004, File No. 000-24968).

10.28 Distribution Agreement dated April 1, 2003 between the Singing Machine and Arbiter Group, PLC (incorporated by reference to Exhibit 10.28 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.29 Loan Agreements dated August 13, 2003 in the aggregate amount of $1 million between the Company and each of Josef A. Bauer, Howard Moore & Helen Moore Living Trust, Maureen G. LaRoche and Yi Ping Chan (incorporated by reference to Exhibit 10.28 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.30 Letter dated March 4, 2003 from Josef A. Bauer to the Singing Machine regarding a $400,000 loan (incorporated by reference to Exhibit 10.30 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

10.31 Letter Agreement dated November 5, 2004 with the convertible note holders.

10.32 Letter Agreement dated July 13, 2004 with Joseph A. Bauer regarding a $200,000 loan.

14.1 Code of Ethics (incorporated by reference to Exhibit 14. of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Singing Machine's Annual Report on Form 10-K for fiscal 2004 filed with the SEC on July 15, 2004, File No. 000-24968).

23.1  Consent of Grant Thornton LLP.

23.2  Consent of Salberg & Co.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or
(4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coconut Creek, Florida, on January 17, 2004.


                                       THE SINGING MACHINE COMPANY, INC.



Dated: January 17, 2005                 By: /s/ YI PING CHAN
                                       -----------------------------------------
                                           Yi Ping Chan
                                           Interim Chief Executive Officer
                                           (Principal Executive Officer)


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

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yi Ping Chan his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:



           SIGNATURE                  TITLE                         DATE
-------------------------   --------------------------------   ---------------
/s/ YI PING CHAN            Interim Chief Executive Officer    January 17, 2005
-------------------------   and Chief Operating
Yi Ping Chan

/s/ JEFF BAROCAS            Chief Financial Officer            January 17, 2005
-------------------------   (Principal Financial Officer)
Jeff Barocas

/s/ DANNY ZHENG             Principal Accounting Officer       January 17, 2005
-------------------------
Danny Zheng

/s/ *                       Director                           January 17, 2005
-------------------------
Josef A. Bauer

/s/ *                       Director                           January 17, 2005
-------------------------
Harvey Judkowitz

/s/ *                       Director                           January 17, 2005
-------------------------
Bernard Appel

*
/s/ YI PING CHAN            As power of Attorney                January 17, 2005
-------------------------
Yi Ping Chan



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